      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2000

                                                      REGISTRATION NO. 333-92753
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          APPALACHIAN BANCSHARES, INC.
                 (Name of Small Business Issuer in Its Charter)
                             ---------------------

              GEORGIA                             58-2242407                              6022
       (State or Jurisdiction                  (I.R.S. Employer               (Primary Standard Industrial
 of Incorporation or Organization)          Identification Number)            Classification Code Number)

                            829 INDUSTRIAL BOULEVARD
                             ELLIJAY, GEORGIA 30540
   (Address and Telephone Number of Registrant's Principal Executive Offices)
                             ---------------------
                                TRACY R. NEWTON
                                   PRESIDENT
                          APPALACHIAN BANCSHARES, INC.
                            829 INDUSTRIAL BOULEVARD
                             ELLIJAY, GEORGIA 30540
                                 (706) 276-8000
           (Name, Address and Telephone Number of Agent for Service)
                             ---------------------
                                   COPIES TO:
                             WALTER E. JOSPIN, ESQ.
                           ELIZABETH HARDY NOE, ESQ.
                     PAUL, HASTINGS, JANOFSKY & WALKER LLP
                     600 PEACHTREE STREET, N.E., SUITE 2400
                             ATLANTA, GEORGIA 30308
                                 (404) 815-2400

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED            PROPOSED
                                                                  MAXIMUM             MAXIMUM            AMOUNT OF
        TITLE OF EACH CLASS OF           NUMBER OF SHARES     OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
      SECURITIES TO BE REGISTERED        TO BE REGISTERED      PER SHARE(1)          PRICE(1)             FEES(2)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share................................       400,000             $15.00            $6,000,000            $1,584
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.
(2) A registration fee of $3,036.00 was paid in connection with the initial filing of this Registration Statement on December 14, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         (APPALACHIAN BANCSHARES LOGO)

                        Purchase Price $15.00 Per Share

                          APPALACHIAN BANCSHARES, INC.

                                  Common Stock

200,000 SHARES (MINIMUM)                                400,000 SHARES (MAXIMUM)

     Appalachian Bancshares, Inc. is offering a minimum of 200,000 shares and a maximum of 400,000 shares of its common stock. The officers and directors of Appalachian will offer and sell the shares without the assistance of an underwriter and for no additional compensation.

     The common stock trades sporadically over the counter under the trading symbol "APAB." As of May 9, 2000 the last reported sale price for the common stock was $15.00.

                           -------------------------

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SOME OF THESE RISKS ARE DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5.

                                           PER SHARE   TOTAL MINIMUM   TOTAL MAXIMUM
                                           ---------   -------------   -------------
Public Offering Price....................   $15.00      $3,000,000      $6,000,000
Proceeds to Appalachian Bancshares, Inc.,
  before expenses........................   $15.00      $3,000,000      $6,000,000

     These Securities are not deposits, accounts or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  May 12, 2000

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider. We encourage you to read the entire prospectus carefully before investing, including the section entitled "Risk Factors" and the financial statements and notes to those financial statements. When we refer to "the Company" in this prospectus, we mean Appalachian Bancshares, Inc. excluding its bank subsidiaries.

THE COMPANY AND THE BANKS

     Appalachian Bancshares, Inc. is a bank holding company engaged in providing a full range of banking services through two commercial bank subsidiaries. The bank subsidiaries are Gilmer County Bank and Appalachian Community Bank. The Company was incorporated as a business corporation in May 1996 under the laws of the State of Georgia for the purpose of acquiring 100% of the issued and outstanding shares of common stock of Gilmer County Bank. We acquired Gilmer County Bank in August 1996 and Appalachian Community Bank in November 1998.

     The Banks operate as community banks, emphasizing prompt, personalized customer service to the individuals and businesses located in their markets. The Banks perform banking services customary for full service banks of similar size and character. These services include:

     - the furnishing of personal and commercial checking accounts and other demand and time deposit accounts; and

     - the extension of personal and commercial loans and lines of credit.

     Gilmer County Bank draws most of its customer deposits and conducts most of its lending transactions from and within a primary service area encompassing Gilmer County, southwestern Fannin County, northern Pickens County, western Dawson County and southeastern Murray County, Georgia. Appalachian Community Bank draws most of its customer deposits and conducts most of its lending transactions from and within a primary service area which includes Union County, Towns County and Fannin County, Georgia.

     At December 31, 1999, we had total assets of $223,314,541, deposits of $186,729,656 and total shareholders' equity of $12,420,774.

     Our principal executive office is located at 829 Industrial Boulevard, Ellijay, Georgia. Our telephone number is (706) 276-8000.

THE OFFERING

Common Stock Offered............    Minimum of 200,000 shares and maximum of
                                    400,000 shares.

Common Stock Outstanding After
the Offering....................    Minimum offering sold -- 2,726,910 shares;
                                    maximum offering sold -- 2,926,910 shares, in each case excluding 293,800 shares reserved for issuance upon exercise of outstanding options at an average exercise price of $8.59.

Use of Proceeds.................    If the minimum amount is sold, we will use
approximately $2.775 million of the net proceeds of the sale of the common stock to make capital contributions to the Banks.
                                    If the maximum amount is sold, will use
                                    approximately $2.775 million of the net
                                    proceeds to make capital contributions to the Banks; the remaining net proceeds will be used for general corporate purposes of Appalachian Bancshares, Inc. If the maximum amount is sold, a portion of the proceeds may be used to reduce our existing long-term debt.

Trading Symbol..................    "APAB."

Risk Factors....................    We urge you to read carefully the "Risk
                                    Factors" section of this prospectus,
                                    beginning on page 5, and the rest of this prospectus before you make your investment decision.

SUMMARY FINANCIAL DATA

     The income statement, balance sheet and per share data contained in the following summary financial data as of and for the four years ended December, 31, 1999, are derived from our financial statements which have been audited on an annual basis by Schauer, Taylor, Cox & Vise, P.C.

                                                   YEARS ENDED DECEMBER 31,
                                           ----------------------------------------
                                             1999       1998       1997      1996
                                           --------   --------   --------   -------
                                            (AMOUNTS IN THOUSANDS EXCEPT PER SHARE
                                                       DATA AND RATIOS)
END OF PERIOD BALANCES:
Assets...................................  $223,315   $189,745   $112,181   $93,154
Loans, net of unearned income............   169,106    129,831     84,584    64,962
Earning assets...........................   207,501    176,789    106,137    88,491
Deposits.................................   186,730    163,861     95,348    81,148
Shareholders' equity.....................    12,421     11,480      6,980     5,805
AVERAGE BALANCES:
Assets...................................  $203,703   $131,079   $103,261   $72,346
Loans, net of unearned income............   150,691     95,353     74,753    51,008
Earning assets...........................   191,540    123,663     98,403    68,755
Deposits.................................   175,025    110,745     89,808    61,660
Shareholders' equity.....................    11,950      8,925      6,392     5,503
PER SHARE DATA(1):
Net Income-basic.........................  $    .48   $    .52   $    .44   $   .23
Net Income-diluted.......................       .45        .50        .44       .23
Cash dividends...........................       -0-        -0-        -0-       -0-
Shareholders equity (book value) at
  period end.............................      4.62       4.34       3.03      2.56
RATIOS:
Return on average assets.................       .62%       .92%       .98%     .71%
Return on average equity.................     10.59%     13.50%     15.90%    9.40%
Net interest margin......................      3.81%      4.04%      4.06%    3.90%
Efficiency ratio.........................     69.37%     60.35%     55.70%   59.06%
Ratio of earnings to fixed charges
  (including interest on deposits).......      1.15%      1.27%      1.27%    1.22%
Ratio of earnings to fixed charges
  (excluding interest on deposits).......      2.58%      3.94%      4.99%    4.67%
Allowance for loan losses to period end
  (total loans)..........................      1.09%      1.30%      1.10%    1.01%
Dividend payment ratio...................         0%         0%         0%       0%
Average equity to average assets.........      5.87%      6.80%      6.19%    7.61%
Total capital............................      7.41%      7.88%      9.33%   10.30%
Tier 1 capital...........................      6.34%      6.64%      8.23%    9.40%
Leverage ratio...........................      5.22%      4.99%      6.40%    5.90%

-------------------------
(1) As adjusted for the two-for-one split of Company shares effective April 12, 2000.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the statements made in this prospectus, including matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management's beliefs, current expectations, estimates and projections about the financial services industry, the economy and about the Company and the Banks in general. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from historical results or from any results expressed or implied by the forward-looking statements. Factors that may cause our actual results to vary include those listed in the section captioned "Risk Factors" as well as elsewhere in this prospectus. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on any forward-looking statement.

                                  RISK FACTORS

     An investment in the common stock involves a number of risks. You should carefully review the following information about these risks, together with other information contained in this Prospectus, before deciding whether this investment is suitable for you.

FUTURE CHANGES IN INTEREST RATES MAY REDUCE OUR PROFITS.

     Our ability to make a profit largely depends on our net interest income, which could be affected negatively by changes in interest rates. Net interest income is the difference between:

     - the interest income we earn on our interest-earning assets, such as loans and investment securities; and

     - the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

     If interest rates were to increase for a sustained period of time, the higher rates could reduce our net earnings because the amount of our interest-bearing liabilities repricing or maturing within one to three years exceed our interest-earning assets with similar characteristics. If market interest rates increase, we would be very limited in our ability to restructure our fixed rate loan portfolio to offset the increase in market rates of interest we pay on our certificates of deposit. Additionally, if market interest rates increase, we would be limited in our ability to reprice our variable rate loans because the terms of the loan agreements contain limitations on the maximum rates allowed and the timing and frequency of rate adjustments. Further, we have a high concentration of short-term deposits such as passbook savings accounts. This concentration could create further difficulty as market rates increase and we are forced to increase the rates paid on these accounts to compete effectively.

OUR ALLOWANCE FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOSSES.

     Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our operating results. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. State and federal regulatory agencies, as an integral part of their examination process, review our loans and allowances for loan losses. We believe that our allowance for loan losses is adequate to cover anticipated losses. There can be no assurance, however, that we will not further increase the allowance for loan losses or that the regulators will not require us to increase this allowance. Either of these occurrences could adversely affect our earnings.

DECLINES IN REAL ESTATE VALUE COULD ADVERSELY AFFECT OUR PERFORMANCE.

     Approximately 68% of our loans are secured by real estate. The properties securing these loans are primarily located in North Georgia. Real estate values are typically affected by general economic and other conditions in the area where the real estate is located, fluctuations in interest rates and changes in tax and other laws. Any decline in real estate values could significantly reduce the value of the real estate collateral securing our real estate loans and could increase the likelihood of losses from defaults under our real estate loans. This, in turn, would adversely affect our results of operations and our financial position.

AN ECONOMIC DOWNTURN, ESPECIALLY ONE AFFECTING GILMER COUNTY, UNION COUNTY AND SURROUNDING COUNTIES, COULD ADVERSELY AFFECT OUR PERFORMANCE.

     Gilmer County Bank draws most of its customer deposits and conducts most of its lending transactions from and within a primary service area encompassing Gilmer County, southwestern Fannin County, northern Pickens County, western Dawson County and southeastern Murray County. Appalachian Community Bank draws most of its customer deposits and conducts most of its lending transactions from and within a primary service area which includes Union County, Towns County and Fannin County. If the economic conditions of our primary service areas decline, then our financial position and results of operations will be materially adversely affected.

A DECLINE IN THE AGRICULTURAL SECTOR OF THE ECONOMY, ESPECIALLY ONE AFFECTING GILMER COUNTY AND SURROUNDING COUNTIES, COULD ADVERSELY AFFECT OUR PERFORMANCE.

     Gilmer County Bank services a substantial number of businesses in the agricultural industry. In particular, Gilmer County Bank services a large percentage of the poultry industry located within Gilmer County and surrounding counties. If the agricultural sector of the economy, especially the poultry industry, declines, our financial condition and results of operation could be materially adversely affected.

CHANGES IN GENERAL ECONOMIC CONDITIONS AND MONETARY POLICIES THAT AFFECT FINANCIAL INSTITUTIONS GENERALLY WILL DIRECTLY IMPACT OUR FINANCIAL CONDITION.

     General economic conditions beyond our control may have a significant impact on our financial condition and results of operations, including:

     - the strength of credit demand by customers;

     - fiscal and debt management policies of the federal government;

     - the monetary policy of the Federal Reserve Board;

     - the introduction and growth of the investment instruments by non-bank financial competitors; and

     - changes in rules and regulations governing the payment of interest on deposit accounts.

THE AMOUNT OF COMMON STOCK HELD BY OUR EXECUTIVE OFFICERS AND DIRECTORS GIVES THEM INFLUENCE OVER THE ELECTION OF OUR BOARD OF DIRECTORS AND OTHER MATTERS THAT REQUIRE SHAREHOLDER APPROVAL.

     A total of 480,134 shares of our common stock, or 33.7% of the common stock outstanding at January 15, 2000, including shares held by our 401(k) plan and voted by our executive officers, is beneficially owned by our directors and executive officers.

Therefore, if they vote together, our directors and executive officers have the ability to exert significant influence over the election of our Board of Directors and other corporate actions requiring shareholder approval, including the adoption of proposals made by shareholders.

FUTURE LAWS OR REGULATIONS COULD HURT OUR PROFITABILITY.

     WE OPERATE IN A HIGHLY REGULATED INDUSTRY. We are regulated by the Federal Reserve Board, and our Banks are regulated by the FDIC and the Georgia Department of Banking and Finance. Federal and state banking laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in the control of bank holding companies, and the maintenance of adequate capital to the regulation of general business operations and financial conditions of our Banks, including permissible types, amounts and terms of loans and investments, the amount of reserves maintained against deposits, restrictions on dividends, establishment of branch offices and the maximum rate of interest that may be charged by law. These and other restrictions limit the manner in which we can conduct our business and obtain financing, and could reduce our profitability.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL.

     Our plans for growth or our inability to maintain regulator-required capital levels through the ordinary course of operations may cause us to seek to raise additional capital. Should we need additional capital in the future, we may not be able to raise additional funds through the issuance of additional securities. Even if we are able to obtain additional capital through the issuance of additional securities, we may not be able to issue the securities at prices or on terms favorable to us. Our failure to raise additional capital on acceptable terms in a timely manner could have an adverse effect on our business and our financial position. Further, our failure to raise additional capital to satisfy regulator-required capital levels could result in additional restrictions being applied to our business.

AT DECEMBER 31, 1999, WE DID NOT MEET THE MINIMUM REQUIRED TOTAL CAPITAL RATIO ON A CONSOLIDATED BASIS. CONTINUED FAILURE TO MEET THIS RATIO COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND FINANCIAL POSITION.

     At December 31, 1999, on a consolidated basis, we did not meet the regulator-required Total Capital ratio as a result of our acquisition of Appalachian Community Bank. Our failure to meet the Total Capital ratio or any other regulator-required capital ratios in the future could result in, among other things, increased scrutiny from applicable regulatory authorities, a reduction of permissible activities or a default under our existing credit facilities. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

OUR COMPETITION MAY INCREASE DUE TO THE GRAMM-LEACH-BLILEY ACT, WHICH WAS SIGNED INTO LAW BY THE PRESIDENT OF THE UNITED STATES ON NOVEMBER 12, 1999.

     The Gramm-Leach-Bliley Act, signed into law by President Clinton on November 12, 1999, repealed most of the barriers set up by the 1933 Glass-Steagall Act which separated the banking, insurance and securities industries. The legislative intent of the Gramm-Leach-Bliley Act is to increase competition among the various financial service industries. This act will provide financial organizations with the flexibility to structure new affiliations through a holding company structure or a financial subsidiary. As a result of this new legislation, the number and type of entities competing with us in our markets could increase. It is too early to determine what effect, if any, this new law will have on us.

IF WE DO NOT COMPETE SUCCESSFULLY AGAINST OTHER FINANCIAL INSTITUTIONS IN OUR MARKET AREA, OUR PROFITABILITY WILL BE HURT.

     WE OPERATE IN A COMPETITIVE ENVIRONMENT. In the market areas in which we compete, other savings banks, commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms and other financial intermediaries offer similar services. Many of these competitors have substantially greater resources and lending limits and may offer certain services that we currently do not provide. In addition, some of the non-bank competitors are not subject to the same extensive regulations that govern our business. Due to this competition and regulation, we may have to pay higher rates of interest to attract deposits and offer lower rates on loans to attract borrowers. Our profitability depends on our ability to compete successfully in our market area.

WE CANNOT PREDICT HOW CHANGES IN TECHNOLOGY WILL AFFECT OUR BUSINESS.

     The financial services market, including banking services, is increasingly affected by advances in technology, including developments in:

     - telecommunications;

     - data processing;

     - automation;

     - Internet-based banking;

     - telebanking; and

     - debit cards and so called "smart-cards."

     Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To develop these and other new technologies we likely will have to make additional capital investments. Although we continually invest in new technology, we cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.

BECAUSE MANY OF OUR LOANS ARE SHORT-TERM AND NEED TO BE CONSTANTLY REPLACED, OUR TOTAL ASSETS MAY DECLINE.

     At December 31, 1999, 94% of our loans were due to mature three years or less. In addition, due to prepayments, the average life of the loans typically is less than their average contractual maturities. Our asset growth depends upon our ability to continue to originate and purchase an increasing amount of loans.

OUR CONTINUED SUCCESS DEPENDS, IN LARGE PART, ON THE CONTINUED SERVICE OF KEY EMPLOYEES.

     Our success is dependent, in large part, on the continued service of key employees, including our President and Chief Executive Officer, Tracy R. Newton, our Executive Vice

President, Kent W. Sanford, and our Chief Financial Officer, Alan R. May. These officers are not subject to employment agreements with us, nor have they entered into agreements not to compete with the Banks if they are no longer employed by us. The loss of any of these officers, or one or more of our other key personnel, could have an material adverse effect on our business. In the event of the loss of any of these employees, there can be no assurance that we would be able to find acceptable replacements in a timely manner.

THE OFFERING PRICE WAS ARBITRARILY DETERMINED AND THEREFORE MAY NOT BE INDICATIVE OF RESALE VALUE.

     OUR COMMON STOCK TRADES ONLY SPORADICALLY. In addition, we recently effected a two-for-one stock split. Therefore, the offering price of $15.00 per share could not be set with reference to prices generated by a reliable, active trading market. We did not retain an independent investment banking firm to assist in determining the offering price. You may not be able to resell the common stock for the offering price.

YOU MAY HAVE DIFFICULTY SELLING YOUR COMMON STOCK IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP.

     There currently is only a sporadic public market for our common stock. Although our common stock trades over the counter, trades do not occur on a regular basis. We can give no assurance that a more active trading market will develop for the common stock. If an active trading market does not develop, you may not be able to sell your common stock when desired at a price that would be acceptable to you.

                                  THE OFFERING

MINIMUM/MAXIMUM

     We are offering a minimum of 200,000 shares and a maximum of 400,000 shares of our common stock for a price of $15.00 per share, for a total minimum price of $3,000,000 and a total maximum price of $6,000,000. The minimum purchase for any investor is 100 shares of common stock, unless we, in our sole discretion, accept a subscription for a lesser number of shares.

OFFERING PERIOD

     The offering period for the shares will end when all of the shares of the common stock are sold or 5:00 p.m., Georgia time, on August 30, 2000, whichever occurs first. We may extend this date at our discretion for additional periods not exceeding a total of 90 days (until November 28, 2000). We will notify promptly subscribers of any extensions. The date on which this offering ends plus any extension is referred to in this prospectus as the "expiration date."

     We also reserve the right to end the offering at any time after 200,000 shares have been subscribed if we determine that the total amount of subscriptions will provide adequate capitalization for our needs after payment of expenses.

HOW TO SUBSCRIBE

     To subscribe, complete the attached subscription agreement and return it to Appalachian Bancshares. The subscription agreement must be accompanied by a check in the amount of $15.00 multiplied by the number of shares subscribed. All checks should be payable to "Crescent Bank and Trust Company -- Escrow Account for Appalachian Bancshares." ALL SUBSCRIPTIONS WILL BE IRREVOCABLE UNTIL THE CLOSE OF THE OFFERING.

COMPANY DISCRETION

     We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date. If the offering is over subscribed, we reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis. We will notify all subscribers within ten business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we also will return the unaccepted portion of the subscription funds, without interest.

ESCROW

     We will deposit promptly all subscription proceeds in an escrow account with our escrow agent, Crescent Bank and Trust Company in Jasper, Georgia. The escrow agent will invest the subscription proceeds in short-term United States Government securities, or interest-bearing accounts offered by the escrow agent, or in other short-term investments as we may agree upon with the escrow agent. The escrow agent has not investigated the desirability or advisability of an investment in Appalachian Bancshares, and has not approved, endorsed, or passed upon the merits of the common stock.

RELEASE FROM ESCROW

     The escrow agent will release the subscription proceeds to us when we have received subscriptions and subscription proceeds for a total of at least 200,000 shares of common stock. If we receive subscriptions for at least 200,000 shares, we may instruct the escrow agent to release to us the subscription proceeds. We will not deposit in the escrow account any subscription proceeds we receive after the above conditions are met but before this offering ends. Instead, those funds will be available for our immediate use.

     If we do not meet the conditions to release the funds from the escrow account by the expiration date then the escrow agent will return the subscription agreements and the full amount of all subscription funds, without interest, to subscribers within ten business days after the expiration date.

PLAN OF DISTRIBUTION

     Our directors and officers will offer and sell the common stock on a best-efforts basis without compensation. We may find it desirable to utilize the services of brokers and/or dealers to sell the common stock. We have no present arrangement with any brokers or dealers relating to this offering. If we use brokers or dealers, they would sell the common stock on a best-efforts basis, and we would pay them a commission based on the shares sold by them. We do not expect that sales of common stock through brokers or dealers will comprise a major part of this offering.

                                USE OF PROCEEDS

     The Company will pay all offering expenses from the proceeds of our sale of common stock. We estimate that, as a result, we will receive net proceeds of approximately $2.775 million if the minimum offering is completed and $5.775 million if the maximum offering is completed, in each case after deducting estimated offering expenses. We intend to use these net proceeds:

     - capital contributions to the Banks to support growth.

     - general corporate purposes of the Company.

     The capital contributions to be made to the Banks will be used by the Banks to support growth and improve their financial conditions and results of operations. We presently intend to contribute approximately $775,000 to Gilmer County Bank and approximately $2 million to Appalachian Community Bank. However, the amounts of capital contributions may be adjusted as a result of our selling more than the minimum offering, a change in the financial condition of either Bank or a change in any federal or state regulatory restrictions regarding the flow of funds between a bank holding company and its subsidiary banks.

     A portion of the proceeds retained by the Company for general corporate purposes may be used to reduce the outstanding balance on our term loan with Crescent Bank and Trust Company.

                        MARKET FOR OUR COMMON EQUITY AND
                          RELATED SHAREHOLDER MATTERS

MARKET INFORMATION

     There is no established trading market for our common stock which has been traded inactively in private transactions. Therefore, no reliable information is available as to trades of the common stock or as to the prices at which common stock has traded. In 1998, Wachovia Securities, Inc. became a market maker for our common stock.

     In May 1998, we effected a two-for-one share split of our common stock in the form of a common stock dividend to shareholders of record as of the close of business on May 1, 1998. In April 2000, we effected a second two-for-one split of our common stock in the form of a common stock dividend to shareholders of record as of the close of business on April 12, 2000.

     Management has reviewed the limited information available as to the ranges at which our common stock has been sold. The following table sets forth the estimated price range for sales of common stock for each quarter of the last three fiscal years and the first two quarters of fiscal 2000. The following data regarding the common stock is provided for information purposes only and should not be viewed as indicative of the actual or market value of the common stock. This information has been adjusted to reflect a 2 for 1 stock split on April 12, 2000.

                                                             ESTIMATED PRICE RANGE
                                                                   PER SHARE
                                                             ----------------------
                                                               HIGH          LOW
                                                             --------      --------
1997:
First Quarter..............................................   $ 4.00        $ 4.00
Second Quarter.............................................     4.63          4.50
Third Quarter..............................................     5.50          4.00
Fourth Quarter.............................................     5.25          4.63
1998:
First Quarter..............................................   $ 5.88        $ 5.88
Second Quarter.............................................     7.50          7.50
Third Quarter..............................................    10.00          7.50
Fourth Quarter.............................................    10.00         10.00
1999:
First Quarter..............................................   $11.50        $10.00
Second Quarter.............................................    11.00          8.75
Third Quarter..............................................    11.00          8.75
Fourth Quarter.............................................    10.50          9.00
2000:
First Quarter..............................................   $12.50        $ 9.00
Second Quarter.............................................    15.00         15.00

     At May 10, 2000 the Company had 2,526,910 shares of Common Stock outstanding held by approximately 790 shareholders of record.

DIVIDENDS

     The Banks are subject to restrictions on the payment of dividends under Georgia law and the regulations of the Georgia Department of Banking and Finance. In April 2000, Gilmer County Bank paid a $700,000 dividend to the Company, which was used by the Company for repayment of debt and other expenses.

     We are also subject to limits on payment of dividends by the rules, regulations and policies of federal banking authorities. See "Supervision and Regulation -- Dividends." The primary source of funds available for the payment of cash dividends by the Company are dividends from the Banks. There are various statutory and regulatory limitations on the payment of dividends by the Banks, as well as by the Company to its shareholders. No assurance can be given that we will declare any dividends in the future, or if declared, what amounts would be declared or whether such dividends would continue. We have not paid any dividends to our shareholders to date.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of December 31, 1999, both historical and as adjusted to give effect to the sale of the common stock at the minimum and at the maximum offered, including the application of the net proceeds as proposed. We urge you to read the following data, together with the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                          MINIMUM          MAXIMUM
                                             ACTUAL    AS ADJUSTED(4)   AS ADJUSTED(4)
                                            --------   --------------   --------------
                                                          (IN THOUSANDS)
Deposits..................................  $186,730      $186,730         $186,730
                                            ========      ========         ========
Borrowings:
  Federal Home Loan Bank advances.........  $ 13,364      $ 13,364         $ 13,364
  Notes payable to a commercial bank......     3,600         3,600            3,600
                                            --------      --------         --------
          Total borrowings................  $ 16,964      $ 16,964         $ 16,964
                                            ========      ========         ========
Shareholders' equity:
  Shares of common stock, $5.00 par value,
     ($.01 as adjusted) 20,000,000 shares
     authorized; 1,389,122 (2,778,244 as
     adjusted) shares issued(1)...........  $  6,946      $     30         $     32
  Capital surplus.........................     3,030        12,721           15,719
  Retained earnings.......................     3,660         3,660            3,660
  Treasury stock..........................      (428)         (428)            (428)
  Accumulated other comprehensive income
     (loss)...............................      (787)         (787)            (787)
                                            --------      --------         --------
          Total shareholders' equity......  $ 12,421      $ 15,196         $ 18,196
                                            ========      ========         ========
Appalachian capital ratios(2):
  Total capital to risk-weighted
     assets(3)............................      7.41%         8.87%           10.39%
  Tier 1 capital to average assets........      6.34%         7.82%            9.36%
  Tier 1 capital to risk weighted
     assets(3)............................      5.22%         6.45%            7.75%

-------------------------
(1) The par value of the Company's common stock was changed from $5.00 per share to $.01 per share in May, 2000. The outstanding shares are adjusted to reflect the two-for-one split of the Company's common stock effective April 12, 2000.

(2) We computed the adjusted capital ratios based on the estimated net proceeds from the sale of the common stock, in a manner consistent with Federal Reserve Board guidelines.

(3) We assumed the proceeds from the offering are invested in assets which have a risk-weighting of 100%.

(4) Net of estimated offering costs of $225,000.

        SELECTED CONSOLIDATED FINANCIAL DATA AND STATISTICAL INFORMATION

     The income statement, balance sheet and per share data contained in the following selected financial information as of and for each of the years ended December 31, 1999, 1998, 1997 and 1996 are derived from our financial statements which have been audited on an annual basis by Schauer, Taylor, Cox & Vise, P.C. The selected statistical data following this selected financial information is derived from the financial statements referenced above.

                                                         AS OF AND FOR THE
                                                     YEARS ENDED DECEMBER 31,
                                                -----------------------------------
                                                 1999      1998      1997     1996
                                                -------   -------   ------   ------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Interest income...............................  $16,139   $11,271   $9,143   $6,311
Interest expense..............................    9,139     6,498    5,262    3,660
Net interest income...........................    7,001     4,773    3,881    2,651
Provision for loan losses.....................      880       300      480      368
Non-interest income...........................      845       529      385      253
Non-interest expense..........................    5,561     3,221    2,385    1,715
Net income....................................    1,266     1,208    1,018      517
PER SHARE DATA(1):
Net income -- basic...........................      .48       .52      .44      .23
Net income -- diluted.........................      .45       .50      .44      .23
Cash dividends................................      -0-       -0-      -0-      -0-
Shareholders' equity (book value) at period
  end.........................................     4.62      4.34     3.03     2.56

                                                       AS OF AND FOR THE
                                                   YEARS ENDED DECEMBER 31,
                                            ---------------------------------------
                                              1999       1998      1997      1996
                                            --------   --------   -------   -------
CONSOLIDATED BALANCE SHEET DATA:
Loans.....................................  $169,106   $129,831   $84,584   $64,962
Allowance for Loan Losses.................     1,849      1,686       930       655
Deposits..................................   186,730    163,861    95,348    81,148
Average equity............................    11,950      8,925     6,392     5,503
Average assets............................   203,703    131,079   103,261    72,346
          Total assets....................   223,315    189,745   112,181    93,154
Weighted average shares
  outstanding-basic(1)....................     2,652      2,332     2,310     2,272
Weighted average shares
  outstanding-diluted(1)..................     2,848      2,442     2,324     2,272

-------------------------
(1) As adjusted for the two-for-one split of Company shares effective April 12, 2000.

                                                            AS OF AND FOR THE
                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                      1999    1998    1997    1996
                                                      -----   -----   -----   -----
RATIOS:
  Return on average assets..........................    .62%    .92%    .98%    .71%
  Return on average equity..........................  10.59   13.50   15.90    9.40
  Net interest margin...............................   3.81    4.04    4.06    3.90
  Efficiency ratio..................................  69.37   60.35   55.70   59.06
  Allowance for loan losses to period end total
     loans..........................................   1.09    1.30    1.10    1.01
  Dividend payout ratio.............................      0       0       0       0
  Average equity to average assets..................   5.87    6.80    6.19    7.61
  Total capital.....................................   7.41    7.88    9.33   10.30
  Tier 1 capital....................................   6.34    6.64    8.23    9.40
  Leverage ratio....................................   5.22    4.99    6.40    5.90

         DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY;
                    INTEREST RATES AND INTEREST DIFFERENTIAL

     The table below shows, for the periods indicated, the daily average balances outstanding for the major categories of interest-bearing assets and interest-bearing liabilities, and the average interest rate earned or paid thereon. These yields are calculated by dividing income or expense by the average balance of the corresponding assets or liabilities.

                                                   AVERAGE BALANCES, INTEREST INCOME/EXPENSE AND YIELDS/RATES
                                                                    TAXABLE EQUIVALENT BASIS
                                ------------------------------------------------------------------------------------------------
                                 YEAR ENDED DECEMBER 31, 1999     YEAR ENDED DECEMBER 31, 1998     YEAR ENDED DECEMBER 31, 1997
                                ------------------------------   ------------------------------   ------------------------------
                                 AVERAGE    INCOME/    YIELD/     AVERAGE    INCOME/    YIELD/     AVERAGE    INCOME/    YIELD/
                                 BALANCE    EXPENSE     RATE      BALANCE    EXPENSE     RATE      BALANCE    EXPENSE     RATE
                                ---------   --------   -------   ---------   --------   -------   ---------   --------   -------
                                                           (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)
ASSETS
EARNING ASSETS:
Loans, net of unearned
  income(1)...................  $150,691    $13,827     9.18%    $ 95,353    $ 9,645     10.12%   $ 74,753     $7,675     10.27%
Securities:
  Taxable.....................    22,500      1,389     6.17       15,919      1,009      6.34      17,498      1,160      6.63
  Tax-exempt..................    10,692        802     7.50        7,943        570      7.18       3,257        258      7.92
                                --------    -------              --------    -------              --------     ------
    Total securities..........    33,192      2,191     6.60       23,862      1,579      6.62      20,755      1,418      6.83
Interest bearing deposits with
  other banks.................       258         16     6.20           34          2      5.88           0          0         0
Federal funds sold............     7,399        399     5.39        4,414        269      6.09       2,895        160      5.53
                                --------    -------              --------    -------              --------     ------
    Total interest-earning
      assets..................   191,540     16,433     8.58      123,663     11,495      9.30      98,403      9,253      9.40
NON INTEREST-EARNING ASSETS:
Cash and due from banks.......     4,644                            3,587                            2,170
Premises and equipment........     3,835                            2,419                            1,644
Accrued interest and other
  assets......................     5,467                            2,551                            1,818
Allowance for loan losses.....    (1,783)                          (1,141)                            (774)
                                --------                         --------                         --------
    Total assets..............  $203,703                         $131,079                         $103,261
                                ========                         ========                         ========
LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
Demand deposits...............  $ 46,222      1,857     4.02     $ 30,238      1,444      4.78      22,681      1,116      4.92
Savings deposits..............    31,017      1,256     4.05       24,463      1,210      4.95      17,984        933      5.19
Time deposits.................    88,228      5,137     5.82       52,104      3,237      6.21      45,616      2,862      6.27
                                --------    -------              --------    -------              --------     ------
                                 165,467      8,250     4.99      106,805      5,891      5.52      86,281      4,911      5.69
Other short-term borrowings...     2,498        112     4.48        4,106        178      4.34       4,471        201      4.50
Long-term debt................    12,798        777     6.07        6,649        428      6.44       2,090        150      7.18
                                --------    -------              --------    -------              --------     ------
    Total interest-bearing
      liabilities.............   180,763      9,139     5.06      117,560      6,497      5.54      92,842      5,262      5.67
                                --------    -------              --------    -------              --------     ------
NONINTEREST-BEARING
  LIABILITIES:
Demand deposits...............     9,558                            3,940                            3,527
Accrued interest and other
  liabilities.................     1,432                              654                              500
Shareholders' equity..........    11,950                            8,925                            6,392
                                --------                         --------                         --------
    Total liabilities and
      shareholders' equity....  $203,703                         $131,079                         $103,261
                                ========                         ========                         ========
Net interest income/net
  interest spread.............                7,294     3.52%                  4,998      3.76%                 3,991      3.73%
                                                        ====                             =====                            =====
Net yield on earning assets...                          3.81%                             4.04%                            4.06%
                                                        ====                             =====                            =====
TAXABLE EQUIVALENT ADJUSTMENT:
Loans.........................                   19                               31                               22
Investment securities.........                  274                              194                               88
                                            -------                          -------                           ------
Total taxable equivalent
  adjustment..................                  293                              225                              110
                                            -------                          -------                           ------
    Net interest income.......              $ 7,001                          $ 4,773                           $3,881
                                            =======                          =======                           ======

-------------------------
(1) Average loans include nonaccrual loans. All loans and deposits are domestic.

     The following tables contain a summary of the changes in interest income and interest expense resulting from changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities for the years ended December 31, 1999, 1998 and 1997, segregated by category. The change due to volume is calculated by multiplying the change in volume by the prior year's rate. The change due to rate is calculated by multiplying the change in rate by the prior year's volume. The change attributable to both volume and rate is calculated by multiplying the change in volume by the change in rate. Figures are presented on a taxable equivalent basis.

                         RATE/VOLUME VARIANCE ANALYSIS
                            TAXABLE EQUIVALENT BASIS

                                                                         CHANGE IN VOLUME
                                              AVERAGE VOLUME           ---------------------       AVERAGE RATE
                                       -----------------------------     1999-       1998-     --------------------
                                         1999       1998      1997       1998        1997      1999   1998    1997
                                       --------   --------   -------   ---------   ---------   ----   -----   -----
EARNING ASSETS:                                                   (DOLLARS IN THOUSANDS)
Loans, net of unearned income(1).....  $150,691   $ 95,353   $74,753    $55,338     $20,600    9.18%  10.12%  10.27%
                                       --------   --------   -------    -------     -------
Investment Securities:
  Taxable............................    22,500     15,919    17,498      6,581      (1,579)   6.17    6.34    6.63
  Tax-exempt.........................    10,692      7,943     3,257      2,749       4,686    7.50    7.18    7.92
                                       --------   --------   -------    -------     -------
        Total investment
          securities.................    33,192     23,862    20,755      9,330       3,107    6.60    6.62    6.83
                                       --------   --------   -------    -------     -------
Interest-bearing deposits with other
  banks..............................       258         34        --        224          --    6.20    5.88    0.00
Federal funds sold...................     7,399      4,414     2,895      2,985       1,553    5.39    6.09    5.53
                                       --------   --------   -------    -------     -------
        Total earning assets.........  $191,540   $123,663   $98,403    $67,876     $25,260    8.58    9.30    9.40
                                       ========   ========   =======    =======     =======
INTEREST-BEARING LIABILITIES:
Deposits:
  Demand.............................  $ 46,222   $ 30,238   $22,681    $15,984     $ 7,557    4.02    4.78    4.92
  Savings............................    31,017     24,463    17,984      6,554       6,479    4.05    4.95    5.19
  Time...............................    88,228     52,104    45,616     36,124       6,488    5.82    6.21    6.27
                                       --------   --------   -------    -------     -------
        Total deposits...............   165,467    106,805    86,281     58,662      20,524    4.99    5.52    5.69
Other short-term borrowings..........     2,498      4,106     4,471     (1,608)       (365)   4.48    4.34    4.50
Long-term debt.......................    12,798      6,649     2,090      6,149       4,559    6.07    6.44    7.18
                                       --------   --------   -------    -------     -------
        Total interest-bearing
          liabilities................  $180,763   $117,560   $92,842    $63,203     $24,718    5.06    5.53    5.67
                                       ========   ========   =======    =======     =======
Net interest income/net interest
  spread.............................                                                          3.52    3.77    3.73
Net yield on earning assets..........                                                          3.81    4.04    4.06
Net cost of funds....................                                                          4.77    5.26    5.34

                                       INTEREST
                                    INCOME/EXPENSE                VARIANCE              VARIANCE ATTRIBUTED TO(1)
                              ---------------------------   ---------------------   ---------------------------------
                               1999       1998      1997    1999-1998   1998-1997         1999              1998
                              -------   --------   ------   ---------   ---------   ----------------   --------------
                                                                                    VOLUME    RATE     VOLUME   RATE
                                                              (DOLLARS IN THOUSANDS)------   -------   ------   -----
EARNING ASSETS:
Loans, net of unearned
  income(1).................  $13,827    $9,645    $7,675    $4,182      $1,970     $5,150   $  (968)  $2,084   $(114)
Investment Securities:
  Taxable...................    1,389     1,009     1,160       380        (151)      408        (28)   (102)     (49)
  Tax-exempt................      802       570       258       232         312       206         26     338      (26)
                              -------    ------    ------    ------      ------     ------   -------   ------   -----
        Total investment
          securities........    2,191     1,579     1,418       612         161       614         (2)    236      (75)
                              -------    ------    ------    ------      ------     ------   -------   ------   -----
Interest-bearing deposits
  with other banks..........       16         2        --        14           2        15         (1)      2       --
Federal funds sold..........      399       269       160       130         109       164        (34)     91       18
                              -------    ------    ------    ------      ------     ------   -------   ------   -----
        Total earning
          assets............   16,433    11,495     9,253     4,938       2,242     5,943     (1,005)  2,413     (171)
                              -------    ------    ------    ------      ------     ------   -------   ------   -----
INTEREST-BEARING
  LIABILITIES:
Deposits:
  Demand....................    1,857     1,444     1,116       413         328       671       (258)    361      (33)
  Savings...................    1,256     1,210       933        46         277       290       (244)    322      (45)
  Time......................    5,137     3,237     2,862     1,900         375     2,115       (215)    403      (28)
                              -------    ------    ------    ------      ------     ------   -------   ------   -----
        Total deposits......    8,250     5,891     4,911     2,359         980     3,076       (717)  1,086     (106)
Other short-term
  borrowings................      112       178       201       (66)        (23)      (72)         6     (16)     (17)
Long-term debt..............      777       428       150       351         278       375        (26)    295       (7)
                              -------    ------    ------    ------      ------     ------   -------   ------   -----
        Total
          interest-bearing
          liabilities.......    9,139     6,497     5,262     2,644       1,235     3,379       (737)  1,365     (130)
                              -------    ------    ------    ------      ------     ------   -------   ------   -----
Net interest income/net
  interest spread...........  $ 7,294    $4,998    $3,991    $2,296      $1,007     $2,564   $  (268)  $1,048   $ (41)
                              =======    ======    ======    ======      ======     ======   =======   ======   =====

-------------------------
(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

SECURITIES PORTFOLIO

     The following table contains the carrying amount of securities at December 31, 1999, 1998 and 1997:

                              SECURITIES PORTFOLIO

                                                              DECEMBER 31,
                                                       ---------------------------
                                                        1999      1998      1997
                                                       -------   -------   -------
                                                         (AMOUNTS IN THOUSANDS)
SECURITIES AVAILABLE-FOR-SALE:
U.S. Treasury and U.S. Government agencies...........  $16,843   $13,642   $13,980
Mortgage-backed securities...........................    6,248     1,908     1,165
State and municipal securities.......................    4,717     5,776       -0-
Equity securities....................................      728       614       400
                                                       -------   -------   -------
          Total......................................  $28,536   $21,940   $15,545
                                                       =======   =======   =======
SECURITIES HELD-TO-MATURITY:
State and municipal securities.......................  $ 5,800   $ 6,218   $ 4,181
                                                       =======   =======   =======

     Average taxable securities were 67.8% of the portfolio for the year ended December 31, 1999, 66.7% of the portfolio for the year ended December 31, 1998 and 84.3% of the portfolio for the year ended December 31, 1997. The increase of tax-exempt securities in 1998 reflects the Banks' intent to reduce the effect of federal income taxation.

     The maturities and weighted average yields of the securities portfolio as of December 31, 1999 are presented below. The average maturity of the securities portfolio is 10.16 years with an average yield of 6.68%. Taxable equivalent adjustments, using a 34% tax rate, have been made in calculating yields on tax-exempt obligations. Equity securities have been excluded since these instruments have no maturity date.

                     SECURITIES PORTFOLIO MATURITY SCHEDULE

                                                               MATURING
                                  ------------------------------------------------------------------
                                                   AFTER ONE BUT    AFTER FIVE BUT
                                      WITHIN        WITHIN FIVE       WITHIN TEN          AFTER
                                     ONE YEAR          YEARS             YEARS          TEN YEARS
                                  --------------   --------------   ---------------   --------------
                                  AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT    YIELD   AMOUNT   YIELD
                                  ------   -----   ------   -----   -------   -----   ------   -----
                                              (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)
SECURITIES AVAILABLE-FOR-SALE:
  U.S. Treasury.................   $-0-    -0-%    $ -0-    -0-%    $   -0-   -0-%    $ -0-    -0-%
  U.S. Government agencies......    -0-     -0-    2,627    6.09     14,557   5.52      -0-     -0-
  Mortgaged-backed..............    -0-     -0-      952    7.32        -0-    -0-    4,955    5.38
  State and municipal...........    100    9.27      100    7.14      1,572   6.92    2,945    7.47
  Equity Securities.............    -0-     -0-      -0-     -0-        -0-    -0-      728    7.50
                                   ----            ------           -------           ------
                                   $100    9.27    $3,679   6.43    $16,129   5.65    $8,628   6.27
                                   ====            ======           =======           ======
SECURITIES HELD-TO-MATURITY:
  State and municipal...........   $-0-    -0-%    $ 904    7.18%   $ 1,422   7.45%   $3,474   7.69%
                                   ====    ====    ======   ====    =======   ====    ======   ====

     With the exception of securities of the U.S. Government and U.S. Government agencies, the Banks held no securities as to which the aggregate value on December 31, 1999 or 1998 exceeded 10% of shareholders' equity at each date. Securities which are payable from and secured by the same source of revenue or taxing authority are considered to be securities of a single issuer.

LOAN PORTFOLIO

     The following table shows the classification of loans by major category at December 31, 1999, 1998 and 1997.

                                 TYPES OF LOANS

                                                              DECEMBER 31,
                                     --------------------------------------------------------------
                                            1999                  1998                  1997
                                     -------------------   -------------------   ------------------
                                                PERCENT               PERCENT              PERCENT
                                      AMOUNT    OF TOTAL    AMOUNT    OF TOTAL   AMOUNT    OF TOTAL
                                     --------   --------   --------   --------   -------   --------
                                               (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)
Commercial, financial and
  agricultural.....................  $ 35,375     20.9%    $ 26,883     20.7%    $16,536     19.5%
Real estate -- construction........    13,941      8.2%       8,543      6.6%      5,119      6.1%
Real estate -- other(1)............   103,413     61.2%      78,965     60.8%     50,928     60.2%
Consumer...........................    15,026      8.9%      13,743     10.6%     10,835     12.8%
Other loans........................     1,351      0.8%       1,697      1.3%      1,166      1.4%
                                     --------    -----     --------    -----     -------    -----
                                     $169,106    100.0%    $129,831    100.0%    $84,584    100.0%
                                     ========    =====     ========    =====     =======    =====
Less:
  Allowance for loan losses........     1,849                 1,686                  930
                                     --------              --------              -------
         Net loans.................  $167,257              $128,145              $83,654
                                     ========              ========              =======

-------------------------
(1) The "Real estate -- other" category includes multi-family residential, home equity, commercial real estate and undeveloped agricultural real estate loans.

     The following table shows the maturity distribution of selected loan classifications at December 31, 1999 and an analysis of these loans maturing in over one year.

              SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY

                                                                           RATE STRUCTURE FOR LOANS
                                               MATURITY                     MATURING OVER ONE YEAR
                                ---------------------------------------   ---------------------------
                                           OVER ONE
                                  ONE        YEAR       OVER              PREDETERMINED   FLOATING OR
                                YEAR OR    THROUGH      FIVE                INTEREST      ADJUSTABLE
                                 LESS     FIVE YEARS   YEARS     TOTAL        RATE           RATE
                                -------   ----------   ------   -------   -------------   -----------
                                                       (AMOUNTS IN THOUSANDS)
Commercial, financial and
  agricultural................  $19,837    $14,214     $1,324   $35,375      $15,538         $-0-
Real estate -- construction...   13,566        375        -0-    13,941          375          -0-
                                -------    -------     ------   -------      -------         ----
         Total................  $33,403    $14,589     $1,324   $49,316      $15,913         $-0-
                                =======    =======     ======   =======      =======         ====

     The following table contains information concerning outstanding balances of nonperforming assets at December 31, 1999, 1998 and 1997.

                              NONPERFORMING ASSETS

                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                1999           1998           1997
                                            ------------   ------------   ------------
                                              (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)
Nonaccruing loans.........................      $344          $    4         $   15
Loans past due 90 days or more............        24              23             13
Restructured loans........................       -0-             -0-            -0-
                                                ----          ------         ------
          Total nonperforming loans.......       368              27             28
Nonaccruing securities....................       -0-             -0-            -0-
Other real estate.........................       -0-             -0-            -0-
                                                ----          ------         ------
          Total nonperforming assets......      $368          $   27         $   28
                                                ====          ======         ======
RATIOS:
  Loan loss allowance to total
     nonperforming assets.................      5.02           62.44          33.21
                                                ====          ======         ======
          Total nonperforming loans to
             total loans (net of unearned
             interest)....................      .22%            .02%           .03%
                                                ====          ======         ======
          Total nonperforming assets to
             total assets.................      .16%            .01%           .02%
                                                ====          ======         ======

     It is the general policy of the Banks to stop accruing interest income and place the recognition of interest on a cash basis when any commercial, industrial or real estate loan is past due as to principal or interest, and the ultimate collection of either is in doubt. Accrual of interest income on consumer installment loans is suspended when any payment of principal or interest, or both, is more than 90 days delinquent. When a loan is placed on a nonaccrual basis, any interest previously accrued but not collected is reversed against current income unless the collateral for the loan is sufficient to cover the accrued interest or a guarantor assures payment of interest.

     There has been no significant impact on the Company's financial statements as a result of the provisions of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, or Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures.

SUMMARY OF LOAN LOSS EXPERIENCE

     The provision for loan losses, which is charged to operating results, is based on the growth of the loan portfolio, the amount of net loan losses incurred and management's estimation of potential future losses based on an evaluation of the risk in the loan portfolio. Management believes that the $1,849,290 in the allowance for loan losses at December 31, 1999, or 1.1% of total net outstanding loans at that date, was adequate to absorb known risks in the portfolio based upon the Banks' historical experience. No assurance can be given, however, that increased loan volume, adverse economic conditions or other circumstances will not result in increased losses in the Banks' loan portfolios.

     The following table contains information with respect to the Company's loans, net of unearned income, and the allowance for loan losses for each of the last four fiscal years:

                        ANALYSIS OF LOAN LOSS EXPERIENCE

                                                         DECEMBER 31,
                                            ---------------------------------------
                                              1999       1998      1997      1996
                                            --------   --------   -------   -------
                                             (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)
Allowance for loan losses at beginning of
  year....................................  $  1,686   $    930   $   655   $   325
Adjustment of business acquisition........       -0-        557       -0-       -0-
Loans charged off:
  Commercial, financial and
     agricultural.........................       461         32        95       -0-
  Real estate -- construction.............       -0-        -0-        45       -0-
  Real estate -- other....................        22        -0-         2         6
  Consumer................................       278        104        85        32
                                            --------   --------   -------   -------
          Total loans charged off.........       761        136       227        38
                                            --------   --------   -------   -------
  Recoveries on loans previously charged
     off:
  Commercial, financial, and
     agricultural.........................        15          6         2       -0-
  Real estate -- construction.............       -0-        -0-         8       -0-
  Real estate -- other....................       -0-        -0-         1       -0-
  Consumer................................        29         29        11       -0-
                                            --------   --------   -------   -------
          Total recoveries on loans
             previously charged off.......        44         35        22       -0-
                                            --------   --------   -------   -------
          Net loans charged off...........       717        101       205        38
                                            --------   --------   -------   -------
Provisions for loan losses................       880        300       480       368
                                            --------   --------   -------   -------
Allowance for loan losses at end of
  period..................................  $  1,849   $  1,686   $   930   $   655
                                            ========   ========   =======   =======
Loans, net of unearned income, at end of
  period..................................  $169,106   $129,831   $84,584   $64,962
                                            ========   ========   =======   =======
Average loans, net of unearned income,
  outstanding for the period..............  $150,691   $ 95,353   $74,753   $51,008
                                            ========   ========   =======   =======
Ratios:
  Allowance at end of period to loans, net
     of unearned income...................      1.09%      1.30%     1.10%     1.01%
  Allowance at end of period to average
     loans, net of unearned income........      1.23%      1.77%     1.24%     1.28%
  Net charge-offs to average loans, net of
     unearned income......................       .48%       .11%      .27%      .07%
  Net charge-offs to allowance at end of
     period...............................     38.78%      5.99%    22.04%     5.80%
  Recoveries to prior year charge-offs....     32.35%     15.42%    57.89%      -0-%

     In assessing adequacy, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to determine whether there are probable losses which must be charged off and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and senior management, and also those of bank regulatory agencies that review the loan portfolio as part of the regular bank examination process. In evaluating the allowance, management also considers the loan loss experience of the Banks, the amount of past due and nonperforming loans, current and anticipated economic conditions, lender requirements and other appropriate information.

     Management allocated the reserve for loan losses to specific loan classes as follows:

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                 DECEMBER 31,
                         -------------------------------------------------------------
                               1999                  1998                  1997
                         -----------------     -----------------     -----------------
                                  PERCENT               PERCENT               PERCENT
                         AMOUNT   OF TOTAL     AMOUNT   OF TOTAL     AMOUNT   OF TOTAL
                         ------   --------     ------   --------     ------   --------
                                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)
Domestic Loans(1):
  Commercial, financial
     and
     agricultural......  $ 349       19%       $ 421       25%        $186       20%
  Real estate --
     construction......    152        8          118        7           55        6
  Real
     estate -- other...  1,120       61          894       53          567       61
  Consumer.............    228       12          253       15          122       13
                         ------     ---        ------     ---         ----      ---
          Total........  $1,849     100%       $1,686     100%        $930      100%
                         ======     ===        ======     ===         ====      ===

-------------------------
(1) The Bank had no foreign loans.

DEPOSITS

     The average amounts of and the average rate paid on each of the following categories of deposits for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                           YEARS ENDED DECEMBER 31,
                            ------------------------------------------------------
                                 1999                1998                1997
                            ---------------     ---------------     --------------
                             AMOUNT    RATE      AMOUNT    RATE     AMOUNT    RATE
                            --------   ----     --------   ----     -------   ----
                                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)
Noninterest-bearing demand
  deposits................  $  9,558    -0-%    $  3,940    -0-%    $ 3,527    -0-%
Demand....................    46,222   4.02%      30,238   4.78%     22,681   4.92%
Savings...................    31,017   4.05%      24,463   4.95%     17,984   5.19%
Time Deposits.............    88,228   5.82%      52,104   6.21%     45,616   6.27%
                            --------            --------            -------
          Total interest-
             bearing
             deposits.....   165,467   4.99%     106,805   5.52%     86,281   5.69%
                            --------            --------            -------
          Total average
             deposits.....  $175,025   4.71%    $110,745   5.32%    $89,808   5.47%
                            ========            ========            =======

     The two categories of lowest cost deposits comprised the following percentages of average total deposits during the year ended December 31, 1999: average noninterest-bearing demand deposits, 5.5%; and average savings deposits, 17.7%. Of average time deposits, approximately 35.8% were large denomination certificates of deposit. The maturities of the time certificates of deposit of $100,000 or more issued by the Bank at December 31, 1999 are summarized in the table below.

                       MATURITIES OF LARGE TIME DEPOSITS

                                                                     TIME
                                                                 CERTIFICATES
                                                                  OF DEPOSIT
                                                            ----------------------
                                                            (AMOUNTS IN THOUSANDS)
Three months or less......................................         $12,005
Over three through six months.............................           9,073
Over six through twelve months............................           9,485
Over twelve months........................................           7,718
                                                                   -------
          Total...........................................         $38,281
                                                                   =======

LONG-TERM DEBT AND FEDERAL HOME LOAN BANK ADVANCES

     As of December 31, 1999, the Company had long-term borrowings totaling $16,964,286. Of this amount, $13,364,286 represents borrowings from the Federal Home Loan Bank against available credit lines of $18,000,000. These borrowings have varying maturities with interest rates ranging from 5.27% to 6.77% and are secured by residential mortgages. The remaining long-term debt consists of a $3,600,000 term loan with The Bankers Bank, secured by stock of Gilmer County Bank and Appalachian Community Bank bearing interest at prime less 3/4 of a percentage point.

     Maturities of long-term debt for the years ending December 31, 2000 and thereafter, are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
       2000.................................................  $ 3,592,857
       2001.................................................    1,592,857
       2002.................................................    1,592,857
       2003.................................................    1,392,857
       2004.................................................    1,292,857
       Thereafter...........................................    3,500,000
                                                              -----------
                                                              $12,964,285
                                                              ===========

RETURN ON EQUITY AND ASSETS

     The following table summarizes specified financial ratios for the Company for the years ended December 31, 1999, 1998 and 1997.

                          RETURN ON EQUITY AND ASSETS

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                         1999     1998     1997
                                                         -----    -----    -----
Return on average assets (September 30, 1999,
  annualized)..........................................    .62%     .92%     .98%
Return on average equity (September 30, 1999,
  annualized)..........................................  10.59    13.50    15.90
Dividend payout ratio..................................      0        0        0
Average equity to average assets ratio.................   5.87     6.80     6.19

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The purpose of the following discussion is to address information relating to our financial condition and results of operations that may not be readily apparent from a review of the consolidated financial statements and notes thereto, which begin on page F-1 of this prospectus. You should read this discussion in conjunction with information provided in our consolidated financial statements and accompanying footnotes, and with the statistical information appearing elsewhere in this prospectus under the caption "Selected Consolidated Financial Data and Statistical Information." Unless we specifically state otherwise, the discussion of net interest income in this financial review is presented on a taxable equivalent basis to facilitate performance comparisons among our various taxable and tax-exempt assets.

ACQUISITION OF APPALACHIAN COMMUNITY BANK

     In November 1998, we acquired First National Bank of Union County. This bank, located in the North Georgia town of Blairsville, Union County, was then converted to a state-chartered bank and renamed Appalachian Community Bank. At the time of our purchase, Appalachian Community Bank's asset quality had declined, and it had problems in a number of areas, including depth of management and earnings performance. Even though the bank had problems, the acquisition was pursued by us for the following reasons:

     - The Appalachian acquisition offered us an opportunity to diversify our loan portfolio by providing entry into a complimentary market;

     - Entry into the Union County market through acquisition instead of through the formation of a new bank produced time and cost savings;

     - The acquisition, coupled with the bank's conversion and name change, provided us with a platform for branching under a name suitable for use throughout North Georgia and allowing us to avoid a name change for Gilmer County Bank which has an established identity in the Gilmer County market; and

     - We were able to negotiate the acquisition on favorable terms, allowing us to transfer the lower quality assets and some of the bank's liabilities to the seller, giving us an opportunity for a clean bank with a stable deposit base.

     In light of these perceived benefits, and based on our belief that, with our management and our commitment of resources, the existing problems at Appalachian Community Bank can be resolved, the acquisition was deemed to be in our best long-term interest.

     The integration of Appalachian Community Bank has had the effect of temporarily reducing our earnings and increasing our expenses. We incurred during 1999 a number of non-recurring expenses as a result of the acquisition. The most significant resulting expenses incurred have been advertising and marketing related, as we worked to improve Appalachian Community Bank's market penetration. For the year ended December 31, 1999, advertising and marketing expenses were approximately $309,000, compared to approximately $203,000 for the same period of 1998. Further, Appalachian Community Bank's computer systems required substantial upgrades, increasing our computer-related expenses to approximately $375,000 for the year ended December 31, 1999, compared to approximately $136,000 for the same period of 1998.

     We transferred to the Seller at the time of acquisition a substantial number of lower quality loans which were also a substantial portion of the bank's highest yielding earning assets. In an effort to replace these loans and the resulting interest income, we allowed Appalachian Community Bank to participate in approximately $4,000,000 of loans generated at Gilmer County Bank, net of the loans Appalachian generated for Gilmer County Bank's participation. Although resulting in an increase in expenses relating to these loans, this strategy was beneficial in that it allowed Appalachian Community Bank to build its asset base and focus on increasing deposits to support future activity. As a result of increased local loan volume during the third quarter of 1999, we were able to reduce these participations and Appalachian Community Bank began to operate on a basis independent from Gilmer County Bank.

RESULTS OF OPERATIONS

EARNINGS SUMMARY

     Our net income of $1,265,774 for the year ended December 31, 1999, represents an increase of $57,543 or 4.8%, compared to the prior fiscal year. Our net income of $1,208,231 for the year ended December 31, 1998 represents an increase of $190,425, or 4.8%, from the net income of $1,017,766 for the year ended December 31, 1997. The increase in net income for these periods relates to the growth in Gilmer County Bank's and Appalachian Community Bank's deposit and loan base.

     After restatement for the two-for-one stock split in 1998, earnings per share decreased to $0.95 ($0.89 on a fully diluted basis) in 1999 compared to $1.04 ($0.99 on a fully diluted basis) for 1998 and $0.88 per share for 1997. Return on average assets, which reflects the Banks' abilities to utilize their assets, was 0.62% in 1999, compared with 0.92% in 1998 and 0.98% in 1997. Return on average shareholders' equity decreased to 10.59% in 1999 compared with 13.5% in 1998 and 15.9% in 1997, due in part to the acquisition of Appalachian Community Bank.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998

NET INTEREST INCOME

     Net interest income, the difference between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds, is the largest component of our net income. Fluctuations in interest rates as well as volume and mix changes in earning assets and interest-bearing liabilities materially impact net interest income. Net interest income increased $2,227,759 or 46.7% to $7,000,532 at December 31, 1999,
compared to $4,772,773 in 1998. This increase was caused by the growth of the Banks' deposit base and loan portfolio.

     Interest and fees earned on loans increased 43.6% to $13,807,798 in 1999 from $9,614,165 in 1998. The increase was primarily from the increase in volume of average loans to approximately $150,691,000 in 1999 from approximately $95,353,000 in 1998.

     Interest earned on taxable securities increased 37.6% to $1,388,750 in 1999 from $1,009,595 in 1998, while interest earned on non-taxable securities increased 40.2% from $376,157 to $527,461 during the same period. The variance in the income figures reflects management's strategy to decrease income taxes by investing in tax-free municipal bonds.

     The trend in net interest income is also evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing fully taxable equivalent net interest income by average earning assets. This ratio represents the difference between the average yield returned on average earning assets and the average rate paid for funds used to support those earning assets, including both interest-bearing and noninterest-bearing sources. The net interest margin for 1999 was 3.81% compared to a net interest margin of 4.04% in 1998.

     The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing sources of funds. The interest rate spread calculation provides a more direct perspective on the effect of market interest rate movements. The net interest spread was 3.52% in 1999 compared to 3.76% in 1998.

     During 1999, interest on federal funds sold increased $129,860, 48.3%, from 1998. This increase in income is the result of maintaining larger average federal funds balances with correspondent banks of approximately $7,399,000 and $4,414,000 in 1999 and 1998, respectively. The average yield for such years was 5.39% and 6.09%, respectively. Interest on deposits with other banks increased to $16,322 in 1999 from $1,963 in 1998.

INTEREST EXPENSE

     Total interest expense increased $2,640,552, 40.6%, from $6,498,219 in 1998 to $9,138,771 in 1999. This increase was the combined effect of an increase in the average balance of interest-bearing deposits to approximately $165,467,000 in 1999 from approximately $106,805,000 in 1998 and the average rate paid on deposits. The average rate paid on deposits in 1999 and 1998, respectively, was 4.99% and 5.33%. The effect of these changes increased the interest expense on interest-bearing deposits to $8,249,918 in 1999 from $5,891,778 in 1998, an increase of $2,358,140, 40.0%.

NONINTEREST INCOME

     Noninterest income for 1999 and 1998 totaled $844,913 and $528,921, respectively. These amounts are primarily from service charges on deposit accounts, insurance commissions and fees on services to customers. Noninterest income increased primarily due to the continued growth in the Banks' deposit bases. Other operating income increased from $251,717 in 1998 to $379,477 in 1999, primarily due to an increase in credit card fees earned by the Banks.

NONINTEREST EXPENSES

     Noninterest expenses totaled $5,560,969 in 1999, $3,221,213 in 1998 and $2,379,358 in 1997. Salaries and benefits increased $1,078,875, 72.1%, to $2,575,618 in 1999, due to the Banks' increased staffing to accommodate the growth in the Banks' loans and deposits. Furniture and equipment expenses increased $85,344, 33.8%, in 1999 due to increased data processing costs and the cost associated with remodeled facilities. Other operating expenses increased $1,024,547, 78.9%, to $2,323,177 in 1999 due mainly to substantial increases in professional fees, data processing, advertising and supplies. All of the above expenses increased significantly in 1999 as compared to prior years due to inclusion of a full year of expenses incurred by Appalachian Community Bank, which was acquired in late 1998.

     The table below sets forth the Company's noninterest expenses for the periods indicated.

                                                          YEARS ENDED DECEMBER 31,
                                                          ------------------------
                                                           1999     1998     1997
                                                          ------   ------   ------
                                                           (AMOUNTS IN THOUSANDS)
Salaries and employee benefits..........................  $2,576   $1,497   $1,154
Professional and regulatory fees........................     412      221      195
Data processing.........................................     375      136       87
Furniture and equipment expense.........................     338      253      150
Occupancy expense.......................................     324      173       97
Advertising.............................................     309      203      122
Supplies................................................     253      166      117
Director and committee fees.............................     227      126      119
Postage.................................................     131       89       70
Amortization expense....................................     118       21        6
Insurance...............................................      81       54       56
Taxes and licenses......................................      64       47       26
Checking account expense................................      63       41       33
Correspondent bank charges..............................      45       35       35
Other...................................................     245      159      112
                                                          ------   ------   ------
          Total.........................................  $5,561   $3,221   $2,379
                                                          ======   ======   ======

INCOME TAXES

     The Company's net operating income of $1,404,476 in 1999 resulted in income tax expense of $138,702. Net operating income for 1998 was $1,780,481 with a related income tax expense of $572,250.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

NET INTEREST INCOME

     Net interest income was $4,772,773 in 1998, compared to $3,880,715 in 1997, representing an increase of $892,058, 23.0%. This increase was caused by the growth of Gilmer County Bank's deposit base and loan portfolio.

     Interest and fees earned on loans increased 25.6% from $7,652,481 in 1997 to $9,614,165 in 1998. The increase was primarily from the increase in volume of average loans from approximately $74,753,000 in 1997 to approximately $95,353,000 in 1998.

     Interest earned on taxable securities decreased 13.1% from $1,160,497 in 1997 to $1,009,595 in 1998, while interest earned on non-taxable securities increased 120.9% from $170,274 to $376,157 during the same period. The increase in interest earned on non-taxable securities in 1998 is a result of an increase of approximately $4,686,000, 143.9%, in the average investment portfolio for such securities from 1997, reflecting management's strategy to decrease income taxes by investing in tax-free municipal bonds.

     The trend in net interest income is also evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing fully taxable equivalent net interest income by average earning assets. This ratio represents the difference between the average yield returned on average earning assets and the average rate paid for funds used to support those earning assets, including both interest-bearing and noninterest-bearing sources. The net interest margin for 1998 was 4.04% compared to a net interest rate margin of 4.06% in 1997. This increase was due primarily to the growth of the Banks related specifically to an increase in interest-bearing assets as a percentage of interest-earning liabilities.

     The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing sources of funds. The interest rate spread calculation provides a more direct perspective on the effect of market interest rate movements. The net interest spread was 3.76% in 1998 compared to 3.73% in 1997.

     During 1998, interest on federal funds sold increased $109,396, or 68.5%, from 1997. The increase in income from federal funds sold is a result of an increase in the average amount of federal funds sold from approximately $2,895,000 in 1997 to approximately $4,414,000 in 1998, and an increase in the average yield for such funds from 5.53% in 1997 to 6.90% in 1998.

     Total interest expense increased $1,235,966, or 23.5%, from $5,262,253 in 1997 to $6,498,219 in 1998. This increase was the combined effect of an increase in the average balance of interest-bearing deposits to approximately $106,805,000 in 1998 from approximately $86,281,000 in 1997. The average rate paid on deposits in 1998 was 5.52% and in 1997 was 5.69%. The effect of the significant increase in the average balance of interest-bearing deposits increased the interest expense on interest-bearing deposits to $5,891,798 in 1998 from $4,911,266 in 1997, an increase of $980,532, or 20.0%.

NONINTEREST INCOME

     Noninterest income was $528,921 for 1998 and $378,996 for 1997. These amounts are primarily from service charges on deposit accounts, insurance commissions and fees on services to customers. Noninterest income increased primarily due to the continued growth in Gilmer County Bank's deposit base. Other operating income increased 56.3% from $161,086 in 1997 to $251,717 in 1998, primarily due to the addition of Appalachian Community Bank and an increase in credit card fees earned by the Gilmer County Bank.

NONINTEREST EXPENSES

     Noninterest expenses totaled $3,221,213 in 1998 and $2,379,358 in 1997. Salaries and benefits increased $342,287, or 29.6%, to $1,496,743 in 1998, due to the Banks' increased staffing to accommodate the growth in the Banks' loans and deposits, as well as the acquisition of Appalachian Community Bank in November 1998. Furniture and equipment expenses increased $102,448, or 68.1%, in 1998 due to increased data processing costs and the costs associated with expanded facilities. Other operating expenses increased $321,353, or 32.9%, to $1,298,630 in 1998 due mainly to an increase in advertising and supplies.

INCOME TAXES

     Our net operating income of $1,780,481 in 1998 resulted in $572,250, or 32.1%, of income tax expense. Net operating income for 1997 was $1,400,353 with a related income tax expense of $382,587, or 27.3%.

FINANCIAL CONDITION

EARNING ASSETS

     The Banks' earning assets, which include deposits in other banks, federal funds sold, securities and loans, averaged $191,540,000 in 1999, or 94.0% of average total assets and $123,663,000 during 1998, or 94.3% of average total assets. The mix of average earning assets comprised the following percentages:

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
                                                       1999      1998      1997
                                                       -----     -----     -----
Deposits in other banks...........................       .14%      .03%        0%
Federal funds sold................................      3.86%     3.57%     2.94%
Investment securities.............................     17.33%    19.30%    21.10%
Loans.............................................     78.67%    77.20%    75.96%

     The mix of average earning assets reflects management's attempt to maximize interest income after tax while maintaining acceptable levels of risk. The Banks do not participate in the national market of loans to finance leveraged buy-outs or lesser developed country debt.

LOANS

     Loans made up the largest component of the Banks' earning assets for the year ended December 31, 1999. At December 31, 1999, the Banks' total loans were $169,105,872 compared to total loans of $129,831,095 at the end of 1998. In 1999, average net loans represented 78.7% of average earning assets and 74.0% of total average assets, while in 1998, average net loans represented 77.1% of average earning assets and 72.7% of average total assets. This was the result of an increase in loan demand in the Banks' market area, combined with an increase in the Banks' market share of loans in such areas. The ratio of total loans to total deposits was 90.6% in 1999 and 79.2% in 1998.

SECURITIES AND FEDERAL FUNDS SOLD

     The Banks have classified their securities as either available-for-sale or held-to-maturity, depending on whether the Banks have the intent and ability to hold such securities to maturity. At December 31, 1999, $28,536,246 was classified as available-for-sale, while at December 31, 1998, $21,940,281 of the Banks' securities were classified as available-for-sale. Securities classified as held-to-maturity were $5,799,963 at year end 1999, and $6,218,354 at year end 1998.

     The composition of the Banks' securities portfolio reflects our investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objectives of our investment strategy are to maintain an appropriate level of liquidity and to provide a tool to assist in controlling the Banks' interest rate position while at the same time producing adequate levels of interest income. For securities classified as held-to-maturity, it is our intention for the Banks to hold such securities for the foreseeable future. Management of the maturity of the portfolio is necessary to provide liquidity and to control interest rate risk. During 1999, gross sales amounted to $4,406,657 representing 13.3% of the average portfolio and maturities amounted to $9,502,031 representing 28.6% of the average portfolio. Net gains associated with these transactions were $9,430. Gross unrealized gains at year-end 1999 amounted to $28,550 and unrealized losses amounted to $1,419,149. During 1998, gross securities sales were $9,515,761 representing 40.0% of the average portfolio for the year and maturities were $11,597,617 representing 48.6% of the average portfolio for the year. Net gains associated with sales and maturities totaled $15,950 in 1998. Gross unrealized gains in the portfolio amounted to $423,178 at year-end 1998 and unrealized losses amounted to $30,074.

     Mortgage-backed securities have varying degrees of risk of impairment of principal, as opposed to U.S. Treasury and U.S. government agency obligations, which are considered to contain virtually no default or prepayment risk. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. The Banks' purchases of mortgage-backed securities during 1999 and 1998 did not include securities with these characteristics. The recoverability of the Banks' investments in mortgage-backed securities is reviewed periodically, and we intend to make appropriate adjustments to income for impaired values.

     Management maintains federal funds sold as a tool in managing its daily cash needs. Federal funds sold at December 31, 1999, was $3,842,157 and $18,392,213 in 1998. Average federal funds sold for 1999 was approximately $7,399,000, or 3.9% of average earning assets, and for 1998 was $4,414,000, or 3.6% of average earning assets. The large decrease in year-end federal funds resulted from the effective management of interest yield.

     There has been no significant impact on our financial statements as a result of the provisions of Statement of Financial Accounting Standards No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments.

DEPOSITS AND REPURCHASES

     Our strategy to attract deposits has been based upon the relative level of interest rates. When interest rates are relatively high, we attempt to attract core deposits because they have lower relative interest rates. When interest rates are relatively low, we reduce core deposit rates and as a result some of our customers shift their deposits to longer term and higher rate certificates of deposits. During the past 24 months, we have been reducing the rates on core deposits. The resulting shift has resulted in a greater dependency upon certificate of deposits in $100,000 and larger denominations, it has also lengthened the period in which there is an opportunity to reprice these funding sources. This lengthening of deposit repricing opportunities helps to reduce our overall rate sensitivity.

     Our primary source of funds is derived from deposits of the Banks' customers. Average deposits increase 58.0% from approximately $110,745,000 in 1998 to approximately 175,025,000 in 1999. At December 31, 1999, total deposits were $186,729,656 of which $176,366,521, 94.5%, were interest bearing. At December 31, 1998, total deposits were $163,861,478, of which $154,573,545,
94.3%, was interest bearing. The continued enhancement of existing products and emphasis upon better customer service fueled the growth in the deposit base. We intend to emphasize attracting customer deposits in order to expand the customer basis of the Banks and to continue to fund asset growth.

     Securities sold under agreements to repurchase amounted to $3,204,007 at December 31, 1999, compared to $2,478,344 at December 31, 1998. The weighted average rates were 3.96% for 1999 and 4.26% for 1998. Securities sold under agreements to repurchase averaged $2,071,713 during 1999 and $4,095,716 during 1998. The maximum outstanding at any month end during 1999 was $3,679,074 and during 1998 was $4,468,355. The total of securities sold under agreements to repurchase are associated with the cash flow needs of our corporate customers that participate in repurchase agreements. In addition, the Company had federal funds purchased that amounted to $2,930,000 at year-end 1999 compared to no federal funds purchased at year-end 1998.

SHAREHOLDERS' EQUITY

     Shareholders' equity increased $941,080, or 8.2%, from December 31, 1998 to December 31, 1999, due in part to net earnings of $1,265,774, and the decrease in unrealized gains on securities available-for-sale totaling $887,711, net of deferred tax liability. The increase was also a result of the issuance of 21,934 shares of the Company's common stock to the Company's 401(k) plan at a total purchase price of $385,880, and the issuance of 43,000 shares in connection with the exercise of options by certain of our directors with aggregate compensation recognized of $157,094 and the exercise of 4,400 options with a tax benefit received of $20,043.

     All amounts presented in this prospectus and in the financial statements are adjusted to reflect the two-for-one stock split effected in May 1998. See "Market for Our Common Stock and Related Shareholder Matters." The net effect of the stock split did not change total shareholders' equity.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY MANAGEMENT

     Liquidity is defined as the ability of a company to convert assets into cash or cash equivalents without significant loss. Liquidity management involves maintaining the Banks' abilities to meet the day-to-day cash flow requirements of its customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Without proper liquidity management, the Banks would not be able to perform the primary function of financial intermediaries and would, therefore, not be able to meet the production and growth needs of the communities it serves.

     The primary function of assets and liabilities management is not only to assure adequate liquidity in order for the Banks to meet the needs of their customer bases, but also to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that we can also meet the investment requirements of its shareholders. Daily monitoring of the sources and uses of funds is necessary to maintain an acceptable cash position that meets both requirements. In the banking environment, both assets and liabilities are considered sources of liquidity funding and both are, therefor, monitored on a daily basis.

     The asset portion of the balance sheet provides liquidity primarily through loan principal repayments or sales of investment and trading account securities. Real estate construction and commercial, financial and agricultural loans that mature in one year or less equaled approximately $33.0 million or 19.8% of the total loan portfolio at December 31, 1999 and investment securities maturing in one year or less equaled $1.1 million or 3.2% of the portfolio. Other sources of liquidity include short-term investments such as federal funds sold.

     The liability portion of the balance sheet provides liquidity through various customers' interest-bearing and noninterest-bearing deposit accounts. At the end of fiscal 1999, funds were also available through the purchase of federal funds from correspondent commercial banks from available lines of up to an aggregate of $5,800,000.

     In an effort to maintain and improve the liquidity position of Gilmer County Bank, management made an application for membership with the Federal Home Loan Bank of Atlanta in 1997. As a member of the Federal Home Loan Bank, Gilmer County Bank is able to improve its ability to manage liquidity and reduce interest rate risk by having a funding source to match longer term loans. The application was approved on April 17, 1997, and Gilmer County Bank received an initial credit line of up to $8,000,000. Gilmer County Bank's credit line has since been increased to $17,506,170 as of December 31, 1999. At December 31, 1999, the outstanding balance of Gilmer County Bank's credit line was $11,464,286. See Note 9 to the Notes to Consolidated Financial Statements herein. Appalachian Community Bank also has a credit line with the Federal Home Loan Bank, which provides for a credit line of up to $6,000,000. At December 31, 1999, Appalachian Community Bank had an outstanding balance on its credit line of $1,900,000.

CAPITAL RESOURCES

     A strong capital position is vital to our continued profitability because it promotes depositor and investor confidence and provides a solid foundation for future growth of the organization. A majority of our capital requirements have been provided from the proceeds from Gilmer County Bank's initial stock offering in 1994, from the proceeds of the $2.65 million private placement of our common stock in November 1998, and through the retention of earnings and the sale of stock to our 401(k) plan.

     TERM LOAN. In November 1998, we obtained a $3.6 million term loan under a Loan and Stock Pledge Agreement and a Promissory Note (collectively, the "Term Loan") with The Bankers Bank. The Company used $3.45 million of the proceeds of the Term Loan to fund a portion of its acquisition of Appalachian. The Company used the remaining $150,000 of the proceeds of the Term Loan to repay a portion of principal amounts outstanding under its former line of credit with Hardwick Bank & Trust Company ("Hardwick"). At December 31, 1999, the balance on the Term Loan was $3.6 million. Interest on the outstanding amounts under the Term Loan is payable quarterly at the prime rate (as defined in the Promissory Note) less
 3/4 of a percentage point. The Company began making interest payments on January 1, 1999. Principal is due in seven equal annual installments, each in the amount of $450,000, plus accrued and unpaid interest, beginning on November 30, 2000. The entire outstanding balance of the Term Loan, together with all accrued and unpaid interest, is due and payable in a final installment on November 30, 2008. The Term Loan contains certain affirmative and negative covenants, including, but not limited to, requiring the Company to cause the Banks at all times to maintain certain minimum capital ratios, maintain nonperforming assets below a specified level, and maintain a minimum ratio of consolidated loan loss reserves to total loans. This loan was refinanced subsequent to the end of the fiscal year. See "-- Subsequent Events."

     FEDERAL CAPITAL STANDARDS. Regulatory authorities are placing increased emphasis on the maintenance of adequate capital. In 1990, new risk-based capital requirements became effective. The guidelines take into consideration risk factors, as defined by regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk-adjusted assets to determine the risk-based capital ratios. Our Tier 1 capital, which consists of common equity, paid-in capital and retained earnings (less intangible assets), amounted to $11.0 million at December 31, 1999. Tier 2 capital components include supplemental capital components such as qualifying allowance for loan losses and qualifying subordinated debt. Tier 1 capital plus the Tier 2 capital components is referred to as Total Capital and was $12.8 million at year-end 1999. The Company's percentage ratios as calculated under regulatory guidelines were 6.34% for Tier 1 and 7.41% for Total Capital at year-end 1999. The Company's Tier 1 Capital exceeded the minimum ratios of 4% whereas the Company's Total Capital was slightly under the minimum ratio of 8%.

     Our failure to meet the minimum Total Capital ratio at December 31, 1999 was primarily attributable to the amount of goodwill resulting from our acquisition of Appalachian Community Bank. Over future periods the effects of the goodwill on our Total Capital ratio will decrease as the goodwill is amortized on a straight-line basis over a period of twenty years. Additionally, management intends to closely monitor the asset mix of the Banks and to take such additional steps as are necessary in order to avoid a future failure to meet the applicable capital ratios. These additional steps may include limiting the payment of dividends by the Company and raising additional capital. The Company, however, cannot be assured that such steps will be successful or that the Company will be able to meet its minimum capital ratios. The failure of the Company to meet its minimum capital ratios could result in, among other things, increased scrutiny from applicable regulatory authorities, a reduction in the permissible activities of the Company or a default under the Company's credit facilities. Any of these events could have a material adverse effect on the Company's business, financial condition and results of operations.

     Another important indicator of capital adequacy in the banking industry is the leverage ratio. The leverage ratio is defined as the ratio which shareholders' equity, minus intangibles bears to total assets minus intangibles. At December 31, 1999, the Company's leverage ratio was 5.22% exceeding the regulatory minimum requirement of 4%.

     The table below illustrates our regulatory capital ratios under federal guidelines at December 31, 1999, 1998 and 1997:

                            CAPITAL ADEQUACY RATIOS

                                   STATUTORY   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                    MINIMUM        1999           1998           1997
                                   ---------   ------------   ------------   ------------
                                         (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)
Tier 1 Capital...................                $ 10,981       $  9,035       $ 6,916
Tier 2 Capital...................                   1,849          1,686           930
                                                 --------       --------       -------
          Total Qualifying
             Capital.............                $ 12,830       $ 10,721       $ 7,846
                                                 ========       ========       =======
Risk Adjusted Total Assets
  (including off-balance-sheet
  exposures).....................                $212,785       $136,122       $84,074
                                                 ========       ========       =======
Tier 1 Risk-Based Capital
  Ratio..........................    4.0%            6.34%          6.64%         8.23%
          Total Risk-Based
             Capital Ratio.......    8.0%            7.41%          7.88%         9.33%
Leverage ratio...................    4.0%            5.22%          4.99%         6.40%

     GEORGIA DEPARTMENT OF BANKING AND FINANCE CAPITAL REQUIREMENT. In addition to the capital standards imposed by federal banking regulators, the Georgia Commission also imposes a 6% primary capital ratio on Gilmer County Bank. The Georgia Commission's standard is calculated as the ratio of total equity to total assets, each as adjusted for unrealized gains and losses on securities and allowances for loan losses. At December 31, 1999, Gilmer County Bank's capital ratio as calculated under the Georgia Commission standard was 7.20%.

     In 1999, Gilmer County Bank paid dividends totaling $350,000 to the Company, which were used for the repayment of debt and other expenses.

     APPALACHIAN COMMUNITY BANK. In addition to the capital standards opposed by federal banking regulators, the Georgia Commission imposes a 6% primary capital ratio on Appalachian Community Bank. At December 31, 1999, Appalachian Community Bank's capital ratio as calculated under the Georgia Commission standard was 11.8%. Appalachian Community Bank transferred $1,745,761 from retained earnings to surplus as required by the Georgia Department of Banking and Finance as part of Appalachian Community Bank's state charter application.

INTEREST RATE SENSITIVITY MANAGEMENT

     Interest rate sensitivity is a function of the repricing characteristics of the Banks' portfolios of assets and liabilities. These repricing characteristics are the time frames within which the interest-bearing assets and liabilities are subject to change in interest rates either at replacement or maturity during the life of the instruments. Sensitivity is measured as the difference between the volume of assets and liabilities in the Bank's current portfolio that are subject to repricing in future time periods. The differences are known as interest sensitivity gaps and usually are calculated separately for segments of time ranging from zero to thirty days, thirty-one to ninety days, ninety-one days to one year, one to five years, over five years, and on a cumulative basis.

     The following table shows interest sensitivity gaps for these different intervals as of December 31, 1999.

                       INTEREST RATE SENSITIVITY ANALYSIS

                                  0-30      31-90      91-365      1-5      OVER 5
                                  DAYS       DAYS       DAYS      YEARS      YEARS     TOTAL
                                --------   --------   --------   --------   -------   --------
                                                (IN THOUSANDS, EXCEPT RATIOS)
Interest-earning assets(1):
Loans.........................  $ 15,347   $ 32,068   $ 36,397   $ 82,659   $ 2,635   $169,106
Securities:
Taxable.......................       -0-        -0-        -0-      3,579    20,240     23,819
Tax-exempt....................       -0-        100        -0-      1,004     9,413     10,517
Time deposits in other
  banks.......................        19         99         99        -0-       -0-        217
Federal funds sold............     3,842        -0-        -0-        -0-       -0-      3,842
                                --------   --------   --------   --------   -------   --------
                                  19,208     32,267     36,496     87,242    32,288    207,501
                                ========   ========   ========   ========   =======   ========
Interest-bearing
  liabilities(2):
Demand deposits(3)............    14,122     14,122     14,121        -0-       -0-     42,365
Savings deposits(3)...........     9,669      9,669      9,668        -0-       -0-     29,006
Time deposits.................     5,506     31,830     46,639     21,021       -0-    104,996
Other short-term
  borrowings(3)...............     2,045      2,045      2,044        -0-       -0-      6,134
Long-term debt................     1,000      1,000      4,000      4,014     6,950     16,964
                                --------   --------   --------   --------   -------   --------
                                  32,342     58,666     76,472     25,035     6,950    199,465
                                --------   --------   --------   --------   -------   --------
Interest sensitivity gap......  $(13,134)  $(26,399)  $(39,976)  $ 62,207   $25,338   $  8,036
                                ========   ========   ========   ========   =======   ========
Cumulative interest
  sensitivity gap.............  $(13,134)  $(39,533)  $(79,509)  $(17,302)  $ 8,036
                                ========   ========   ========   ========   =======
Ratio of interest-earning
  assets to interest-earning
  liabilities.................       .59        .55        .48       3.48      4.65
                                ========   ========   ========   ========   =======
Cumulative ratio..............       .59        .57        .53        .91      1.04
                                ========   ========   ========   ========   =======
Ratio of cumulative gap to
  total interest-earning
  assets......................      (.06)      (.19)      (.38)      (.08)      .04
                                ========   ========   ========   ========   =======

-------------------------
(1) Excludes nonaccrual loans and securities.

(2) Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.

(3) Demand and savings deposits are assumed to be subject to immediate repricing during the 0-30 day period, the 31-90 day period, and the 91-365 day period.

     The above table indicates that in a rising interest rate environment, our earnings may be adversely affected in the 0-365 day periods where liabilities will reprice faster than assets. As seen in this table, for the first 30 days of repricing opportunity, there is an excess of interest-bearing liabilities over earning assets of approximately $13.1 million. For the first 365 days, interest-bearing liabilities exceed earning assets by approximately $79.5 million. During this one-year time frame, 84% of all interest-bearing liabilities will reprice compared to 42.4% of all interest-earning assets. Changes in the mix of earning assets or supporting liabilities either can increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly, while the timing of repricing for both the asset and the liability remain the same, thus impacting net interest income. Due to management's continued emphasis on profitability, many of the higher yielding securities presented in the table above have call features, which may result in such securities having a shorter effective life. This, in turn, may reduce the interest rate sensitivity gap presented above. It should be noted, therefore, that a matched interest-sensitive position by itself will not ensure maximum net interest income.

     Management continually evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the types of investments that should be made and at what maturities. Using this analysis, management, from time to time, assumes calculated interest sensitivity gap positions to maximize net interest income based upon anticipated movements in the general level of interest rates.

IMPACT OF INFLATION AND CHANGING PRICES

     A bank's asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on financial results depends upon the ability of the Banks to react to changes in interest rates, and by such reaction, to reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. As discussed previously, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

     Various information shown elsewhere in this prospectus is used by the Company to understand how well the Banks are positioned to react to changing interest rates and inflationary trends. In particular, the summary of net interest income, the maturity distributions, the composition of the loan and security portfolios and the data on the interest sensitivity of loans and deposits should be considered.

YEAR 2000

     Until recently, many computer software programs and processing systems, including some of those used by the Banks in their operations, were not designed to accommodate entries beyond the year 1999 in the date fields. Failure to address the anticipated consequences of this design deficiency could have had material adverse effects on the business and operations of any business, including the Banks, that relies on computers and associated technologies.

     The Banks aggressively addressed the challenges that Year 2000 presented to its operations. The transition into Year 2000 went according to plan. We have not experienced any systems failures or material disruption to critical business activities in connection with the transition to Year 2000, nor are we aware of any third parties with which we have material relationships who have experienced material Year 2000 disruptions or failures. Year 2000 validation, however, has many elements and potential consequences, some of which may not be forseeable or realized until future periods. Consequently, no assurances can be given that unforeseen failures might not be identified in the future, or that we may not identify information systems, computers or other equipment which may not be Year 2000 compliant.

     The Banks incurred approximately $154,000 in expenditures on the Year 2000 project, $86,000 during 1999, and $68,000 in 1998.

RECENT ACCOUNTING PRONOUNCEMENTS

     We have adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Statement No. 130 establishes standards for reporting and displaying comprehensive income, as defined therein, and its components in financial statements issued for the fiscal years beginning after December 15, 1997. Statement No. 130 requires the inclusion in comprehensive income of the change in certain previously recognized components of shareholders's equity. In compliance with Statement No. 130, we have included, as an additional financial statement, Consolidated Statements of Comprehensive Income for the years ended December 31, 1999, 1998, and 1997. For us, this required the inclusion of unrealized gains (losses) on investment and available for sale securities, net of taxes, arising during the respective periods. For the year ended December 31, 1999, the change in unrealized gains on securities represented a decrease in net income, as reported, of $887,711, or 70.1%, net of tax. For the year ended December 31, 1998, the change in unrealized gains on securities represented an increase in net income, as reported, of $90,842, or 7.5%, net of tax. For the year ended December 31, 1997, the change in unrealized gains on securities represented an increase in net income, as reported, of $42,744, or 4.2%, net of tax.

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards governing how public business enterprises report information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. This Statement is effective for financial statements for periods beginning after December 15, 1997. All of our offices offer similar products and services, are located in the same geographic region and serve the same customer segments of the market. As a result, management considers all units one operating segment and, therefore, feels that the basic financial statements and related footnotes provide details related to segment reporting.

     Effective for years ending after December 15, 1998, SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits was issued by FASB which standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain other disclosures previously required. Management does not believe that the adoption of SFAS No. 132 will have a material impact on our consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board also Issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative is to be determined based upon the intended use of the derivative. For certain hedge designations (cash flow and foreign currency exposure) the derivative's gain or loss is reported as a component of other comprehensive income. Other designations require the gain or loss to be recognized in earnings in the period of change. This Statement is effective for financial statements for periods beginning after June 15, 1999. Management does not believe that the adoption of SFAS No. 133 will have a material impact on the Company's consolidated financial statements.

SUBSEQUENT EVENTS

     Subsequent to December 31, 1999, we entered into a Loan and Stock Pledge Agreement with Crescent Bank and Trust Company pursuant to which the Company borrowed $4.6 million. The proceeds of this loan were used in part to repay the Term Loan of $3.6 million described above under "-- Capital Resources." The remainder of the proceeds from this new loan was used to redeem certain outstanding shares of common stock as to which the Company had redemption rights. The new loan bears interest at a rate equal to the prime rate as published in the Wall Street Journal, less 25 basis points.

     Subsequent to December 31, 1999, we received a written report from the FDIC's first examination of Appalachian Community Bank since its acquisition by the Company. The FDIC indicated that it feels it is necessary to continue Appalachian Community Bank's status of being considered in a "troubled condition" as a result of certain destabilizing factors affecting the Bank's operating performance, including unsatisfactory earnings and declining capital. The FDIC and the Board of Directors of Appalachian Community Bank have entered into a Memorandum of Understanding prepared jointly between the FDIC and the Georgia Department of Banking and Finance (the "Memorandum of Understanding"). In the Memorandum of Understanding Appalachian Community Bank agreed to implement a program of corrective action to remedy the weaknesses identified by the FDIC.

     In April 2000, we repurchased a total of 82,500 shares of common stock from two institutional investors for an aggregate purchase price of $1,827,205. This transaction closed prior to the recent two-for-one stock split by Appalachian Bancshares, Inc.

     In addition, during the term of the Memorandum of Understanding, Appalachian Community Bank has agreed to maintain a Tier 1 Leverage Capital ratio of at least 8%.

CONCLUSION

     We, principally through Gilmer County Bank, have experienced continued growth since we acquired Gilmer County Bank in July 1996. Additionally, we recently acquired Appalachian Community Bank. While management remains optimistic about the prospects for our continued growth and profitability, management does not anticipate that such growth will be at the level experienced during its initial years of operation. No assurance can be given that we will continue to grow and be profitable.

     The foregoing is a forward-looking statement that reflects significant assumptions and subjective judgments believed by management to be reasonable as of the date of this prospectus. It does not constitute a forecast or prediction of actual results, and actual performance and financial results may differ materially from those anticipated due to a variety of factors, including but not limited to those discussed in the section entitled "Cautionary Notice Regarding Forward-Looking Statements" appearing at the beginning of this prospectus.

                                  OUR BUSINESS

OUR HISTORY AND DEVELOPMENT

     We are a bank holding company engaged in providing a full range of banking services through our two commercial bank subsidiaries: Gilmer County Bank and Appalachian Community Bank. The Company was incorporated as a business corporation in May 1996 under the laws of the State of Georgia for the purpose of acquiring 100% of the issued and outstanding shares of common stock of Gilmer County Bank. In July 1996, the Company received approval from the Federal Reserve Bank of Atlanta and the Georgia Commission to become a bank holding company. In August 1996, we acquired 100% of the outstanding shares of Gilmer County Bank, and the shareholders of Gilmer County Bank became the shareholders of the Company.

     On November 30, 1998, we completed an acquisition of First National Bank of Union County, which we subsequently renamed Appalachian Community Bank, from Century South Banks, Inc. First National was a nationally-chartered bank organized in 1981 with its main banking office located in Blairsville, Georgia. We acquired First National in a cash transaction for a purchase price of $6.1 million. Century South also assumed some of the existing liabilities and assets of First National. We funded a portion of the purchase price with the proceeds of a private placement of 132,500 shares of our common stock to three accredited investors. The aggregate gross proceeds of the private placement were $2.65 million. We funded the remainder of the purchase price through a $3.6 million loan with The Bankers Bank, which we recently refinanced with a $4.6 million loan with Crescent Bank and Trust Company.

     In April 2000 we repurchased 82,500 of the 132,500 shares sold, paying an aggregate of $1,827,205 to the holders thereof. The remaining purchaser of common stock in the private placement is entitled to registration rights under specific circumstances and is subject to call rights of the Company. This purchaser has waived its registration right in this offering.

     As of the date of this prospectus, the assets of the Company consisted primarily of its ownership of the capital stock of the Banks.

OUR BUSINESS

     We are authorized to engage in any activity permitted by law to a corporation, subject to applicable federal and state regulatory restrictions on the activities of bank holding companies. Our holding company structure provides us with greater flexibility than our Banks would otherwise have to expand and diversify their business activities through newly-formed subsidiaries, or through acquisitions. While our management has no present plans to engage in any other business activities, management may, from time to time, study the feasibility of establishing or acquiring subsidiaries to engage in other business activities to the extent permitted by law.

GILMER COUNTY BANK

     Gilmer County Bank was organized in 1994 under the laws of the State of Georgia to conduct a commercial banking business in Gilmer County, Georgia, with its deposits insured by the FDIC. Gilmer County Bank was formed to meet the banking needs of individuals, small- to medium-sized businesses, and farmers, especially those engaged in apple and poultry production.

     Gilmer County Bank was organized by a group of individuals from Gilmer County and the surrounding area and commenced business from its main office location at 829 Industrial Boulevard, Ellijay, Georgia on March 3, 1995. Gilmer County Bank operated in a development stage prior to that time.

     Gilmer County Bank has received approval to open a branch in East Ellijay, Georgia. The Bank has leased land and begun construction of the facility with completion anticipated in May 2000.

     Gilmer County Bank has a correspondent relationship with several banks, including The Bankers Bank, Federal Home Loan Bank and SouthTrust Bank. Gilmer County Bank received approval from the Georgia Commission in December 1999 to establish a data processing subsidiary. Gilmer County Bank has formed a subsidiary named Appalachian Information Management, Inc. to operate the data processing facility. Management believes the subsidiary will be fully operational in June 2000.

APPALACHIAN COMMUNITY BANK

     First National was organized in 1981 as an insured national bank chartered under the federal banking laws of the United States of America. During 1999, we converted First National into a state-chartered bank under the laws of the State of Georgia and changed its name to Appalachian Community Bank. Appalachian Community Bank's deposits are insured by the FDIC.

     Appalachian Community Bank conducts business from its main banking office located in Blairsville, Georgia. Appalachian Community Bank intends to file an application with the Georgia Commission to open a branch in Blue Ridge, Georgia. No assurance can be given that approval will be received. Appalachian Community Bank has a correspondent relationship with several banks, including The Bankers Bank, Federal Home Loan Bank and SouthTrust Bank.

BANKING SERVICES AND OPERATIONS

     The Banks operate as community banks performing banking services customary for full service banks of similar size and character. These services include:

     - the furnishing of personal and commercial checking accounts and other demand and time deposit accounts; and

     - the extension of personal and commercial loans and lines of credit.

Gilmer County Bank draws most of its customer deposits and conducts most of its lending transactions from and within a primary service area encompassing Gilmer County, southwestern Fannin County, northern Pickens County, western Dawson County and southeastern Murray County, Georgia. Appalachian Community Bank draws most of its customer deposits and conducts most of its lending transactions from and within a primary service area which includes Union County, Towns County and Fannin County, Georgia.

     The principal business of the Banks is to attract and accept deposits from the public and to make loans and other investments. The principal sources of funds for the Banks' loans and investments are:

     - demand, time, savings, and other deposits, including negotiable order of withdrawal or NOW accounts;

     - installment payments and prepayments on loans granted;

     - sales to other lenders or institutions of loans or participation in loans;

     - fees paid by other lenders or institutions for servicing loans sold by the Banks to them; and

     - borrowings.

     The principal sources of income for the Banks are interest and fees collected on loans, including fees received for servicing loans sold to other lenders or institutions and, to a lesser extent, interest and dividends collected on other investments. The principal expenses of the Banks are:

     - interest paid on savings and other deposits, including NOW accounts;

     - interest paid on borrowings by the Banks;

     - employee compensation;

     - office expenses; and

     - other overhead expenses.

EMPLOYEES

     Except for the officers of the Company, who are also officers of the Banks, the Company does not have any employees. At December 31, 1999, Gilmer County Bank had a total of 46 employees, 39 of whom were full-time employees, and Appalachian Community Bank had a total of 25 employees, 20 of whom were full-time employees. We are not parties to any collective bargaining agreements with employees, and management believes that employee relations generally are good.

LENDING ACTIVITIES

     GENERAL. The Banks are authorized to make both secured and unsecured commercial and consumer loans to individuals, partnerships, corporations and other entities. The Banks' lending business consists principally of making secured real estate loans, including residential and commercial construction loans, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. In addition, the Banks make consumer loans to individuals and commercial loans to small and medium-sized businesses and professional concerns. Loans to the poultry industry constituted approximately 15% of the Banks' total loans at December 31, 1999.

     The Banks have engaged in secondary-market mortgage activities, obtaining commitments, through intermediaries, from secondary mortgage purchasers to purchase mortgage loans originated by the Banks. Based on these commitments, the Banks originate mortgage loans on terms corresponding to such commitments and generate fee income to supplement their interest income. No mortgage loans are held by the Banks for resale nor are any loans held for mortgage servicing.

     REAL ESTATE LOANS. Loans secured by real estate are the primary component of the Banks' loan portfolios, constituting approximately $117 million, or 69%, of the Banks' total loans at December 31, 1999. These loans consist of commercial real estate loans, construction and development loans and residential real estate loans but exclude home equity loans, which are classified as consumer loans.

     COMMERCIAL LOANS. The Banks make loans for commercial purposes in various lines of business. At December 31, 1999, the Banks held approximately $35 million, or 21% of the Banks' total loans, in commercial loans, excluding for these purposes commercial loans secured by real estate which are included in the real estate category above.

     CONSUMER LOANS. The Banks make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit, and revolving lines of credit such as credit cards. At December 31, 1999, the Banks held approximately $15 million in consumer loans, representing 9% of the Banks' total loans.

     LOAN APPROVAL AND REVIEW. The Banks' loan approval policies provide for various levels of officer lending authority. When the aggregate outstanding loans to a single borrower exceeds that individual officer's lending authority, the loan request must be considered and approved by an officer with a higher lending limit or by the officers' loan committee. Individual officers' lending limits range from $15,000 to $150,000, depending on seniority and the type of loan. The officers' loan committee, which consists of the president, executive vice president and senior lending officer, has a lending limit of $200,000 for secured loans. Loans between $200,000 and $500,000 must be approved by a directors' loan committee, which is made up of the president, the senior lending officer and three outside directors. Loans above $500,000 require approval by the majority of the full Board of Directors.

     Each of the Banks has a continuous loan review procedure involving multiple officers of each of the Banks which is designed to promote early identification of credit quality problems. All loan officers are charged with the responsibility of rating their loans and reviewing those loans on a periodic basis, the frequency of which increases as the quality of the loan deteriorates. The Banks' have employed an in-house specialist to review all loans in excess of $100,000 and to periodically sample those of $100,000 or less.

DEPOSITS

     The Banks offer a variety of deposit programs to individuals and to small to medium-sized businesses and other organizations at interest rates generally consistent with local market conditions. The Banks are authorized to accept and pay interest on deposits from individuals, corporations, partnerships and any other type of legal entity, including fiduciaries, such as private trusts. Qualified deposits are insured by the FDIC in an amount up to $100,000.

     The following table sets forth the mix of depository accounts at the Banks as a percentage of total deposits at December 31, 1999.

                                  DEPOSIT MIX

                                                              DECEMBER 31, 1999
                                                              -----------------
Non-interest bearing demand.................................          5.5%
Interest-bearing demand.....................................         22.7%
Savings.....................................................         15.6%
Time Deposits...............................................         35.7%
Certificates of Deposit of $100,000 or more.................         20.5%
                                                                    -----
          Total.............................................        100.0%

     Both of the Banks are members of the Cirrus ATM network of automated teller machines, which permits the Banks' customers to perform certain transactions in numerous cities in Georgia and throughout the country. Gilmer County Bank's charter provides that Gilmer County Bank has trust powers but only upon application to the Georgia Commission. To date, Gilmer County Bank has not submitted, and has no plans to submit, an application for such trust powers. Appalachian Community Bank does not have trust powers.

COMPETITION AND MARKET AREA

     The banking business is highly competitive. The Banks compete as financial intermediaries with other commercial banks, thrift institutions, credit unions, and money market mutual funds operating in Ellijay, Gilmer County Blairsville, Union County and elsewhere. Many of the Banks' competitors have significantly greater resources and higher lending limits (by virtue of their greater capitalization). Credit unions and money market mutual funds with which the Banks compete may have competitive advantages as a result of their being subject to different, and possibly less stringent, regulatory requirements.

     As of the date of this prospectus, three non-locally owned banks had offices in Gilmer County and two locally owned banks had offices in Blairsville. The Bank of Ellijay, which is owned by Century South, a bank holding company headquartered in Gainesville, Georgia, operates a main office and one branch office in Gilmer County. Regions Bank, an Alabama bank holding company, operates two offices in Gilmer County. United Community Bank, a branch of Peoples Bank in Fannin County, maintains a branch office in Gilmer County. Bank of Blairsville, a branch of Bank of Hiawassee, operates an office in Blairsville. Union County Bank, headquartered in Blairsville, operates an office in Blairsville. In addition, many local businesses and individuals have deposits outside the primary service areas of Gilmer County Bank and Appalachian Community Bank.

     Recent legislation enacted by the Georgia General Assembly allows banks in Georgia to establish newly-formed branch banks in areas in which the Banks serve, which branches, if established, also would compete with the Banks. See "Supervision and Regulation."

MONETARY POLICIES

     Our results of operations are significantly affected by the credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in discount rates on member bank borrowings, and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve System, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of the Banks.

PROPERTIES

     Our principal executive offices are located in the Gilmer County Bank's main office at 829 Industrial Boulevard, Ellijay, Georgia, between the business districts of Ellijay and East Ellijay. The office building, which contains 9,780 square feet, and the land on which it is located, which is approximately 1.22 acres, are owned by Gilmer County Bank. The building houses offices, operations, storage, and a lobby. The main banking office of Appalachian Community Bank is located at 236 Highway 515, Blairsville, Georgia. This office, which opened in November 1996 and contains approximately 11,900 square feet, and the land on which it is located are owned by Appalachian Community Bank.

     In October 1998, the Company entered into a lease for an 0.88 acre parcel of unimproved land located on First Avenue in East Ellijay, Gilmer County, Georgia. The lease commenced on January 1, 1999 and has a 30-year term. The lease payments are $2,500 per annum initially, and increase at a rate of 2% per annum starting in the fourth year of the lease. The Company is using the land to build a branch office of Gilmer County Bank, and anticipates completing construction in May 2000.

     Management believes that our physical facilities are suitable for our current operations.

LEGAL PROCEEDINGS

     We are not aware of any material pending legal proceedings to which the Company or the Banks are a party or to which any of their property is subject, other than ordinary routine legal proceedings incidental to the business of the Banks.

                           SUPERVISION AND REGULATION

     We are subject to state and federal banking laws and regulations which impose specific requirements or restrictions and provide for general regulatory oversight over virtually all aspects of operations. These laws and regulations generally are intended to protect depositors, not shareholders. This discussion is only a summary of various statutory and regulatory provisions. This summary is qualified by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, numerous additional regulatory requirements have been placed on the banking industry in the past ten years. On November 12, 1999, the President signed into law a financial services modernization act which effectively repealed the anti-affiliation provisions of the 1933 Glass-Steagall Act and the 1956 Bank Holding Company Act. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We are unable to predict the nature or the extent of the effect on our business and earnings that fiscal or monetary policies, economic control or new federal or state legislation may have in the future.

THE COMPANY

     The Company is a bank holding company within the meaning of the federal Bank Holding Company Act of 1956 and is registered with and subject to the regulation of the Federal Reserve. As a bank holding company, the Company is required to file with the Federal Reserve annual reports and other reports and information as may be required under the Bank Holding Company Act. The Federal Reserve may conduct examinations of the Company and the Banks to determine whether we are in compliance with the regulations promulgated under the Bank Holding Company Act.

     The Bank Holding Company Act requires a bank holding company to obtain prior approval of the Federal Reserve:

     - to acquire the ownership or control of more than 5% of any class of voting stock of any bank not already controlled by it;

     - for it or any subsidiary (other than a bank) to acquire all or substantially all of the assets of a bank; and

     - to merge or consolidate with any other bank holding company.

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates branching and permits the establishment of agency relationships across state lines. The Interstate Banking Act also permits bank holding companies to acquire banks in any state without regard to whether the transaction is prohibited under the laws of such state, subject to certain state provisions, including minimum age requirements of banks that are the target of the acquisition. The minimum age of local banks subject to interstate acquisition is limited to a maximum of five years. See "-- Regulation and Legislative Changes."

     Bank holding companies generally also are prohibited under the Bank Holding Company Act of 1956 from engaging in non-banking activities or from acquiring direct or indirect control of any company engaged in non-banking activities. However, the Federal Reserve may permit bank holding companies to engage in certain types of non-banking activities determined by the Federal Reserve to be closely related to banking or managing or controlling banks. Activities determined by the Federal Reserve to fall under this category include:

     - making or servicing loans and certain leases;

     - providing certain data processing services;

     - acting as a fiduciary or investment or financial advisor,

     - providing discount brokerage services;

     - underwriting bank eligible securities; and

     - making investments designed to promote community welfare.

     Federal law imposes certain limitations on extensions of credit and other transactions between banks that are members of the Federal Reserve System and other affiliates

(which includes any holding company of which a bank is a subsidiary and any other non-bank subsidiary of that holding company). Banks that are not members of the Federal Reserve System also are subject to these limitations. Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

     Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its bank subsidiaries and to commit resources to support these subsidiaries. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. Under these provisions, a bank holding company may be required to loan money to its subsidiary banks in the form of capital notes or other instruments which qualify for capital under regulatory rules. Any loans by the bank holding company to subsidiary banks are likely to be unsecured and subordinate to the bank's depositors and will be senior to the securities offered in this prospectus.

     On November 12, 1999, the President signed into law legislation which breaks down many of the barriers to affiliations among banks and securities firms, insurance companies and other financial service providers. These barriers were established by the 1933 Glass-Steagall Act. This Act prohibited bank holding companies from owning subsidiaries that were engaged principally in the issue, flotation, underwriting, public sale or distribution of securities. The Glass-Steagall Act also prohibited securities firms from engaging in the activities historically engaged in by banks and prohibited certain affiliations between insurance companies, banks and securities firms. The new law will provide financial organizations with the flexibility to structure new affiliations through a holding company structure or a financial subsidiary. As a result of this new law, the number and type of entities competing with us in our markets could increase. It is too early to determine what effect, if any, this new law will have on us.

     The Company also is subject to regulation as a bank holding company under the Georgia Financial Institutions Code, which requires registration and filing of periodic information with the Georgia Commission. Registration with the Georgia Commission includes information relating to the financial condition, operations, management and inter-company relationships of the Company and the Banks. The Georgia Commission also may require other information or make examinations as is necessary to keep itself informed as to whether we are in compliance with the provisions of Georgia law and related regulations and orders.

     Under the provisions of the Georgia Financial Institutions Code, it is unlawful without the prior approval of the Georgia Commission:

     - for any bank holding company to acquire ownership or control of more than 5% of the voting shares of a bank;

     - for any bank holding company or a subsidiary thereof (other than a bank) to acquire all or substantially all of the assets of a bank; or

     - for any bank holding company to merge or consolidate with any other bank holding company.

     It is also unlawful under the Georgia Financial Institutions Code for any bank holding company to acquire direct or indirect ownership or control of more than 5% of the voting shares of any presently operating bank unless the bank has been in existence and continuously operating or incorporated as a bank for a period of five years or more prior to the date of application to the Georgia Commission for approval of such acquisition. In addition, in any acquisition by an existing bank holding company, the initial banking subsidiary of the bank holding company must have been incorporated for not less than two years before the holding company can acquire another bank.

THE BANKS

     Both Banks are incorporated under the laws of the State of Georgia and subject to examination by the Georgia Commission. The Georgia Commission regulates all areas of the Banks' commercial banking operations, including reserves, loans, mergers, consolidations, reorganizations, issuance of securities, payment of dividends, interest rates, establishment of branches, and other aspects of its operations.

     Additionally, each of the Banks is insured and regulated by the FDIC. The major functions of the FDIC with respect to insured banks include:

     - paying off depositors to the extent provided by law if a bank is closed without making adequate provisions to pay the claims of depositors;

     - acting as the receiver of state banks placed in receivership when appointed receiver by state authorities; and

     - preventing the continuance or development of unsound and unsafe banking practices.

     In addition, the FDIC is authorized to examine insured banks that are not members of the Federal Reserve System, such as our Banks, to determine their condition for insurance purposes. The FDIC also is authorized to approve mergers, consolidations and assumption of deposit liability transactions between insured banks and non-insured banks or institutions, and to prevent capital or surplus diminution in these transactions where the resulting, continued, or assumed bank is an insured non-member state bank. The FDIC closely examines non-member banks for compliance with federal statutes such as the Community Reinvestment Act of 1977 and the Truth-in-Lending Act.

DIVIDENDS

     The Company is a legal entity separate and distinct from the Banks. The principal source of cash flow for the Company is dividends from the Banks. There are various statutory and regulatory limitations on the payment of dividends by the Banks, as well as by the Company to its shareholders.

     The payment of dividends by the Company and the Banks may be affected or limited by regulatory requirements and policies, such as the maintenance of adequate capital. Presently, the Company does not pay dividends. If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which could include the payment of dividends depending on the institution's financial condition), such authority may require, after notice and hearing, that the bank cease and desist from such practice. The FDIC issued a policy statement that provides that insured banks generally should only pay dividends out of current operating earnings. The Federal Reserve has issued a policy statement to the same effect for bank holding companies. In addition, all insured depository institutions are subject to the capital-based limitations required by the Federal Deposit Insurance Corporation Improvement Act of 1991. See "-- Capital Adequacy."

     Under Georgia law, the Banks must obtain approval of the Georgia Commission before they may pay cash dividends out of retained earnings if:

     - the total classified assets at the most recent examination of such bank exceed 80% of the equity capital;

     - the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits, after taxes but before dividends, for the previous calendar year; or

     - the ratio of equity capital to adjusted assets is less than 6%.

     As discussed below, additional capital requirements imposed by the Georgia Commission may limit the Banks' ability to pay dividends to the Company. See "-- Capital Adequacy."

CAPITAL ADEQUACY

     Federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to:

     - make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies;

     - account for off-balance sheet exposure; and

     - minimize disincentives for holding liquid assets.

The resulting-capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 established a capital-based regulatory plan designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a Leverage ratio of no less than 5%, a Tier I risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%. The bank also must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based Total Capital ratio equal to 8%, of which at least 4% must be Tier I capital. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans. Tier I capital includes stockholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangible assets and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate-term preferred stock and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business.

     The Federal Reserve also has implemented a Leverage ratio, which is Tier I capital as a percentage of average total assets less intangible assets, to be used as a supplement to the risk-based guidelines. The principal objective of the Leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve has established a minimum 3% Leverage ratio of Tier I capital to total assets for the most highly rated bank holding companies and insured banks. All other bank holding companies and insured banks will be required to maintain a Leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The tangible Tier I Leverage ratio is the ratio of a banking organization's Tier I capital, less all intangibles, to total assets, less all intangibles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources."

     GEORGIA COMMISSION CAPITAL REQUIREMENTS. In addition to the capital standards imposed by federal banking regulators, the Georgia Commission imposed an 8% primary capital ratio as a condition to the approval of Gilmer County Bank's charter. This standard, which exceeds the FDIC capital standards, is calculated as the ratio of total equity to total assets, each as adjusted for unrealized gains and losses on securities and allowance for loan losses. This heightened requirement was imposed during the first three years of Gilmer County Bank's operation, after which time Gilmer County Bank became subject to a 6% primary capital ratio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources."

     FDICIA. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted in large measure to improve the supervision and examination of insured depository institutions in an effort to reduce the number of bank failures and the resulting demands on the deposit insurance system. Among other matters, FDICIA requires that all depository institutions with assets in excess of $150 million prepare and submit to the FDIC and appropriate federal and state banking regulators audited annual financial statements. The FDIC has provided by regulation that these provisions of the FDICIA do not apply to depository institutions with assets of less than $500 million. These institutions must file reports containing a statement by management of its responsibilities and by the depository institution's independent public accountant attesting to the accuracy of management's annual assessment of its financial reporting, internal controls and regulatory compliance. The institution also must establish an audit committee composed of members of the board of directors who are independent of management. An enactment of the FDICIA also has resulted in the promulgation of regulations by regulatory agencies which will tend to restrict to some degree the real estate lending practices of financial institutions.

     Under FDICIA, regulators must take prompt corrective action against depository institutions that do not meet minimum capital requirements. FDICIA and the related regulations establish five capital categories as shown in the following table:

                                                TOTAL RISK-    TIER I RISK-     TIER I
CLASSIFICATION                                 BASED CAPITAL   BASED CAPITAL   LEVERAGE
--------------                                 -------------   -------------   --------
Well Capitalized(1)..........................        10%              6%           5%
Adequately Capitalized(1)....................         8               4            4(2)
Undercapitalized(3)..........................        G8              G4           G4
Significantly Undercapitalized(3)............        G6              G3           G3
Critically Undercapitalized(3)...............        --              --           G2

-------------------------
(1) An institution must meet all three minimums.

(2) 3% for composite I-rated institutions, subject to appropriate federal banking agency guidelines.

(3) An institution is classified as "undercapitalized" if it is below the specified capital level for any of the three capital measures.

     A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives a less than satisfactory examination rating in any one of four categories. As a depository institution moves downward through the capitalization categories, the degree of regulatory scrutiny will increase and the permitted activities of the institution will decrease. Action may be taken by a depository institution's primary federal regulator against an institution that falls into one of the three "undercapitalized" categories, including the requirement of filing a capital plan with the institution's primary federal regulator, prohibition on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring. Other restrictions may be imposed on the institution either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets, or sell the institution.

     As of the date of this prospectus, the Company is considered to be "under capitalized" according to the total risk-based regulatory capital requirement, Gilmer County Bank is considered to be "adequately capitalized." While currently within the total and Tier I risk-based ratio requirement to be considered "adequately capitalized," Appalachian Community Bank has received notice from the FDIC indicating that it will continue in a "troubled condition" status in light of certain weaknesses not yet reconciled since the Bank's acquisition by the Company and the Bank and the FDIC have entered into a Memorandum of Understanding designed to correct the perceived weaknesses. In connection with this designation, among other things, the FDIC has indicated that it will require that the Tier I leverage capital ratio be maintained at not less than 8% for some period of time. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Acquisition of Appalachian Community Bank and -- Subsequent Events." We intend to use a portion of the net proceeds of this offering to make capital contributions to the Banks. Therefore, we believe that the Company, on a consolidated basis, post offering, could be considered "adequately capitalized." We further believe that, post offering, each of Gilmer County Bank and Appalachian Community Bank, as separate entities, could be considered "well capitalized" according to one or more of the regulatory capital requirements. This additional capital infusion also will assist Appalachian

Community Bank in improving its status for future FDIC review purposes and in resolving the outstanding matters with the FDIC.

     These capital guidelines may affect us in a variety of ways. Rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change our capital position in a short period of time, making an additional capital infusion necessary. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources."

FEDERAL DEPOSIT INSURANCE PREMIUMS AND ASSESSMENTS

     The deposits of the Banks currently are insured to a maximum of $100,000 per depositor, subject to aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Since 1993, insured depository institutions like the Banks have paid for deposit insurance under a risk-based premium system. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

OTHER APPLICABLE REGULATIONS

     RCDRIA. The Riegle Community Development and Regulatory Improvement Act of 1994 promotes economic revitalization and community development to "investment areas." It established a Community Development Financial Institutions Fund to achieve these objectives. The fund is authorized to provide financial assistance through a variety of mechanisms, including equity investments, grants, loans, credit union shares and deposits. The amount of assistance any community development financial institution and its subsidiaries and affiliates may receive is generally limited to $5 million. A qualifying institution may receive an additional $3.75 million for the purpose of serving an investment area in another state.

     The Act provides certain regulatory relief, requiring each federal agency to streamline and modify its regulations and policies, remove inconsistencies and eliminate outmoded and duplicative requirements. The Act directs the federal agencies to coordinate examinations among affiliate banks, coordinate examinations with other federal banking agencies, and work to coordinate with state banking agencies. The federal banking agencies also are directed to work jointly in developing a system for banks and savings associations to file reports and statements electronically and to adopt a single form for filing core information in reports and statements.

     INTERSTATE BANKING ACT. The federal Interstate Banking Act permits, among other things, bank holding companies to acquire banks in any state. It also permits bank holding companies to establish new branches across state lines if the individual states into which a potential entrant proposes to branch specifically pass legislation to "opt-in."

     Under the Interstate Banking Act, a bank could merge, beginning on June 1, 1997, with a bank in another state if the transaction did not involve a bank in a home state which had enacted a law after the date of enactment of the Interstate Banking Act and before June 1, 1997 that applied equally to all out-of-state banks and expressly prohibited interstate merger transactions. States also were allowed to permit merger transactions before June 1, 1997. Georgia elected to allow merger transactions beginning June 1, 1997.

The Interstate Banking Act authorizes interstate mergers involving the acquisition of a branch of a bank without the acquisition of the bank only as state law permits an out-of-state bank to acquire a branch without acquiring the bank. Georgia has not authorized these transactions. State minimum age laws for banks to be acquired will be preserved unless state law provides for a minimum age period of more than five years. After consummation of any interstate merger transaction, a resulting bank may establish or operate additional branches at any location where any bank involved in the transaction could have established or operated a branch under applicable federal or state law.

     The Board of Governors of the Federal Reserve System is authorized to approve the acquisition by a well capitalized and adequately managed bank holding company of a bank that is located in another state without regard to whether the acquisition is prohibited under the laws of any state. Again, state minimum age laws for banks to be acquired will be preserved unless the state law provides for a minimum age period of more than five years. The Federal Reserve may not approve an interstate acquisition which would result in the acquiror's controlling more than 10% of the total amount of deposits of insured depository institutions in the United States with 30% or more of the deposits in the home state of the target bank. A state may waive the 30% limit based on criteria that does not discriminate against out of state institutions. The limitations do not apply to the initial entry into a state by a bank holding company unless the state has a deposit concentration cap that applies on a nondiscriminatory basis to in-state or out-of-state bank holding companies making an initial acquisition. Anti-trust laws are not affected by the Interstate Banking Act.

     The Interstate Banking Act now provides that banks may establish branches across state lines upon approval of the appropriate federal regulator if the state "opts-in" by enacting legislation that expressly permits interstate branching. The establishment of the initial branch in a host state which permits de novo interstate branching is subject to the same requirements which apply to the initial acquisition of a bank in a host state, other than the deposit concentration limits, since the bank would not control any deposits in the host state at the time of entry. Once a new branch has been established, the bank may establish and acquire additional branches at any location in the host state in the same manner as any bank in the host state could have established or acquired additional branches under applicable federal or state law.

     GEORGIA INTERSTATE BANKING ACT. In 1994, the Georgia General Assembly adopted the Georgia Interstate Banking Act. The act permits bank holding companies located in any state outside of Georgia to acquire Georgia banks, or to acquire bank holding companies owning Georgia banks. The board of directors of a Georgia bank or bank holding company may adopt a resolution to exempt its bank or bank holding company from acquisition under this act.

     GEORGIA INTRASTATE BANKING ACT. The Georgia General Assembly also has enacted the Georgia Intrastate Banking Act altering the public policy of the State regarding intrastate branch banking. The act allows a bank to establish de novo branch banks on a limited basis beginning July 1, 1996. Between July 1, 1996 and June 30, 1998, any Georgia bank or group of affiliated banks under a single holding company were permitted, subject to certain restrictions, to establish new or additional branch banks in any three counties in the State of Georgia in which the bank or group of banks were not currently operating. Effective July 1, 1998, the restrictions on the number of de novo branch banks which could be established lapsed.

     COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act ("CRA") requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC or any other appropriate federal agency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could pose additional requirements and limitations on the bank. Gilmer County Bank was examined for CRA compliance in June 1999 and received a CRA rating of "outstanding." Prior to the conversion to a state bank, Appalachian Community Bank was examined for CRA compliance in April 1996 and received a rating of "satisfactory."

     Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Housing and Urban Development Agency, the Federal Trade Commission and the Department of Justice) (collectively the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions, which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

     From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Some of these proposals, if adopted, could change significantly the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, what effect these proposals would have.

     Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order to curb inflation or combat a recession. The monetary policies of the Federal Reserve have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

     The following table and text gives certain information about officers and directors, including their ages and principal employment for the past five years.

NAME                                  AGE        POSITION WITH THE COMPANY
----                                  ---        -------------------------
Tracy R. Newton.....................  44    President, Chief Executive Officer,
                                            Treasurer, Director
Kent W. Sanford.....................  38    Executive Vice President, Chief
                                            Operating Officer and Director
Alan R. May.........................  39    Chief Financial Officer
Alan S. Dover.......................  43    Director
Charles A. Edmondson................  52    Director
Roger E. Futch......................  54    Director
Joseph C. Hensley...................  42    Director, Assistant Secretary
Frank E. Jones......................  47    Director, Chairman of the Board
J. Ronald Knight....................  58    Director
P. Joe Sisson.......................  65    Director, Secretary
Kenneth D. Warren...................  50    Director

     Tracy R. Newton has served as President, Chief Executive Officer and a director of the Company since 1996 and President, Chief Executive Officer and a director of Gilmer County Bank since its inception in 1994. Prior to Mr. Newton's employment with the Bank, he served as executive vice president of the Bank of Ellijay, until he resigned in September 1993 to pursue the formation of the Bank. His responsibilities at the Bank of Ellijay included the development and implementation of bank policy and lending. He has had 22 years experience in community banking, particularly in commercial, agricultural, and consumer lending and in bank operations.

     Kent W. Sanford has served as Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company and Gilmer County Bank since 1996 and 1994, respectively, and has served as a director of Gilmer County Bank since February 1999. Mr. Sanford also serves as Chief Executive Officer and a director of Appalachian Community Bank, and has served in such capacities since the acquisition of Appalachian Community Bank by the Company in November 1998. Prior to Mr. Sanford's employment with Gilmer County Bank in August 1994, be served for ten years as vice president for the Bank of Ellijay where he supervised all operations areas and acted as a loan officer and branch manager.

     Alan R. May has served as Chief Financial Officer of the Company and Gilmer County Bank since June 1999. Prior to Mr. May's employment with Gilmer County Bank in March 1998, he served as a vice president for Cooke & Andrews Investments where he supervised all operations areas of the investment company.

     Alan S. Dover has been a director of the Company since 1996 and a director of Gilmer County Bank since 1994. Mr. Dover is the chief executive officer and owner of A.S. Dover Concrete, Inc., a curbing and excavating business. He also is owner of A.S.

Dover Properties, Inc., a commercial real estate development firm, and A.S. Dover Construction Company.

     Charles A. Edmondson has been a director of the Company since 1996, a director of Gilmer County Bank since 1994 and a director of Appalachian Community Bank since March 1999. Mr. Edmondson has been with State Farm Insurance as an agent and agency manager in Ellijay since 1978 and is currently an agent in Blue Ridge, Georgia. He served as agency manager with State Farm from 1983 to 1995.

     Roger E. Futch has been a director of the Company since 1996 and a director of Gilmer County Bank since 1994. Mr. Futch has been employed by the Ellijay Telephone Company since 1968 and currently serves as an operations manager. He also owns a wholesale and retail apple orchard with his wife and son.

     Joseph C. Hensley has served as Assistant Secretary and a director of the Company since 1996 and as Assistant Secretary and a director of Gilmer County Bank since 1994. Mr. Hensley is a senior partner in Hensley, Land & Associates, P.C., a certified public accounting firm in Ellijay.

     Frank E. Jones has been Chairman of the Board of the Company since 1996 and Chairman of the Board of Gilmer County Bank since 1994. Mr. Jones is the minister of the Ellijay Church of Christ, where he has served for 18 years. Mr. Jones also serves on the board of directors of Limestone Valley Resource Conservation District and is a member of the Georgia Policy Council for Children and Families and the Welfare Reform Policy Council for the State of Georgia.

     J. Ronald Knight has been a director of the Company since 1996 and a director of Gilmer County Bank since 1994. Mr. Knight is president and part owner of Twin City Motors, Inc., an automobile dealership in Ellijay. He also is secretary and part owner of Ellijay Mini Storage, Inc.

     P. Joe Sisson has served as Secretary and a director of the Company since 1996 and as Secretary and a director of Gilmer County Bank since 1994. Mr. Sisson is president and chief executive officer of the Sisson Corporation, a real estate development firm, and he serves as president of Blue Ridge Mountain Properties. He also owns interests in Cashes Valley Properties, Sisson, Dupont and Carder, Inc., Sisson Co., Sisson Brothers, Sisson Properties, and Sisson Company Contractors. He is a former advisory director of NationsBank, N.A.

     Kenneth D. Warren has been a director of the Company since 1996 and a director of Gilmer County Bank since 1994. Mr. Warren is the president and part owner of Warren's Auto Sales, Inc., a used car dealership.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table contains information regarding all compensation, including bonuses, stock option awards and other payments, paid or accrued for each of the last three fiscal years for Tracy R. Newton, the Company's President and Chief Executive Officer, and Kent W. Sanford, the Company's Executive Vice President and Chief Operating Officer (these individuals are referred to in this prospectus as the "named executive officers"). No other executive officer of the Company or either Bank was paid

$100,000 or more in salary, bonus and directors' fees during the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                   ANNUAL COMPENSATION(1)          ------------
                                             -----------------------------------    SECURITIES
                                    FISCAL                          OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR    SALARY(2)     BONUS    COMPENSATION    OPTIONS(#)    COMPENSATION
---------------------------         ------   ---------    -------   ------------   ------------   ------------
Tracy R. Newton...................   1999    $101,240     $51,877     $13,400(3)           0        $25,890(4)
  President, Chief Executive         1998      97,195      45,851       7,200(3)           0         24,893(4)
  Officer and Treasurer              1997      90,942      34,852       7,200(3)      66,000         18,855(4)
Kent W. Sanford...................   1999      84,355      35,844      15,600(7)           0         20,919(6)
  Executive Vice President           1998      80,331(5)   31,827           0              0         19,652(6)
  and Chief Operating                1997      77,081(5)   24,494           0         44,000         15,370(6)
  Officer

-------------------------
(1) Information regarding certain perquisites and other personal benefits has been omitted because the aggregate value of such items do not meet the minimum amount required for disclosure under the rules and regulations of the Commission.

(2) Includes deferred contributions made at the individual's election pursuant to the Company's 401(k) Plan.

(3) Directors' fees paid for service on the Board of Directors of the Company and Gilmer County Bank.

(4) Includes (i) contributions by Gilmer County Bank of $12,321 in 1997, $17,416 in 1998 and $16,090 in 1999 under the 401(k) Plan, (ii) matching contributions by Gilmer County Bank of $3,774 in 1997, $4,441 in 1998 and $4,544 in 1999 pursuant to the 401(k) Plan, and (iii) health insurance premiums paid by Gilmer County Bank in the amount of $2,760 in 1997, $3,036 in 1998 and $5,256 in 1999.

(5) Includes $3,600 for services as secretary to the Board of Directors of the Company and Gilmer County Bank.

(6) Includes (i) contributions by Gilmer County Bank of $9,671 in 1997, $13,359 in 1998 and $12,214 in 1999 under the 401(k) Plan, (ii) matching contributions by Gilmer County Bank of $2,939 in 1997, $3,257 in 1998 and $3,449 in 1999 pursuant to the 401(k) Plan, and (iii) health insurance premiums paid by Gilmer County Bank in the amount of $2,760 in 1997, $3,036 in 1998 and $5,256 in 1999.

(7) Directors' fee paid for service on the Board of Directors of the Company, Gilmer County Bank, and Appalachian Community Bank.

STOCK OPTION GRANTS AND RELATED INFORMATION

     There were no stock option grants during the fiscal year ended December 31, 1999 to any of the named executive officers. The following table contains information concerning unexercised options held by the named executive officers as of the end of the fiscal year. No options were exercised by the named executive officers in 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                   NUMBER OF SECURITIES
                                        UNDERLYING                 VALUE OF UNEXERCISED
                                  UNEXERCISED OPTIONS AT               IN-THE-MONEY
                                   FISCAL YEAR-END(#)(1)      OPTIONS AT FISCAL YEAR-END(2)
                                ---------------------------   ------------------------------
NAME                            EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                            -----------   -------------   --------------   -------------
Tracy R. Newton...............    52,800         79,200          $316,800        $475,200
Kent W. Sanford...............    35,200         52,800          $211,200        $316,800

-------------------------
(1) The options vest and become exercisable in five equal annual installments beginning on the first anniversary of the date of grant. Upon the occurrence of certain events resulting in a change of control of the Company or certain major corporate transactions, the options become fully vested and exercisable, subject to certain exceptions and limitations. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

(2) The options have an exercise price of $4.00 per share and the fair market value of the common stock at the close of business on December 31, 1999, was $10.00 per share based on the price of the last trade of which management is aware as of such date.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     Pursuant to the terms of the 1997 Employee Stock Incentive Plan, the Board of Directors may provide in any option agreement that outstanding options covered by such agreement will become fully vested and exercisable, subject to specified exceptions and limitations, in the event of a change in control or other corporate transactions. "Change in control" and "corporate transactions" are defined in the plan to include, among other things, the acquisition by another person of more than fifty percent of the total combined voting power of the Company's outstanding common stock; a change in the composition of a majority of the Board of Directors within a specified period of time; a merger or consolidation in which the Company is not the surviving entity; the sale, transfer or other disposition of substantially all of the Company's assets in connection with a liquidation of the Company; and specified other transactions. The option agreements under which Messrs. Newton and Sanford were granted options contain these acceleration provisions. See "Stock Option Grants and Related Information."

DIRECTOR COMPENSATION

     The same individuals who served as directors of the Company also served as directors of Gilmer County Bank during the fiscal year ended December 31, 1999. In 1999, the Chairman of the Company's Board of Directors was paid an aggregate of $21,538, Mr. Newton was paid an aggregate of $13,400, Mr. Sanford was paid an aggregate of $15,600, which includes fees received from the Company, Gilmer County Bank and Appalachian Community Bank. Each of the other members of the Board of Directors was paid an aggregate of $18,538 for their service on the Board with the exception of Charlie Edmondson who was paid an aggregate of $23,538. Mr. Edmondson serves on the Board of the Company, Gilmer County Bank and Appalachian Community Bank. In addition, the Company reimbursed directors for travel and expenses incurred by them in connection with their service on the Board.

                              CERTAIN TRANSACTIONS

     Several of the directors and executive officers of the Company, members of their families and companies or firms with which they are associated, were customers of and had banking transactions with Gilmer County Bank and Appalachian Community Bank in the ordinary course of business during fiscal years 1999 and 1998, and these transactions are expected to continue in the future. All loans and commitments to loan included in these transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than a nominal risk of collectibility or present other unfavorable features. None of the loans outstanding to directors or officers of the Company, members of their families or companies or firms with which they are associated were non-performing as of December 31, 1999 or 1998. Total loans outstanding to all directors and executive officers of the Company and the Banks, or affiliates of such persons (including members of the immediate families of such persons or companies in which such persons had a 10% or more beneficial interest), amounted to an aggregate of $5,277,702 at December 31, 1999.

     The Company employs the accounting firm of Hensley, Land & Associates, P.C. to provide accounting and internal auditing services to the Company and the Banks. Mr. Hensley, a director and officer of the Company and Gilmer County Bank, was a senior partner in the accounting firm. The Company believes that the services obtained from the accounting firm have been on terms as favorable to the Company as could have been obtained from unaffiliated parties.

     On March 29, 1999, we sold a 1,250 square foot brick building near Gilmer County Bank's existing facility to J. Ronald Knight, a director of the Company, and his partner for $150,000. We had purchased the building in May 1998 for $150,000 in an effort to alleviate drive-in traffic problems experienced at Gilmer County Bank. After we purchased the property, the adjacent road was widened leaving the property unusable for our intended purpose. Mr. Knight and his partner own the only other property adjacent to the building and purchased the property to use with their existing business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership, as of April 14, 2000, of shares of Common Stock by (a) each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, (b) each of the Company's directors, (c) the Company's named executive officers, and (d) all directors and executive officers of the Company as a group, and the percentage of the outstanding shares of Common Stock represented thereby. Except as noted below, the Company believes that each of the persons listed has sole investment and voting power with respect to the shares included in the table.

                                                   AMOUNT AND
                                                    NATURE OF
                                                   BENEFICIAL
NAME OF BENEFICIAL OWNER                         OWNERSHIP(1)(2)   PERCENT OF CLASS(1)
------------------------                         ---------------   -------------------
Appalachian Bancshares, Inc. Section 401(k)
  Profit Sharing Plan (Messrs. Hensley, Newton
  and Sanford as Trustees).....................      172,510(3)            6.4%
Alan S. Dover..................................       71,300               2.6%
Charles A. Edmondson...........................       91,300               3.4%
Roger E. Futch.................................       80,300               3.0%
Joseph C. Hensley..............................       80,400               3.0%
Frank E. Jones.................................       51,300               1.9%
J. Ronald Knight...............................      112,060               4.2%
Alan R. May....................................        9,100                 *
Tracy R. Newton................................      121,872               4.5%
Kent W. Sanford................................       91,092               3.4%
P. Joe Sisson..................................       85,164               3.2%
Kenneth D. Warren..............................      114,300               4.3%
  ALL DIRECTORS AND EXECUTIVE OFFICERS AS A
     GROUP (11 PERSONS)........................      908,188              33.8%

-------------------------
 *  Less than 1%

(1) The information contained in this table with respect to common stock ownership reflects "beneficial ownership" as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(2) The aggregate number of shares reported includes shares of common stock that the individual has the right to acquire on or before June 13, 2000 (60 days from April 14, 2000), through the exercise of options granted under the Directors' Non-Qualified Stock Option Plan and the Employee Stock Incentive Plan. See "Stock Option Grants and Related Information." The number of shares underlying options that may be exercised as of June 13, 2000 is as follows: (i) Mr. Newton -- 79,200 shares; (ii) Mr. Sanford -- 52,800 shares;
    (iii) Mr. Hensley -- 26,400 shares; (iv) Mr. Sisson -- 8,800 shares; (v) each of the Company's directors (with the exception of Messrs. Newton, Sanford, Hensley and Sisson) -- 17,600 shares; and (v) all directors and executive officers as a group (eleven persons) -- 158,400 shares.

(3) The address of the Appalachian Bancshares, Inc. Section 401(k) Profit Sharing Plan (the "401(k) Plan") is Box G, 829 Industrial Boulevard, Ellijay, Georgia 30540. Pursuant to the Georgia Bankers' Association Master
    Section 401(k) Profit Sharing Plan, which governs the 401(k) Plan, shares of Common Stock owned by the 401(k) Plan are voted by the Company as Company Stock Trustee in accordance with the directions of the 401(k) Plan's administrative committee. Accordingly, the power to vote or direct the vote of shares owned by the 401(k) Plan resides with the administrative committee, which consists of Messrs. Hensley, Newton and Sanford. The Company Stock Trustee has sole power to dispose of the shares owned by the 401(k) Plan. As a result Messrs. Hensley, Newton and Sanford may be considered beneficial owners of these securities.

(4) Includes 7,400 shares held by Mr. Futch's spouse, as to which Mr. Futch disclaims beneficial ownership, and 4,000 shares held by Mr. Futch and his spouse as custodians for a minor granddaughter, as to which Mr. Futch disclaims beneficial ownership.

(5) Includes 5,660 shares held by Mr. Knight's spouse, as to which Mr. Knight disclaims beneficial ownership.

(6) Includes 4,840 shares held by Mr. Sanford's spouse, as to which Mr. Sanford disclaims beneficial ownership, and 144 shares held by Mr. Sanford as custodian for his minor children.

(7) Includes 11,014 shares held by Mr. Sisson's spouse as to which Mr. Sisson disclaims beneficial ownership.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized by its Articles of Incorporation to issue 20,000,000 shares of common stock. As of the date of this prospectus, the Company has 2,526,910 shares of common stock issued and outstanding.

     All shares of common stock are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to shareholders. Each holder of common stock is entitled to one vote for each share on all matters submitted to the shareholders.

     There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the common stock. The Company's Articles of Incorporation do not provide for preemptive rights to acquire additional shares of Common Stock when issued. All of the outstanding shares of common stock are, upon payment therefor, fully paid and non-assessable.

     The Bylaws of the Company provide that, except as provided below, no offer or solicitation to purchase the common stock by any owner of 10% or more of the outstanding common stock of the Company or any proposal for the merger or consolidation of the Company with any other financial institution or financial institution holding company can be brought before the shareholders unless the proposal is first approved by at least two-thirds of the directors of the Company. Proposals which have not been approved by two-thirds of the directors may be brought before the shareholders upon petition to the Board of Directors signed by at least 33% of the outstanding shares of common stock of the Company provided that such petition must be received by the Board of Directors of the Company at least 30 days prior to the regulatory scheduled date of the shareholders meeting at which the proposed transaction will be considered. A vote of the holders of 75% of the common stock is required to approve a proposed transaction to be considered by petition.

     For any acquisition, merger or consolidation which is presented to the shareholders other than by petition, a vote of at least two-thirds of the outstanding shares of common stock is required to approve such transaction. In considering any proposed merger or combination, in addition to considering the effects of any transaction on the Company and its shareholders, the Board of Directors may consider the interests of the employees, customers, suppliers and creditors of the Company, the communities in which offices, branches or other establishments of the Company are located and all other factors the directors consider pertinent, including the per share value of any offer, the financial structure of the offer, the character and reputation of the offeror and the financial stability of the offeror. The foregoing Bylaw provisions may be changed only by a vote of the holders of at least two-thirds of the outstanding shares of common stock of the company.

     The Bylaws provide that the Board of Directors shall consist of no less than four nor more than 25 persons, with the exact number to be fixed by resolution of the Board of Directors or by resolution of the shareholders; provided however, that the Board of Directors may not increase or decrease the number of directors to serve on the Board by more than two in any one year.

                                 LEGAL MATTERS

     Paul, Hastings, Janofsky & Walker LLP, counsel to Appalachian Bancshares, Inc., will pass upon the validity of the common stock offered under this prospectus.

                                    EXPERTS

     The consolidated financial statements of Appalachian Bancshares, Inc. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Schauer, Taylor, Cox & Vise, P.C., independent auditors, and are included in reliance upon such reports given upon the authority of this firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a registration statement on Form SB-2 that relates to the offering of common stock. This prospectus is only part of the registration statement. It does not contain all of the information in the registration statement. The rules and regulations of the Securities and Exchange Commission permit us to omit certain portions of the registration statement from the prospectus. For more information regarding the Company, you should refer to the registration statement, including the exhibits.

     This prospectus contains a description of all the material terms and features of all material contracts, reports or exhibits to the registration statement required to be disclosed. The descriptions of such documents are brief and are not necessarily complete. As a result, we urge you to refer to the copy of each material contract, report and exhibit attached to the registration statement for a more complete description of such document. Each statement in this prospectus is qualified in its entirety by reference to the complete document. You can examine and obtain copies of the registration statement at the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operations of the Public Reference Section by calling the Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet worldwide website that contains registration statements and other information about issuers like us who file electronically with the securities and exchange commission. The address of this site is http://www.sec.gov. We also file periodic reports on Forms 10-KSB and 10-QSB, current reports on Form 8-K and our proxy materials with the Securities and Exchange Commission pursuant to the requirements of the Securities and Exchange Act of 1934. These reports may be obtained from the Securities and Exchange Commission in the manner described above.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code provide for the indemnification of officers and directors against liability and expenses that may be incurred by them in the event of an action against them as a result of their service for us or on our behalf. The Company's Bylaws contain specific provisions with regard to indemnification of our directors and officers, in compliance with the general provisions of this statute. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act. We will be governed by the final adjudication of such issue.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE(S)
                                                              -------
Independent Auditors' Report................................    F-2
Consolidated Statements of Financial Condition as of
  December 31, 1999 and 1998................................    F-3
Consolidated Statements of Income for the Years Ended
  December 31, 1999, 1998 and 1997..........................    F-4
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1999, 1998 and 1997..............    F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997..........................    F-6
Consolidated Statements of Comprehensive Income for the
  Years Ended December 31, 1999, 1998 and 1997..............    F-8
Notes to Consolidated Financial Statements..................    F-9

                         >INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders of Appalachian Bancshares, Inc. and Subsidiaries
Ellijay, Georgia

     We have audited the accompanying consolidated statements of financial condition of Appalachian Bancshares, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, cash flows, and comprehensive income for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Appalachian Bancshares, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

Birmingham, Alabama
February 4, 2000

                                        SCHAUER, TAYLOR, COX & VISE, P.C.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1999 AND 1998

                                                                  1999            1998
                                                              ------------    ------------
ASSETS
Cash and due from banks.....................................  $  5,739,252    $  5,481,853
Interest-bearing deposits with other banks..................       217,115         407,229
Federal funds sold..........................................     3,842,157      18,392,213
Securities available-for-sale...............................    28,536,246      21,940,281
Securities held-to-maturity, estimated fair value of
  $5,622,297 and $6,457,522, respectively...................     5,799,963       6,218,354
Loans, net of unearned income...............................   169,105,872     129,831,095
Allowance for loan losses...................................    (1,849,290)     (1,686,395)
                                                              ------------    ------------
  Net Loans.................................................   167,256,582     128,144,700
Premises and equipment, net.................................     3,877,419       3,940,032
Accrued interest............................................     1,741,986       1,319,601
Cash surrender value on life insurance......................     2,145,294         615,438
Intangible, net.............................................     2,227,386       2,345,055
Other assets................................................     1,931,141         940,194
                                                              ------------    ------------
    Total Assets............................................  $223,314,541    $189,744,950
                                                              ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
  Noninterest-bearing.......................................  $ 10,363,135    $  9,287,933
  Interest-bearing..........................................   176,366,521     154,573,545
                                                              ------------    ------------
    Total deposits..........................................   186,729,656     163,861,478
  Short-term borrowings.....................................     6,134,007       2,478,344
  Accrued interest..........................................       815,988         665,883
  Long-term debt............................................    16,964,286      11,007,143
  Other liabilities.........................................       249,830         252,408
                                                              ------------    ------------
    Total Liabilities.......................................   210,893,767     178,265,256
SHAREHOLDERS' EQUITY
Common stock, par value $5 per share, 20,000,000 shares
  authorized, 1,389,122 and 1,367,188 shares issued,
  respectively..............................................     6,945,610       6,835,940
Treasury stock, 44,000 shares at cost.......................      (428,000)       (428,000)
Capital surplus.............................................     3,030,196       2,576,849
Retained earnings...........................................     3,660,364       2,394,590
Accumulated comprehensive income: net unrealized holding
  gains (losses) on securities available-for-sale, net of
  deferred income tax.......................................      (787,396)        100,315
                                                              ------------    ------------
    Total shareholders' equity..............................    12,420,774      11,479,694
                                                              ------------    ------------
Total liabilities and shareholders' equity..................  $223,314,541    $189,744,950
                                                              ============    ============

See notes to consolidated financial statements

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                         1999           1998           1997
                                                      -----------    -----------    ----------
INTEREST INCOME
Interest and fees on loans..........................  $13,807,798    $ 9,614,165    $7,652,481
Interest on investment securities:
  Taxable securities................................    1,388,750      1,009,595     1,160,497
  Nontaxable securities.............................      527,461        376,157       170,274
Interest on deposits in other banks.................       16,322          1,963            --
Interest on federal funds sold......................      398,972        269,112       159,716
                                                      -----------    -----------    ----------
    Total interest income...........................   16,139,303     11,270,992     9,142,968
                                                      -----------    -----------    ----------
INTEREST EXPENSE
Interest on deposits................................    8,249,918      5,891,798     4,911,266
Interest on federal funds purchased and securities
  sold under agreements to repurchase...............      112,368        178,437       201,407
Interest on long-term debt..........................      776,485        427,984       149,580
                                                      -----------    -----------    ----------
    Total interest expense..........................    9,138,771      6,498,219     5,262,253
                                                      -----------    -----------    ----------
Net Interest Income.................................    7,000,532      4,772,773     3,880,715
  Provision for loan losses.........................      880,000        300,000       480,000
                                                      -----------    -----------    ----------
Net interest income after provision for loan
  losses............................................    6,120,532      4,472,773     3,400,715
NONINTEREST INCOME
Service charges on deposits.........................      401,808        238,921       197,333
Insurance commissions...............................       54,198         22,333        20,655
Other operating income..............................      379,477        251,717       161,086
Investment securities gains (losses)................        9,430         15,950           (78)
                                                      -----------    -----------    ----------
    Total noninterest income........................      844,913        528,921       378,996
                                                      -----------    -----------    ----------
NONINTEREST EXPENSES
Salaries and employee benefits......................    2,575,618      1,496,743     1,154,456
Occupancy expense...................................      324,024        173,034        97,267
Furniture and equipment expense.....................      338,150        252,806       150,358
Other operating expenses............................    2,323,177      1,298,630       977,277
                                                      -----------    -----------    ----------
    Total noninterest expenses......................    5,560,969      3,221,213     2,379,358
                                                      -----------    -----------    ----------
Income before income taxes..........................    1,404,476      1,780,481     1,400,353
Income tax expense..................................      138,702        572,250       382,587
                                                      -----------    -----------    ----------
Net income..........................................  $ 1,265,774    $ 1,208,231    $1,017,766
                                                      ===========    ===========    ==========
EARNINGS (LOSS) PER COMMON SHARE -- BASIC AND
  DILUTIVE
Net income (loss) per common share --
  Basic earnings per share..........................  $      0.95    $      1.04    $      .88
  Basic weighted average shares outstanding.........    1,326,196      1,166,425     1,154,990
  Diluted earnings per share........................  $      0.89    $      0.99    $      .88
  Diluted weighted average shares outstanding.......    1,423,525      1,220,976     1,162,206

See notes to consolidated financial statements

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                       ACCUMULATED
                                                                                         COMPRE-
                                      COMMON     TREASURY     CAPITAL      RETAINED      HENSIVE
                                      STOCK        STOCK      SURPLUS      EARNINGS      INCOME         TOTAL
                                    ----------   ---------   ----------   ----------   -----------   -----------
BALANCE AT DECEMBER 31, 1996......  $5,680,000   $      --   $  (10,686)  $  168,593    $ (32,971)   $ 5,804,936
Proceeds from sale of common stock
  to 401(k) plan..................     242,870          --      145,737           --           --        388,607
Purchase of Treasury Stock........          --    (274,000)          --           --           --       (274,000)
Net change in unrealized gains on
  securities......................          --          --           --           --       42,744         42,744
Net income 1997...................          --          --           --    1,017,766           --      1,017,766
                                    ----------   ---------   ----------   ----------    ---------    -----------
BALANCE AT DECEMBER 31, 1997......   5,922,870    (274,000)     135,051    1,186,359        9,773      6,980,053
Proceeds from sale of common stock
  to 401(k) plan..................      96,570          --      214,058           --           --        310,628
Purchase of Treasury Stock........          --    (154,000)          --           --           --       (154,000)
Net change in unrealized gains on
  securities......................          --          --           --           --       71,614         71,614
Proceeds from exercise of
  options.........................     154,000          --      240,240           --           --        394,240
Private placement sale of stock...     662,500          --    1,987,500           --           --      2,650,000
Effect of business combination....          --          --           --           --       18,928         18,928
Net income 1998...................          --          --           --    1,208,231           --      1,208,231
                                    ----------   ---------   ----------   ----------    ---------    -----------
BALANCE AT DECEMBER 31, 1998......   6,835,940    (428,000)   2,576,849    2,394,590      100,315     11,479,694
Proceeds from sale of common stock
  to 401(k) plan..................      87,670          --      263,010           --           --        350,680
Net change in unrealized gains
  (losses) on securities..........          --          --           --           --     (887,711)      (887,711)
Proceeds from exercise of
  options.........................      22,000          --       33,243           --           --         55,243
Compensation on options granted...          --          --      157,094           --           --        157,094
Net income 1999...................          --          --           --    1,265,774                   1,265,774
                                    ----------   ---------   ----------   ----------    ---------    -----------
BALANCE AT DECEMBER 31, 1999......  $6,945,610   $(428,000)  $3,030,196   $3,660,364    $(787,396)   $12,420,774
                                    ==========   =========   ==========   ==========    =========    ===========

See notes to consolidated financial statements.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997

                                             1999            1998            1997
                                         ------------    ------------    ------------
OPERATING ACTIVITIES
Net income.............................  $  1,265,774    $  1,208,231    $  1,017,766
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation, amortization, and
     accretion, net....................       473,259         188,653         165,242
  Provision for loan losses............       880,000         300,000         480,000
  Deferred tax (benefit)...............      (117,947)        (63,000)        (73,426)
  Realized security (gains) losses,
     net...............................        (9,430)        (15,950)             78
  Losses on disposition of foreclosed
     real estate.......................            --              --           3,927
  Increase in cash surrender value on
     life insurance....................       (29,856)        (29,823)        (17,215)
  Increase in accrued interest
     receivable........................      (422,385)       (122,861)       (164,739)
  Increase in accrued interest
     payable...........................       150,105          46,854          33,769
  Other................................      (348,944)       (238,959)         19,186
                                         ------------    ------------    ------------
     Net cash provided by operating
       activities......................     1,840,576       1,273,145       1,464,588
                                         ------------    ------------    ------------
INVESTING ACTIVITIES
Proceeds from sales of securities
  available-for-sale...................     3,572,134       9,515,761       9,982,814
Proceeds from sales of securities
  held-to-maturity.....................       834,523              --              --
Proceeds from maturity, calls and
  paydown of securities
  available-for-sale...................     9,251,517      11,597,023       8,513,974
Proceeds from maturity, calls and
  paydown of securities
  held-to-maturity.....................       250,514             594         145,000
Purchase of securities
  available-for-sale...................   (20,815,665)    (23,834,942)    (13,991,323)
Purchase of securities
  held-to-maturity.....................      (670,762)     (1,091,138)     (1,939,327)
Net increase in loans to customers.....   (39,991,882)    (21,786,395)    (19,827,817)
Capital expenditures, net..............      (250,252)       (548,857)       (121,199)
Proceeds from disposition of foreclosed
  real estate..........................            --         113,500              --
Purchase of life insurance plan........    (1,500,000)             --        (568,400)
Cash received in bank acquisition,
  net..................................            --      10,721,749              --
                                         ------------    ------------    ------------
     Net cash used in investing
       activities......................   (49,319,873)    (15,312,705)    (17,806,278)
                                         ------------    ------------    ------------

                                             1999            1998            1997
                                         ------------    ------------    ------------
FINANCING ACTIVITIES
Net increase (decrease) in demand
  deposits, NOW accounts, and savings
  accounts.............................    (4,602,526)     19,557,448      11,384,300
Net increase in certificates of
  deposit..............................    27,470,704       6,413,648       2,815,766
Net increase (decrease) in securities
  sold under agreement to repurchase...     3,628,231      (1,749,785)     (1,055,843)
Issuance of long-term debt.............     9,000,000       7,007,143       4,620,000
Repayment of long-term debt............    (3,042,857)     (1,320,000)             --
Issuance of stock options..............       157,094              --              --
Issuance of common stock...............       385,880       3,354,868         388,607
Purchase of treasury stock.............            --        (154,000)       (274,000)
                                         ------------    ------------    ------------
     Net cash provided by financing
       activities......................    32,996,526      33,109,322      17,878,830
                                         ------------    ------------    ------------
Net increase in cash and cash
  equivalents..........................   (14,482,771)     19,069,762       1,537,140
Cash and cash equivalents at beginning
  of year..............................    24,281,295       5,211,533       3,674,393
                                         ------------    ------------    ------------
Cash and cash equivalents at end of
  year.................................  $  9,798,524    $ 24,281,295    $  5,211,533
                                         ============    ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash Paid during the year for:
  Interest.............................  $  8,988,666    $  6,451,365    $  5,228,484
  Income taxes.........................       369,400         632,799         435,511
Loans transferred to foreclose real
  estate...............................            --         223,056         109,209
Net increase (decrease) in unrealized
  gains and losses on securities
  available-for-sale...................    (1,366,870)        108,620          64,762
Proceeds from sales of foreclosed real
  estate financed through loans........            --         109,556         105,282
Assets acquired in business
  combination..........................            --      29,977,439              --
Liabilities assumed in business
  combination..........................            --      43,035,046              --

See notes to consolidated financial statements.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                             1999           1998          1997
                                          -----------    ----------    ----------
Net income..............................  $ 1,265,774    $1,208,231    $1,017,766
Other comprehensive income, net of tax:
  Unrealized gains on securities
     Unrealized holding gains (losses)
       arising during period............   (1,357,440)      155,080        64,684
     Reclassified adjustments for
       (gains) losses included in net
       income...........................       (9,430)      (15,950)           78
                                          -----------    ----------    ----------
     Net unrealized gains (losses)......   (1,366,870)      139,130        64,762
  Income tax related to items of other
     comprehensive income...............      479,159       (48,588)      (22,018)
                                          -----------    ----------    ----------
Other comprehensive income (loss).......     (887,711)       90,542        42,744
                                          -----------    ----------    ----------
Comprehensive income....................  $   378,063    $1,298,773    $1,060,510
                                          ===========    ==========    ==========

See notes to consolidated financial statements

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements include the accounts of Appalachian Bancshares, Inc. (the "Company") and its wholly owned subsidiaries:
Gilmer County Bank ("GCB") and Appalachian Community Bank ("ACB") (formerly known as First National Bank of Union County) (referred to herein collectively as the "Banks"). Prior to August 1996, Gilmer County Bank operated as an independent bank. Prior to November 1998, Appalachian Community Bank operated as a wholly-owned subsidiary bank of Century South Banks, Inc. The Company was formed in May 1996 for the purpose of acquiring all the outstanding stock of Gilmer County Bank, and operating as a bank holding company. The acquisition of GCB was accounted for as a pooling of interests. The acquisition of ACB was accounted for as a purchase. All significant intercompany transactions and balances have been eliminated in consolidation. Unless otherwise indicated herein, the financial results of the Company refer to the Company and the Banks on a consolidated basis. The Banks provide a full range of banking services to individual and corporate customers in North Georgia and the surrounding areas.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, on December 31, 1998. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement requires that an enterprise classify items of other comprehensive income by their nature in the financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of a statement of financial condition. Comprehensive income is generally defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES

     Securities are classified as either held-to-maturity, available-for-sale, or trading.

     Held-to-maturity securities are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES amortized cost, adjusted for amortization of premiums, and accretion of discount to the earlier of the maturity or call date.

     Securities available-for-sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital, or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted directly from shareholders' equity.

     Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.

     Realized and unrealized gains and losses are based on the specific identification method.

     Declines in the fair value of individual held-to maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

     The Company has no trading securities.

LOANS

     Loans are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan fees and unearned discounts.

     Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

     Loan origination and commitment fees, as well as certain origination costs, when material, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

     A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller balance homogeneous loans which consist of residential mortgages and consumer loans are evaluated collectively and reserves are established based on historical loss experience.

     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectable, the portion deemed uncollectable is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

     Management's periodic evaluation of the adequacy of the allowance is based on the Banks' past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and an analysis of current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment; there can be no assurance that in the future the Banks' regulators or its economic environment will not require further increases in the allowance.

INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS

     Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

     Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

     While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge offs have been fully recovered. Interest income recognized on a cash basis was immaterial for the years ended December 31, 1999, 1998 and 1997.

PREMISES AND EQUIPMENT

     Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and the declining balance methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expended as incurred while major additions and

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES improvements are capitalized. Gains and losses on dispositions are included in current operations.

FORECLOSED REAL ESTATE

     Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the institution has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

     At the time of foreclosure, foreclosed real estate is recorded at the lower of the carrying amount or fair value less cost to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell.

     Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are included in income (loss) on foreclosed real estate.

INCOME TAXES

     Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiaries.

EARNINGS PER COMMON SHARE

     The Company adopted SFAS No. 128, Earnings Per Share, on December 31, 1997. This statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                                                 1999         1998        1997
                                              ----------    --------    --------
Weighted average of common shares
  outstanding...............................   1,326,196    1,166,425   1,154,990
Effect of dilutive options..................      97,329      54,551       7,216
                                              ----------    --------    --------
Weighted average of common shares
  outstanding effected for dilution.........   1,423,525    1,220,976   1,162,206
                                              ==========    ========    ========

     In May 1998, the Company issued a 2-for-1 stock split. All per share amounts included in these financial statements have been retroactively adjusted to give effect to this split.

STOCK-BASED COMPENSATION

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation; which defines a fair value based method of accounting for an employee stock option plan. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans and stock-based non-employee compensation. These transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Under the fair value based method, compensation is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No, 25, Accounting for Stock Issued to Employees. The Company has elected to continue its reporting of stock-based compensation in accordance with the provisions of APB Opinion No. 25. The adoption of this statement did not have a material effect on the Company's consolidated financial statements.

EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) profit-sharing plan covering substantially all of its employees. Eligible participating employees may elect to contribute tax-deferred contributions. Company contributions to the plan are determined by the board of directors.

INTANGIBLES

     Intangibles consist primarily of legal, organizational costs, and goodwill. Organizational costs are generally amortized over 5 years using the straight-line method. The goodwill intangible represents a premium paid on the purchase of assets and deposit liabilities. The asset is stated at cost, net of accumulated amortization, which is provided using the straight-line method over the estimated useful life of 20 years.

OFF BALANCE SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

     The Company also has available as a source of short-term financing the purchase of federal funds from other commercial banks from an available line of up to $5.8 million and a line of credit with the Federal Home Loan Bank of up to $23,506,170 of which $10,141,884 is available and unused.

CASH FLOW INFORMATION

     For purposes of the statements of cash flows, the Company considers cash, due from banks and federal funds sold as cash and cash equivalents.

RECLASSIFICATIONS

     Certain amounts in 1998 and 1997 have been reclassified to conform with the 1999 presentation.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. This statement is effective for financial statements for periods beginning after December 15, 1997. All of the Company's offices offer similar products and services, are located in the same geographic region, and serve the same customer segments of the market. As a result, management considers all units as one operating segment and therefore feels that the basic financial statements and related footnotes provide details related to segment reporting.

     Effective for years beginning after December 15, 1997, SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, was issued by FASB which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain other disclosures previously required. The adoption of this statement did not have a material effect on the Company's consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board also issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES accounting for changes in the fair value of a derivative is to be determined based upon the intended use of the derivative. For certain hedge designations (cash flow and foreign currency exposure) the derivative's gain or loss is reported as a component of other comprehensive income. Other designations require the gain or loss to be recognized in earnings in the period of change. This statement, amended as to effective date by SFAS No. 137, is effective for financial statements for periods beginning after June 15, 2000. Management does not believe that the adoption of SFAS No. 133 will have a material impact on the Company's consolidated financial statements.

NOTE 2 -- BUSINESS COMBINATION

     On December 1, 1998 the Company purchased First National Bank of Union County, a wholly-owned subsidiary of Century South Banks, Inc., for $6,100,000. Assets of approximately $46,789,991 were acquired with approximately $43,035,046 in liabilities, resulting in a goodwill intangible of approximately $2,345,055. Amortization of this goodwill is provided on the straight-line basis over a period of twenty years.

     The following is summary operating information for Appalachian Bancshares, Inc. showing the effect of the business combination described in the preceding paragraph for the years ended December 31, 1998 and 1997.

                                             AS         EFFECT OF      PRO FORMA
                                          REPORTED       PURCHASE       RESULTS
                                         -----------    ----------    -----------
As of December 31, 1998:
  Interest income......................  $11,270,992    $3,430,926    $14,701,918
  Interest expense.....................    6,498,219     1,800,728      8,298,947
  Net interest income..................    4,772,773     1,630,198      6,402,971
  Provision for loan losses............      300,000        31,331        331,331
  Noninterest income...................      528,921       309,282        838,203
  Noninterest expense..................    3,221,213     1,628,913      4,850,126
  Provision (benefit) for income
     taxes.............................      572,250        69,000        641,250
  Net income (loss)....................    1,208,231       210,236      1,418,467

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                                              AS        EFFECT OF      PRO FORMA
                                           REPORTED      PURCHASE       RESULTS
                                          ----------    ----------    -----------
As of December 31, 1997:
  Interest income.......................  $9,142,968    $4,160,221    $13,303,189
  Interest expense......................   5,262,253     2,002,085      7,264,338
  Net interest income...................   3,880,715     2,158,136      6,038,851
  Provision for loan losses.............     480,000       952,801      1,432,801
  Noninterest income....................     378,996       360,713        739,709
  Noninterest expense...................   2,379,358     1,853,716      4,233,074
  Provision (benefit) for income
     taxes..............................     382,587      (149,000)       233,587
  Net income (loss).....................   1,017,766      (138,668)       879,098

NOTE 3 -- RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     The Company is required to maintain average reserve balances either in vault cash or on deposit with the Federal Reserve Bank. At December 31, 1999 and 1998, the average amount of the required reserves was $1,163,000 and $1,155,000, respectively.

NOTE 4 -- SECURITIES

     The carrying amounts of securities as shown in the consolidated statement of financial condition of the Company and their approximate fair values at December 31, 1999 and 1998 are presented below.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                                                   GROSS        GROSS       ESTIMATED
                                    AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                      COST         GAINS        LOSSES        VALUE
                                   -----------   ----------   ----------   -----------
SECURITIES AVAILABLE-FOR-SALE
DECEMBER 31, 1999
U.S. government and agency
  securities.....................  $17,628,263    $     --    $  785,736   $16,842,527
State and municipal securities...    4,985,020       7,538       275,004     4,717,554
Mortgage-backed securities.......    6,407,795       2,013       161,743     6,248,065
Equity securities................      728,100          --            --       728,100
                                   -----------    --------    ----------   -----------
                                   $29,749,178    $  9,551    $1,222,483   $28,536,246
                                   ===========    ========    ==========   ===========
DECEMBER 31, 1998
U.S. government and agency
  securities.....................  $13,581,536    $ 72,564    $   11,942   $13,642,158
State and municipal securities...    5,677,978      98,856         1,020     5,775,814
Mortgage-backed securities.......    1,912,831       9,559        14,081     1,908,309
Equity securities................      614,000          --            --       614,000
                                   -----------    --------    ----------   -----------
                                   $21,786,345    $180,979    $   27,043   $21,940,281
                                   ===========    ========    ==========   ===========
SECURITIES HELD-TO-MATURITY
DECEMBER 31, 1999
State and municipal securities...  $ 5,799,963    $ 18,999    $  196,665   $ 5,622,297
                                   ===========    ========    ==========   ===========
DECEMBER 31, 1998
State and municipal securities...  $ 6,218,354    $242,199    $    3,031   $ 6,457,522
                                   ===========    ========    ==========   ===========

     At December 31, 1999, the Company's available-for-sale securities reflected net unrealized losses of $1,212,932 which resulted in a decrease in stockholders' equity of $787,396, net of deferred tax benefit. At December 31, 1998, the Company's available-for-sale securities reflected net unrealized gains of $153,936, which resulted in an increase in stockholders' equity of $100,315, net of deferred tax liability.

     The contractual maturities of securities available-for-sale at December 31, 1999, are shown as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                                               AMORTIZED      ESTIMATED
                                                 COST        FAIR VALUE
                                              -----------    -----------
AS OF DECEMBER 31, 1999:
Securities Available-for-Sale:
  Due in one year or less...................  $    99,940    $   100,144
  Due after one year through five years.....    3,753,689      3,679,674
  Due after five years through ten years....   16,912,662     16,128,547
  Due after ten years.......................    8,254,787      7,899,781
  Equity securities.........................      728,100        728,100
                                              -----------    -----------
                                              $29,749,178    $28,536,246
                                              ===========    ===========
Securities Held-to-Maturity:
  Due in one year or less...................  $        --    $        --
  Due after one year through five years.....      904,477        908,074
  Due after five through ten years..........    1,422,103      1,391,034
  Due after ten years.......................    3,473,383      3,323,189
                                              -----------    -----------
                                              $ 5,799,963    $ 5,622,297
                                              ===========    ===========

     Mortgage-backed securities have been included in the maturity tables based upon guaranteed payoff date of each security.

     Gross realized gains and losses on the sale of securities available-for-sale for each of the three years in the period ended December 31, 1999, were as follows:

                                             1999       1998       1997
                                            -------    -------    ------
Gross realized gains......................  $11,829    $15,956    $5,757
Gross realized losses.....................    2,399          6     5,835

     Other securities include a restricted investment in Federal Home Loan Bank stock, which must be maintained to secure the available lines of credit. The amount of investment in this stock amounted to $728,100 and $554,000 at December 31, 1999 and 1998, respectively.

     The carrying value of investment securities pledged to secure public funds on deposit, securities sold under agreements to repurchase, and for other purposes as required by law amounted to approximately $19,114,000 and $12,552,000 at December 31, 1999 and 1998.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTE 5 -- LOANS

     The Company grants loans to customers primarily in the North Georgia area. The major classifications of loans as of December 31 were as follows:

                                                1999            1998
                                            ------------    ------------
Commercial, financial and agricultural....  $ 35,374,820    $ 26,883,464
Real estate -- construction...............    13,941,428       8,542,640
Real estate -- mortgage...................   103,413,224      78,965,161
Consumer..................................    15,025,954      13,742,818
Other loans...............................     1,350,446       1,697,012
                                            ------------    ------------
                                             169,105,872     129,831,095
Allowance for loan losses.................    (1,849,290)     (1,686,395)
                                            ------------    ------------
Net loans.................................  $167,256,582    $128,144,700
                                            ============    ============

     Total loans which the Company considered to be impaired at December 31, 1999 and 1998, were $344,000 and $4,000, respectively. All of these loans were on nonaccrual status and had related allowances of $51,600 and $1,000, respectively. Impaired loans consisted primarily of commercial loans as of December 31, 1999, and unsecured consumer loans as of December 31, 1998. The average recorded investment in impaired loans for the years ended December 31, 1999 and 1998 was approximately $174,000 and $10,000, respectively. No material amount of interest income was recognized on impaired loans for the years ended December 31, 1999 and 1998. For the years ended December 31, 1999 and 1998, the difference between gross interest income that would have been recorded in such period if the nonaccruing loans had been current in accordance with their original terms and the amount of interest income on those loans that was included in such period's net income was negligible.

     The Company has no commitments to loan additional funds to the borrowers of nonaccrual loans.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTE 6 -- ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses for each of the three years ended December 31 were as follows:

                                               1999          1998         1997
                                            ----------    ----------    ---------
Balance at beginning of year..............  $1,686,395    $  929,590    $ 655,296
Charge-offs...............................    (760,827)     (136,222)    (228,087)
Recoveries................................      43,722        34,947       22,381
                                            ----------    ----------    ---------
  Net charge-offs.........................    (717,105)     (101,275)    (205,706)
Addition due to acquisition...............          --       558,080           --
Provision for loan losses.................     880,000       300,000      480,000
                                            ----------    ----------    ---------
Balance at end of year....................  $1,849,290    $1,686,395    $ 929,590
                                            ==========    ==========    =========

NOTE 7 -- PREMISES AND EQUIPMENT

     Premises and equipment were as follows:

                                                   1999          1998
                                                ----------    ----------
Land..........................................  $  770,932    $  851,546
Buildings and improvements....................   2,539,187     2,396,161
Furniture and equipment.......................   1,933,862     1,766,961
                                                ----------    ----------
                                                 5,243,981     5,014,668
Less allowance for depreciation...............   1,366,562     1,074,636
                                                ----------    ----------
                                                $3,877,419    $3,940,032
                                                ==========    ==========

     The provisions for depreciation charged to occupancy and furniture and equipment expense for the years ended December 31, 1999, 1998 and 1997, were $312,865, $177,407 and $137,432, respectively.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTE 8 -- DEPOSITS

     The major classifications of deposits as of December 31, 1999 and 1998 were as follows:

                                                1999            1998
                                            ------------    ------------
Noninterest-bearing demand................  $ 10,363,135    $  9,287,933
Interest-bearing demand...................    42,364,520      48,039,917
Savings...................................    29,006,307      29,008,638
Time......................................    66,715,014      51,576,805
Certificates of deposit of $100,000 or
  more....................................    38,280,680      25,948,185
                                            ------------    ------------
                                            $186,729,656    $163,861,478
                                            ============    ============

     The aggregate amounts of time deposits of $100,000 or more, including certificates of deposit of $100,000 or more at December 31, 1999 and 1998 were $38,280,680 and $25,948,185, respectively.

     The maturities of time certificates of deposit and other time deposits issued by the Company at December 31, 1999, are as follows:

                                                       TIME
                                                   CERTIFICATES
                                                    OF DEPOSIT
                                                   ------------
Years ending December 31,
  2000...........................................  $ 83,974,333
  2001...........................................    16,555,363
  2002...........................................     2,824,080
  2003...........................................     1,578,614
  2004...........................................        63,304
                                                   ------------
                                                   $104,995,694
                                                   ============

NOTE 9 -- LONG-TERM DEBT

     At December 31, 1999 and 1998, the Company had notes payable totaling $16,964,286 and $11,007,143, respectively.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

     Long-term debt consists of the following at December 31:

                                                         1999           1998
                                                      -----------    -----------
Notes payable on line of credit at FHLB, with
  varying maturities; from October 2002 through
  October 2008, interest rate varies from 5.27% to
  6.77%, secured by residential mortgages...........  $13,364,286    $ 7,407,143
Note payable to another financial institution,
  interest at prime less  3/4 of a percentage point;
  2 years interest only paid quarterly with
  principal paid in 8 annual installments, secured
  by stock of Gilmer County Bank and Appalachian
  Community Bank....................................    3,600,000      3,600,000
                                                      -----------    -----------
                                                      $16,964,286    $11,007,143
                                                      ===========    ===========

     Maturities of long-term debt following December 31, 1999, are as follows:

Years ending December 31,
  2000............................................  $ 6,000,000
  2001............................................      450,000
  2002............................................    1,050,000
  2003............................................      450,000
  2004............................................    2,064,286
  Thereafter......................................    6,950,000
                                                    -----------
                                                    $16,964,286
                                                    ===========

NOTE 10 -- SHORT-TERM BORROWINGS

     Short-term borrowings consist of federal funds purchased and securities sold under agreements to repurchase. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction.

     Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                   1999          1998
                                                ----------    ----------
Average balance during the year...............  $2,071,713    $4,095,716
Average interest rate during the year.........        3.96%         4.26%
Maximum month-end balance during the year.....  $3,679,074    $4,468,355

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTE 11 -- OTHER OPERATING EXPENSES

     Other operating expenses consist of the following:

                                                1999          1998         1997
                                             ----------    ----------    --------
Professional fees..........................  $  412,218    $  220,515    $194,513
Data processing............................     375,061       136,256      87,095
Advertising................................     308,819       203,021     122,358
Stationery and supplies....................     252,688       166,137     116,537
Director and committee fees................     226,983       125,686     119,322
Postage....................................     131,342        89,354      69,806
Amortization...............................     117,668        20,894       5,832
Insurance..................................      80,860        53,554      55,524
Taxes and licenses.........................      63,715        46,788      25,608
Checking account expense...................      62,932        40,921      32,830
Correspondent bank charges.................      45,368        35,458      34,648
Education..................................      22,642        15,848       9,374
Dues and subscriptions.....................      19,368        15,241       8,179
Other......................................     203,513       128,957      95,651
                                             ----------    ----------    --------
     Total other operating expenses........  $2,323,177    $1,298,630    $977,277
                                             ==========    ==========    ========

NOTE 12 -- INCOME TAXES

     Federal and state income taxes receivable (payable) as of December 31, 1999 and 1998 included in other assets and other liabilities, respectively, were as follows:

                                                      1999       1998
                                                    --------    -------
Current
  Federal.........................................  $189,285    $95,605
  State...........................................    39,114         --

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

     The components of the net deferred income tax asset included in other assets are as follows:

                                                     1999         1998
                                                  ----------    --------
Deferred tax asset:
  Federal.......................................  $  968,552    $448,671
  State.........................................     106,299          --
                                                  ----------    --------
     Total deferred income tax asset............   1,074,851     448,671
                                                  ----------    --------
Deferred tax liability:
  Federal.......................................     (75,991)    (53,622)
  State.........................................      (6,705)         --
                                                  ----------    --------
     Total deferred income tax liability........     (82,696)    (53,622)
                                                  ----------    --------
Net deferred tax asset..........................  $  992,155    $395,049
                                                  ==========    ========

     The tax effects of each type of income and expense item that gave rise to deferred taxes are:

                                                     1999        1998
                                                   --------    --------
Net unrealized gains on securities
  available-for-sale.............................  $425,537    $(53,622)
Depreciation.....................................   (82,696)    (54,514)
Allowance for loan losses........................   534,178     497,302
Deferred compensation............................    91,064          --
Other............................................    24,072       5,883
                                                   --------    --------
                                                   $992,155    $395,049
                                                   ========    ========

     The components of income tax expense for the years 1999, 1998 and 1997 are as follows:

                                          1999        1998        1997
                                        --------    --------    --------
Current
  Federal.............................  $292,595    $597,500    $456,013
  State...............................   (35,946)     37,750          --
Deferred
  Federal.............................   (54,741)    (63,000)    (73,426)
  State...............................   (63,206)         --          --
                                        --------    --------    --------
                                        $138,702    $572,250    $382,587
                                        ========    ========    ========

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

     Tax effects of securities transactions resulted in an increase (decrease) in income taxes for 1999, 1998 and 1997 of $3,206, $5,423 and ($27), respectively.

     The principal reasons for the difference in the effective tax rate and the federal statutory rate are as follows for the years ended December 31, 1999, 1998 and 1997.

                                                           1999     1998    1997
                                                           -----    ----    ----
Statutory federal income tax rate........................   34.0%   34.0%   34.0%
Effect on rate of:
  Tax-exempt securities..................................  (12.8)   (7.2)   (4.1)
  Tax-exempt loans.......................................   (0.9)   (1.1)   (1.0)
  Interest expense disallowance..........................    2.3     1.7     1.0
  State income tax, net of federal tax...................   (6.2)    1.4      --
  Other..................................................   (6.5)    3.3    (2.6)
                                                           -----    ----    ----
Effective income tax rate................................    9.9%   32.1%   27.3%
                                                           =====    ====    ====

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company offers a variety of financial products to its customers to aid them in meeting their requirements for liquidity, credit enhancement, and interest rate protection. Generally accepted accounting principles recognize these transactions as contingent liabilities and, accordingly, they are not reflected in the accompanying financial statements. Commitments to extend credit, credit card arrangements, commercial letters of credit, and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Company's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the statement of financial condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Company. Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of the Company's allowance for loan losses. Management does not anticipate any material losses as a result of these commitments.

     Following is a discussion of these commitments:

     STANDBY LETTERS OF CREDIT: These agreements are used by the Company's customers as a means of improving their credit standings in their dealings with others. Under these agreements, the Company agrees to honor certain financial commitments in the event that its customers are unable to do so. As of December 31, 1999 and 1998, the Company has issued standby letters of credit of approximately $891,000 and $643,000.

     LOAN COMMITMENTS: As of December 31, 1999 and 1998, the Company had commitments outstanding to extend credit totaling approximately $24,260,000 and $16,290,000 respectively. These commitments generally require the customers to maintain

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES certain credit standards. Management does not anticipate any material losses as a result of these commitments.

     LITIGATION: The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims are not material to the financial statements.

     In December 1999, Gilmer County Bank entered into a contract to purchase data processing equipment and license rights for software in the amount of $2,049,635. The expenditures will enable the Company to process in house and offer data processing services to other institutions.

NOTE 14 -- CONCENTRATIONS OF CREDIT

     All of the Company's loans, commitments and standby letters of credit have been granted to customers in the Company's market area. Substantially all such customers are depositors of the Company. The concentrations of credit by type of loan are set forth in Note 5. The commitments to extend credit relate primarily to unused real estate draw lines. Commercial and standby letters of credit were granted primarily to commercial borrowers.

     The Company maintains its cash accounts at various commercial banks in Georgia. The total cash balances are insured by the FDIC up to $100,000. Total uninsured balances held at other commercial banks amounted to $285,727 and $31,000 at December 31, 1999 and 1998, respectively.

NOTE 15 -- STOCK OPTION PLAN

     On June 22, 1999, the Company issued 43,000 options on its shares of common stock to staff members at an exercise price of $12.00 per share. The options vest over a period of five years.

     On June 1, 1997 the Company issued a total of 286,000 options, restated for the 2-for-1 stock split, to purchase its common shares to its directors and executive officers. Each director received 22,000 shares, the Executive Vice President received 44,000 shares and the President received 66,000 shares. Each of the stock option agreements contained an option price of $8.00 per share, the market value of the shares at the time of issuance as adjusted for the stock split. The options vest on an equal incremental basis over a period of five years beginning June 1, 1998.

     The following sets forth certain information regarding stock options for the year ended December 31, 1999.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

FIXED OPTIONS

                                                      DECEMBER 31,
                              ------------------------------------------------------------
                                     1999                 1998                 1997
                              ------------------   ------------------   ------------------
                                        WEIGHTED             WEIGHTED             WEIGHTED
                                        AVERAGE              AVERAGE              AVERAGE
                                        EXERCISE             EXERCISE             EXERCISE
                              SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                              -------   --------   -------   --------   -------   --------
Outstanding at beginning of
  year......................  255,200    $ 8.00    286,000    $8.00          --    $0.00
Granted.....................   43,000     12.00         --     0.00     286,000     8.00
Exercised...................   (4,400)     8.00    (30,800)    8.00          --     0.00
Forfeited...................       --      0.00         --     0.00          --     8.00
                              -------    ------    -------    -----     -------    -----
Outstanding at end of
  year......................  293,800    $ 8.59    255,200    $8.00     286,000    $8.00
                              =======    ======    =======    =====     =======    =====
Exercisable at end of
  year......................   79,200    $ 8.00     26,400    $8.00          --    $0.00
                              =======    ======    =======    =====     =======    =====

                                                    EXPIRATION      OPTIONS
                                         NUMBER        DATE       EXERCISABLE
                                         -------    ----------    -----------
Options with Exercise Price of $8.00...  250,800     06-01-07       79,200
Options with Exercise Price of
  $12.00...............................   43,000     06-22-09           --

     In October 1995, the FASB issued Financial Accounting Standards No. 123, Accounting and Disclosure of Stock-Based Compensation ("SFAS 123"). SFAS 123 is effective for years beginning after December 15, 1995, and allows for the option of continuing to follow Accounting Principles Board Opinion No. 25, Accounting for Stocks Issued to Employees, and the related Interpretations or selecting the minimum value method of expense recognition as described in SFAS 123. The Company has elected to apply APB Opinion No. 25 in accounting for its incentive stock options, accordingly, no compensation cost has been recognized by the Company. The Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below had compensation cost for the Company's stock option plan been determined based on the fair value method at the grant date for options under the plan.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                                      1999          1998          1997
                                   ----------    ----------    ----------
Net Income
  As reported....................  $1,265,774    $1,208,231    $1,017,766
  Pro forma......................   1,195,378     1,125,073       870,834
Basic Earnings Per Share
  As reported....................  $     0.95    $     1.04    $     0.88
  Pro forma......................        0.90          0.96          0.75
Diluted Earnings Per Share
  As reported....................  $     0.89    $     0.99    $     0.88
  Pro forma......................        0.84          0.92          0.75

     These options are assumed to be exercised in the calculation of diluted average common shares outstanding, causing the equivalent number of shares outstanding on a diluted basis to be greater than that used to calculate basic earnings per share for 1999, 54,551 greater than that used to calculate basic earnings per share for 1998 and 7,216 greater than that used to calculate basic earnings per share for 1997. The dilutive effects on earnings per share for the years ended December 31, 1999, 1998 and 1997 were $.06, $.05 and $.00, respectively.

     The Company's options outstanding have a weighted average contractual life of nine years. The weighted average fair value of options granted was $1.89 in 1997. The fair value of each grant is estimated using a fair value method with the following assumptions used for grants in 1997: expected option life of 10 years; no expected volatility; expected dividend yield of 2.05%; and a risk free interest rate of 7.00%.

     The effects of applying FAS 123 for providing proforma disclosures are not likely to be representative of the effects on reported earnings for future years, nor are the dividend estimates representative of commitments on the part of the Company's Board.

NOTE 16 -- SHAREHOLDERS' EQUITY

     The board of directors of any state-chartered bank in Georgia may declare and pay cash dividends on its outstanding capital stock without any request for approval of the Company's regulatory agency if the following conditions are met:

     1. Total classified assets at the most recent examination of the Company do not exceed 80% of equity capital.

     2. The aggregate amount of dividends declared in the calendar year does not exceed 50% of the prior year's net income.

     3. The ratio of equity capital to adjusted assets shall not be less than 6%.

     As of December 31, 1999, the Banks could declare dividends of approximately $790,000 without regulatory consent, subject to the Banks' compliance with regulatory

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES capital restrictions. It is anticipated that any such dividends will be used for the payment of long-term debt service.

     In May 1998, the Company issued a 2-for-1 stock split. All per share amounts included in these financial statements have been retroactively adjusted to give effect to this split.

     In 1999, the Company sold 17,534 shares of stock to its ESOP plan for $350,680. Of this amount, $87,670 was allocated to common stock and $263,010 to capital surplus. The Company also recorded an increase of $157,094 in capital surplus related to the issuance of compensatory options. This capital increase was reflected as compensation in the consolidated statement of income for the current year. In addition, 4,400 options were exercised for an amount equaling $55,243, including tax benefit of $20,043, allocated among common stock, $22,000 and capital surplus, $33,243.

     In 1998, the Company sold 19,314 shares of stock to its ESOP plan for $310,628. Of this amount $96,570 was allocated to common stock and $214,058 to capital surplus. The Company also purchased 14,000 shares of common stock for $154,000, which is reflected as treasury stock, at cost, in shareholder's equity. During 1998, the Company sold 132,500 shares of stock in a private placement sale for $2,650,000, of which $662,500 was allocated to common stock and $1,987,500 to capital surplus. In addition, 30,800 options were exercised for an amount equaling $394,240, including tax benefit of $147,840, allocated among common stock, $154,000 and capital surplus, $240,240.

     The Company is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. The Company's ratios as of December 31, 1999 and 1998 are disclosed in note 17 following.

NOTE 17 -- REGULATORY MATTERS

     The Company and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company and its subsidiary banks and the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework from prompt corrective action, the Company and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Banks meet all capital adequacy requirements to which they are subject.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

     As of December 31, 1999, the most recent notification from the appropriate regulatory agencies categorized Appalachian Community Bank, a subsidiary bank, as well capitalized and Gilmer County Bank, the other subsidiary bank, as adequately capitalized under the regulatory framework for prompt corrective action. To remain well capitalized the Company and its subsidiary banks will have to maintain minimum Total Capital, Tier I Capital, and Tier I Leverage ratios as set forth in the table below. There are no conditions or events since that notification or events since the most recent notification that management believes have changed the Banks' prompt corrective action category.

     The Company's and Banks actual capital amounts and ratios are also presented in the table.

                                                                        TO BE WELL
                                                                       CAPITALIZED
                                                                       UNDER PROMPT
                                                 FOR CAPITAL        CORRECTIVE ACTION
                               ACTUAL         ADEQUACY PURPOSES         PROVISIONS
                          ----------------    ------------------    ------------------
                          AMOUNT     RATIO     AMOUNT     RATIO      AMOUNT     RATIO
                          -------    -----    --------    ------    --------    ------
                                                 (IN THOUSANDS)
AS OF DECEMBER 31, 1999:
Total Capital
  Consolidated..........  $12,830     7.41%   $13,857      8.00%    $17,321     10.00%
  Gilmer County Bank....   11,623     9.29     10,009      8.00      12,512     10.00
  Appalachian Community
     Bank...............    4,430     9.21      3,848      8.00       4,810     10.00
Tier 1 Capital
  Consolidated..........   10,981     6.34      6,929      4.00      10,393      6.00
  Gilmer County Bank....   10,295     8.23      5,005      4.00       7,507      6.00
  Appalachian Community
     Bank...............    3,909     8.13      1,924      4.00       2,886      6.00
Tier 1 Leverage
  Consolidated..........   10,981     5.22      8,422      4.00      10,528      5.00
  Gilmer County Bank....   10,295     6.74      6,114      4.00       7,642      5.00
  Appalachian Community
     Bank...............    3,909     6.77      2,308      4.00       2,886      5.00

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                                                                        TO BE WELL
                                                                       CAPITALIZED
                                                                       UNDER PROMPT
                                                 FOR CAPITAL        CORRECTIVE ACTION
                               ACTUAL         ADEQUACY PURPOSES         PROVISIONS
                          ----------------    ------------------    ------------------
                          AMOUNT     RATIO     AMOUNT     RATIO      AMOUNT     RATIO
                          -------    -----    --------    ------    --------    ------
                                                 (IN THOUSANDS)
AS OF DECEMBER 31, 1998:
Total Capital
  Consolidated..........  $10,721     7.88%   $10,890      8.00%    $13,612     10.00%
  Gilmer County Bank....   10,248     9.92      8,266      8.00      10,332     10.00
  Appalachian Community
     Bank...............    4,147    12.70      2,612      8.00       3,265     10.00
Tier 1 Capital
  Consolidated..........    9,035     6.64      5,445      4.00       8,167      6.00
  Gilmer County Bank....    9,120     8.83      4,133      4.00       6,199      6.00
  Appalachian Community
     Bank...............    3,737    11.44      1,306      4.00       1,959      6.00
Tier 1 Leverage
  Consolidated..........    9,035     4.99      7,242      4.00       9,053      5.00
  Gilmer County Bank....    9,120     6.70      5,445      4.00       6,806      5.00
  Appalachian Community
     Bank...............    3,737     8.32      1,798      4.00       2,247      5.00

NOTE 18 -- EMPLOYEE BENEFIT PLAN

     The Company adopted a defined contribution plan covering substantially all employees; the plan is qualified under Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code. The Company's contribution to the plan is determined by the board of directors. In 1996, the plan was amended to allow employer and employee contributions to be made in the form of cash or Company stock. The Company made discretionary cash contributions to the plan of approximately $170,000 in 1999, $145,000 in 1998, and $102,000 in 1997.

NOTE 19 -- LEASES

     The Company has a number of operating lease agreements, involving land, buildings, and equipment. These leases are noncancellable and expire on various dates through the year 2028. The leases provide for renewal options and generally require the Company to pay maintenance, insurance, and property taxes. For the years ended December 31, 1999 and 1998, rental expense for operating leases was approximately $32,919 and $3,000, respectively. Rental expense for operating leases for the year ended December 31, 1997 was negligible.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

Years Ending December 31,
  2000.............................................  $   32,944
  2001.............................................      32,025
  2002.............................................      32,530
  2003.............................................      33,154
  2004.............................................      33,781
  Thereafter.......................................     937,700
                                                     ----------
  Total minimum lease payments.....................  $1,102,134
                                                     ==========

NOTE 20 -- RELATED PARTY TRANSACTIONS

     LOANS: Certain directors, executive officers and principal shareholders, including their immediate families and associates were loan customers of the Company during 1999 and 1998. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral and do not represent more than a normal risk of collection. A summary of activity and amounts outstanding are as follows:

                                                   1999          1998
                                                ----------    ----------
Balance at Beginning of Year..................  $5,463,030    $4,133,302
New loans.....................................   2,675,721     2,757,808
Repayments....................................    (390,196)   (2,122,202)
Adjustments/changes in structure..............          --       694,122
                                                ----------    ----------
Balance at End of Year........................  $7,748,555    $5,463,030
                                                ==========    ==========

     DEPOSITS: Deposits held from related parties were $2,161,315 and $1,208,198 at December 31, 1999 and 1998, respectively.

     OTHER: The Company utilized the services of an accounting firm, of which a director is a partner, for internal review and various other accounting and tax services. Amounts paid were at rates comparable to that which could have been obtained from unrelated parties.

NOTE 21 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH AND SHORT-TERM INVESTMENTS: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     SECURITIES: For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     LOANS: For certain homogeneous categories of loans, such as some residential mortgages, credit card receivables, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     ACCRUED INTEREST RECEIVABLE: The carrying amount of accrued interest receivable approximates its fair value.

     DEPOSITS: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposit of similar remaining maturities.

     ACCRUED INTEREST PAYABLE: The carrying amount of accrued interest payable approximates its fair value.

     SHORT-TERM BORROWINGS: The fair value of short-term borrowings, including securities sold under agreements to repurchase, is estimated to be approximately the same as the carrying amount.

     LONG-TERM DEBT: Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

     COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND FINANCIAL GUARANTEES WRITTEN: The fair value of commitments and letters of credit is estimated to be approximately the same as the notional amount of the related commitment.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

     The estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                            1999                    1998
                                    --------------------    --------------------
                                    CARRYING      FAIR      CARRYING      FAIR
                                     AMOUNT      VALUE       AMOUNT      VALUE
                                    --------    --------    --------    --------
                                       (IN THOUSANDS)          (IN THOUSANDS)
FINANCIAL ASSETS
Cash and short-term investments...  $  9,799    $  9,799    $ 24,281    $ 24,281
Securities........................    34,336      34,159      28,159      28,398
Loans.............................   169,106     168,942     129,831     129,685
Accrued interest receivable.......     1,742       1,742       1,320       1,320
                                    --------    --------    --------    --------
     Total financial assets.......  $214,983    $214,642    $183,591    $183,684
                                    ========    ========    ========    ========
FINANCIAL LIABILITIES
Deposits..........................  $186,730    $187,383    $163,861    $164,921
Short-term borrowings.............     6,134       6,134       2,478       2,478
Accrued interest payable..........       816         816         666         666
Long-term debt....................    16,964      16,810      11,007      11,192
                                    --------    --------    --------    --------
     Total financial
       liabilities................  $210,644    $211,143    $178,012    $179,257
                                    ========    ========    ========    ========
UNRECOGNIZED FINANCIAL INSTRUMENTS
Commitments to extend credit......  $ 24,260    $ 24,260    $ 16,290    $ 16,290
Standby letters of credit.........       891         891         643         643
                                    --------    --------    --------    --------
     Total unrecognized financial
       instruments................  $ 25,151    $ 25,151    $ 16,933    $ 16,933
                                    ========    ========    ========    ========

NOTE 22 -- YEAR 2000 ISSUES

     The Year 2000 issue is the result of shortcomings in many electronic data processing systems and other electronic equipment that could have adversely affected the Company's operations as early as fiscal year 1999.

     The Company has completed an inventory of computer systems and other electronic equipment that may be affected by the Year 2000 issue and that are necessary to conducting the Company's operations. Based on this inventory, the Company has upgraded or replaced various software and hardware items. Testing and validation of the system for the Year 2000 compliance has been performed.

     The Company's management does not believe the effects of year 2000 will have any material impact on the Company's consolidated financial position or results of operations.

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTE 23 -- CONDENSED PARENT INFORMATION

STATEMENTS OF FINANCIAL CONDITION

                                                             DECEMBER 31,
                                                      --------------------------
                                                         1999           1998
                                                      -----------    -----------
ASSETS
Cash and due from banks.............................  $    79,386    $    28,222
Investment in Subsidiaries (equity method)
  eliminated upon consolidation.....................   15,643,380     15,301,472
Other assets........................................      298,008             --
                                                      -----------    -----------
     Total assets...................................  $16,020,774    $15,329,694
                                                      ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Note payable........................................  $ 3,600,000    $ 3,600,000
Other liabilities...................................           --        250,000
                                                      -----------    -----------
     Total Liabilities..............................    3,600,000      3,850,000
     Total Shareholders' Equity.....................   12,420,774     11,479,694
                                                      -----------    -----------
     Total Liabilities and Shareholders' Equity.....  $16,020,774    $15,329,694
                                                      ===========    ===========

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

STATEMENTS OF INCOME

                                                  YEARS ENDED DECEMBER 31,
                                           --------------------------------------
                                              1999          1998          1997
                                           ----------    ----------    ----------
INCOME
Dividends from subsidiaries -- eliminated
  upon consolidation.....................  $  350,000    $  500,000    $       --
EXPENSES
Interest.................................     264,475        93,406        78,517
Other expenses...........................     338,315       135,701        15,525
                                           ----------    ----------    ----------
                                              602,790       229,107        94,042
                                           ----------    ----------    ----------
Income before income taxes and equity in
  undistributed earnings of
  subsidiaries...........................    (252,790)      270,893       (94,042)
Income tax benefits......................     288,943        42,101        30,913
                                           ----------    ----------    ----------
Income before equity in undistributed
  earnings of subsidiaries...............      36,153       312,994       (63,129)
Equity in undistributed earnings of
  subsidiaries...........................   1,229,621       895,237     1,080,895
                                           ----------    ----------    ----------
  Net Income.............................  $1,265,774    $1,208,231    $1,017,766
                                           ==========    ==========    ==========

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOW

                                                YEARS ENDED DECEMBER 31,
                                        -----------------------------------------
                                           1999           1998           1997
                                        -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income............................  $ 1,265,774    $ 1,208,231    $ 1,017,766
Adjustments to reconcile net income to
  net cash provided by operating
  activities
  Equity in undistributed income of
     subsidiaries.....................   (1,229,621)      (895,237)    (1,080,895)
  Provision for amortization..........           --         20,894          5,832
  Deferred tax benefit................      (76,618)            --             --
  Other...............................     (451,346)       249,979         (4,667)
                                        -----------    -----------    -----------
     Net cash provided by (used in)
       operating activities...........     (491,811)       583,867        (61,964)
                                        -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of bank...................           --     (6,100,000)            --
Capital injection in subsidiaries.....           --             --       (610,000)
                                        -----------    -----------    -----------
     Net cash used in investing
       activities.....................           --     (6,100,000)      (610,000)
                                        -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term
  debt................................           --      3,600,000        620,000
Repayment of long-term debt...........           --     (1,320,000)            --
Proceeds from issuance of common
  stock...............................      385,880      3,354,868        388,607
Issuance of stock options.............      157,094             --             --
Purchases of treasury stock...........           --       (154,000)      (274,000)
                                        -----------    -----------    -----------
     Net cash provided by financing
       activities.....................      542,974      5,480,868        734,607
                                        -----------    -----------    -----------
Net increase in cash and cash
  equivalents.........................       51,163        (35,265)        62,643
Cash and cash equivalents at beginning
  of year.............................       28,222         63,487            844
                                        -----------    -----------    -----------
Cash and cash equivalents at end of
  year................................  $    79,385    $    28,222    $    63,487
                                        ===========    ===========    ===========
Cash paid during the year for:
  Interest............................  $   264,475    $    93,406    $    83,184

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTE 24 -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Selected quarterly results of operations for the four quarters ended December 31 are as follows:

                                             FIRST     SECOND      THIRD     FOURTH
                                            QUARTER    QUARTER    QUARTER    QUARTER
                                            -------    -------    -------    -------
                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
1999:
Total interest income.....................  $3,698     $3,975     $4,163     $4,303
Total interest expense....................   2,109      2,200      2,346      2,484
Provision for loan losses.................     150        205        285         24
Net interest income after provision for
  loan losses.............................   1,439      1,570      1,532      1,579
Securities gains (losses).................      --         10         (2)         1
Total noninterest income..................     226        186        231        193
Total noninterest expense.................   1,251      1,355      1,330      1,625
Income tax expense........................     140        181         83       (265)
Net income................................     274        230        348        413
Per Common Share:
  Basic earnings..........................    0.20       0.17       0.26       0.32
  Diluted earnings........................    0.19       0.16       0.24       0.30
1998:
Total interest income.....................  $2,514     $2,677     $2,761     $3,318
Total interest expense....................   1,464      1,581      1,620      1,832
Provision for loan losses.................     110         70         60         60
Net interest income after provision for
  loan losses.............................     940      1,026      1,081      1,426
Securities gains (losses).................      --         14          1         --
Total noninterest income..................     109        125        128        152
Total noninterest expense.................     660        742        783      1,036
Income tax expense........................     150        130        120        172
Net income................................     239        293        307        370
Per Common Share:
  Basic earnings..........................    0.21       0.25       0.27       0.31
  Diluted earnings........................    0.20       0.24       0.25       0.30

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                             SUBSCRIPTION AGREEMENT

To the Board of Directors of
APPALACHIAN BANCSHARES, INC.
829 Industrial Boulevard
Ellijay, Georgia 30540

Gentlemen:

     I hereby subscribe to purchase the number of shares of Appalachian Bancshares' common stock indicated below. Accompanying this Agreement is a check in the amount of $15.00 multiplied by the number of shares I wish to buy. My check is made payable to "Crescent Bank and Trust Company Escrow Account for Appalachian Bancshares."

     WHEN APPALACHIAN BANCSHARES ACCEPTS THIS SUBSCRIPTION AGREEMENT, THIS SUBSCRIPTION WILL BECOME FINAL AND BINDING AND WILL BE IRREVOCABLE UNTIL THE OFFERING IS CLOSED.

Number of Shares (Minimum 100 shares):

Total Subscription Price (at $15.00 per share): $

                                              Name:
                                              ----------------------------------
                                                   (Please print or type exact
                                                    name(s) in which the shares
                                                       should be registered)

Accepted as of                     , 2000, as to      shares

APPALACHIAN BANCSHARES, INC.

By:
----------------------------------
    Name:
    Title:

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

                                 SUBSTITUTE W-9

     Under the penalties of perjury, I certify that: (1) the Social Security number or Taxpayer Identification number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

-----------------------------------------------------  -----------------------------------------------------
Date                                                   Signature(s)*

-----------------------------------------------------  -----------------------------------------------------
Area Code and Telephone No.                            Please indicate the form of ownership desired for the
                                                       shares (individual, joint tenants with right of
                                                       survivorship, tenants in common, trust, corporation,
                                                       partnership, custodian, etc.)

-----------------------------------------------------
Social Security Number or Federal Taxpayer
Identification Number

                 APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

------------------------------------------------------
------------------------------------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    1
Cautionary Notice Regarding Forward-
  Looking Statements................    4
Risk Factors........................    5
The Offering........................    9
Use of Proceeds.....................   11
Market for Our Common Equity and
  Related Shareholder Matters.......   11
Capitalization......................   13
Selected Consolidated Financial Data
  and Statistical Information.......   14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   26
Our Business........................   41
Supervision and Regulation..........   46
Management..........................   56
Compensation of Executive
  Officers..........................   57
Certain Transactions................   60
Security Ownership of Certain
  Beneficial Owners Management......   61
Description of Capital Stock........   62
Legal Matters.......................   63
Experts.............................   63
Where You Can Find Additional
  Information.......................   63
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities.......................   64
Index to Financial Statements.......  F-1

     YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE OUR OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE COVER BUT THE INFORMATION MAY CHANGE IN THE FUTURE.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                         (APPALACHIAN BANCSHARES LOGO)
                        Purchase Price $15.00 Per Share

                                  APPALACHIAN
                                BANCSHARES, INC.

                                  Common Stock
                            -----------------------

                                   PROSPECTUS
                            ------------------------
                                  May 12, 2000

------------------------------------------------------
------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

         Item 24. Indemnification of Directors and Officers.

         In accordance with the Georgia Business Corporation Code of the State of Georgia, Article VI of Appalachian Bancshares, Inc. (the "Corporation") Articles of Incorporation provide as follows:

                                   Article VI

         To the fullest extent permitted by the Georgia Business Corporation Code as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that this provision shall not eliminate or limit the liability of a director:

         (A) For any appropriation, in violation of his duties, of any business opportunity of the Corporation;

         (B) For acts or omissions which involve intentional misconduct or a knowing violation of law;

         (C) For the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

         (D) For any transaction from which the director received an improper personal benefit.

         Any repeal, amendment, or modification of this Article VI by the shareholders of the Corporation shall not adversely affect any right, benefit, or protection of a director of the Corporation existing at the time of such repeal, amendment, or modification.

         Article Nine of the Corporation's Bylaws provides as follows:

                                   Article IX

                     Indemnification and Interested Parties

          9.1 Indemnification. Any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the Corporation for any reasonable expense actually incurred in connection with any threatened, pending or completed action, suit or proceeding (including settlements thereof and appeals therefrom), whether civil, criminal, administrative or investigative, to which he shall be made a party or prospective party by reason of the fact that he is or was a director, trustee, officer, employee, or agent of the Corporation, or that he is or was serving, at the request of the Corporation, as a director, trustee, officer, employee, or agent of another firm, corporation, trust or other organization or enterprise. Provided, however, that
(a) such person shall be entitled to indemnification only upon a resolution of the Board of Directors then holding office, excluding the votes of any directors who are parties to the same or substantially the same action, suit, or proceeding, finding that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, in addition, with respect to any criminal action, suit or proceeding, that such person did not have reasonable cause to believe that his conduct was unlawful; (b) no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the Corporation, or to such other firm, corporation, trust, organization or enterprise; and (c) no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been the subject of a compromise settlement, except with the approval of
(i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of capital stock of the Corporation, or (iii) a majority of the members of the Board of

Directors then holding office, excluding the votes of any directors who are parties to the same or substantially the same action, suit or proceeding.

         9.2 Payment of Expenses in Advance. Expenses incurred in defending any action, suit, or proceeding referred to above may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as provided above.

          9.3 Insurance. The Corporation, upon the affirmative vote of a majority of its Board of Directors, may purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving, at the request of the Corporation, as a director, trustee, officer, employee or agent of another firm, corporation, trust or other organization or enterprise, against liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the foregoing provisions of these By-Laws.

         9.4 Rights Not Exclusive. The foregoing rights of indemnification or reimbursement shall not be exclusive of other rights to which the persons referred to above, or their heirs, executors, or administrators, may be entitled as a matter of law, and the Corporation may indemnify such persons to the extent permitted by the Georgia Business Corporation Code, as such laws may be amended from time to time, and any other applicable laws.

   Item 25. Other Expenses of Issuance and Distribution.

         SEC registration fee ........................................ $  3,036
         Legal fees ..................................................  125,000
         Accounting fees and expenses ................................   50,000*
         Printing expenses ...........................................   35,000*
         Blue Sky expenses ...........................................   10,000*
         Miscellaneous expenses ......................................   19,064
                                                                       ---------
            Total .................................................... $225,000*

---------------
*Estimated.

   Item 26.       Recent Sales of Unregistered Securities.

   On November 30, 1998, the Corporation sold 132,500 shares of common stock for an aggregate price of $2,650,000 in a private placement made in reliance on
Section 4(2) of the Securities Act of 1933. No underwriting discounts or commissions were paid in connection with such offering.

   Item 27.       Exhibits.

   The exhibits filed as part of this registration statement are as follows:

Exhibit Number       Description of Exhibit
--------------       ----------------------
2.1                  Purchase Sale and Assumption Agreement, dated July 10,
                     1998, by and between Century South Banks, Inc. and the
                     Company (1)
3.1                  Articles of Incorporation of the Company (2)
3.2                  Bylaws of the Company (2)
3.3                  Amendment to Articles of Incorporation of the Company

4.1                  Registration Rights Agreement, dated November 30, 1998, by and among the Company and Community Financial Services, Inc.
                     (3)
4.2                  Registration Rights Agreement, dated November 30, 1998, by and among the Company and Ellijay Telephone Company, Inc. (3)
4.3                  Registration Rights Agreement, dated November 30, 1998, by and among the Company and JBC Bancshares, Inc. (3)
5.1                  Opinion of Paul, Hastings, Janofsky & Walker LLP
10.1                 1997 Directors' Non-Qualified Stock Option Plan ** (4)
10.2                 1997 Employee Incentive Stock Incentive Plan ** (4)
10.3                 Adoption Agreement for the Appalachian Bancshares, Inc.
                     Section 401(k) Profit Sharing Plan. (5)
10.4                 Georgia Bankers Association Master 401(k) Profit Sharing
                     Plan (5)
10.5                 First Amendment to the Georgia Bankers Association Master
                     Section 401(k) Profit Sharing Plan (5)
10.6                 Form of Deferred Fee Agreement between Gilmer County Bank
                     and certain directors and executive officers, with addendum
                     (6)
10.7                 Loan and Stock Pledge Agreement, dated as of April 3, 2000 between the Company and Crescent Bank and Trust Company (7)
10.8                 Promissory Note, dated April 3, 2000, issued by the Company to Crescent Bank and Trust Company (7)
11                   Statement re: Computation of Per Share Earnings(3)
21                   Subsidiaries of the Registrant(3)
23.1                 Consent of Independent Auditors
23.2                 Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)

  ** The referenced exhibit is a compensatory contract, plan or arrangement.

(1) Incorporated by reference to the Company's Current Report on Form 8-K filed November 30, 1998.
(2) Incorporated by reference to the Company's Registration Statement on Form 8-A filed September 16, 1996.
(3)      Incorporated by reference to the Company's Annual Report on Form
         10-KSB filed March 31, 1999.
(4)      Incorporated by reference to the Company's Annual Report on Form
         10-KSB filed March 26, 1997.
(5) Incorporated by reference to the Company's Registration Statement on Form S-8 filed May 14, 1997.
(6) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed August 14, 1997.
(7) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed April 14, 1999.

         Item 28. Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Corporation, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Corporation will:

(1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Corporation under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this post-effective Amendment No. 1 to its registration statement on Form SB-2 and authorized this post-effective Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned on May 17, 2000.

                                 APPALACHIAN BANCSHARES, INC.

                                 By: /s/ Tracy R. Newton
                                    --------------------------------------------
                                    Tracy R. Newton
                                    President and Chief Executive Officer
                                    Duly Authorized Representative

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the date indicated.

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tracy R. Newton and Kent W. Sanford, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

/s/ Tracy R. Newton                                   Date: May 17, 2000
-----------------------------------------------
Tracy R. Newton, President, Chief Executive
Officer and Director (Principal
Executive Officer)

                    *                                 Date: May 17, 2000
-----------------------------------------------
Kent W. Sanford, Executive Vice President,
Chief Operating Officer and Director

                    *                                 Date: May 17, 2000
-----------------------------------------------
Alan R. May, Chief Financial Officer (Principal
Financial Officer)

                    *                                 Date: May 17, 2000
-----------------------------------------------
P. Joe Sisson, Director

                    *                                 Date: May 17, 2000
-----------------------------------------------
Joseph C. Hensley, Director

                    *                                 Date: May 17, 2000
-----------------------------------------------
Alan S. Dover, Director

                    *                                 Date: May 17, 2000
-----------------------------------------------
Charles A. Edmondson, Director

                    *                                 Date: May 17, 2000
-----------------------------------------------
Roger E. Futch, Director

                    *                                      Date: May 17, 2000
-----------------------------------------------
J. Ronald Knight, Director

                    *                                      Date: May 17, 2000
-----------------------------------------------
Kenneth D. Warren, Director

                    *                                      Date: May 17, 2000
-----------------------------------------------
Frank E. Jones, Director

By: /s/ Tracy R. Newton                                    Date: May 17, 2000
    -------------------
    Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit Number       Description of Exhibit
--------------       ----------------------
2.1                  Purchase Sale and Assumption Agreement, dated July 10,
                     1998, by and between Century South Banks, Inc. and the
                     Company (1)
3.1                  Articles of Incorporation of the Company (2)
3.2                  Bylaws of the Company (2)
3.3                  Amendment to Articles of Incorporation of the Company
4.1                  Registration Rights Agreement, dated November 30, 1998, by and among the Company and Community Financial Services,
                     Inc. (3)
4.2                  Registration Rights Agreement, dated November 30, 1998, by and among the Company and Ellijay Telephone Company, Inc.
                     (3)
4.3                  Registration Rights Agreement, dated November 30, 1998, by and among the Company and JBC Bancshares, Inc. (3)
5.1                  Opinion of Paul, Hastings, Janofsky & Walker LLP
10.1                 1997 Directors' Non-Qualified Stock Option Plan ** (4)
10.2                 1997 Employee Incentive Stock Incentive Plan ** (4)
10.3                 Adoption Agreement for the Appalachian Bancshares, Inc.
                     Section 401(k) Profit Sharing Plan.(5)
10.4                 Georgia Bankers Association Master 401(k) Profit Sharing
                     Plan (5)
10.5                 First Amendment to the Georgia Bankers Association Master
                     Section 401(k) Profit Sharing Plan (5)
10.6                 Form of Deferred Fee Agreement between Gilmer County Bank
                     and certain directors and executive officers, with addendum
                     (6)
10.7                 Loan and Stock Pledge Agreement, dated as of April 3, 2000 between the Company and Crescent Bank and Trust Company (7)
10.8                 Promissory Note, dated April 3, 2000, issued by the Company to Crescent Bank and Trust Company (7)
11                   Statement re: Computation of Per Share Earnings(3)
21                   Subsidiaries of the Registrant(3)
23.1                 Consent of Independent Auditors
23.2                 Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)
27                   Financial Data Schedule(3)

  ** The referenced exhibit is a compensatory contract, plan or arrangement.

(1) Incorporated by reference to the Company's Current Report on Form 8-K filed November 30, 1998.
(2) Incorporated by reference to the Company's Registration Statement on Form 8-A filed September 16, 1996.
(3) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed March 31, 1999.
(4) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed March 26, 1997.
(5) Incorporated by reference to the Company's Registration Statement on Form S-8 filed May 14, 1997.
(6) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed August 14, 1997.
(7) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed April 14, 1999.